UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Automatic Data Processing, Inc.
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AUTOMATIC DATA PROCESSING, INC.
One ADP Boulevard
Roseland, New Jersey 07068

Notice of 2021 Annual Meeting of Stockholders
_________________________________

The 2021 Annual Meeting of Stockholders of Automatic Data Processing, Inc. will take place at 10:00 a.m., Eastern Standard Time on Wednesday, November 10, 2021. The Annual Meeting will be held virtually and stockholders can access the meeting by visiting www.virtualshareholdermeeting.com/ADP2021.

A Notice of Internet Availability of Proxy Materials or the proxy statement for the 2021 Annual Meeting of Stockholders is first being mailed to stockholders on or about Thursday, September 23, 2021.

The purposes of the meeting are to:

1.	Elect a board of directors;
2.	Hold an advisory vote on executive compensation;
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022;
4.	Act upon a stockholder proposal submitted by NorthStar Asset Management, Inc. Funded Pension Plan that calls on the board of directors to prepare a report on workforce engagement in governance, if properly introduced at the 2021 Annual Meeting; and
5.	Transact any other business that may properly come before the meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on September 13, 2021 are entitled to receive notice of, to attend, and to vote at the 2021 Annual Meeting. If you plan to attend the virtual meeting, please note the registration and log-in procedures described under “How Can I Participate in the Meeting?” on page 1 of the proxy statement. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection during the Annual Meeting at www.virtualshareholdermeeting.com/ADP2021, upon registration and log-in.

Your vote is important, and we urge you to vote whether or not you plan to attend the virtual meeting. The Notice of Internet Availability of Proxy Materials instructs you on how to access our proxy materials and vote via the Internet. If you receive a paper copy of the proxy materials, you may also vote by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By order of the Board of Directors

DOROTHY WISNIOWSKI Secretary

September 23, 2021
Roseland, New Jersey

Proposal 4 Stockholder Proposal Regarding Workforce Engagement in Governance	87
ADP’s Statement in Opposition to Proposal 4	88

Stockholder Proposals	90

Electronic Delivery of Future Stockholder Communications	92

Appendix A: Reconciliation of GAAP and Non-GAAP Information	A-1

2021 Proxy Statement Summary

Our summary highlights certain information contained elsewhere in the proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

2021 Annual Meeting of Stockholders
Time and Date	10:00 a.m. Eastern Standard Time, November 10, 2021
Live Webcast	www.virtualshareholdermeeting.com/ADP2021
Record Date	Stockholders of record at the close of business on September 13, 2021 are entitled to vote at the virtual meeting or by proxy.
Admission

The Annual Meeting will be a virtual meeting conducted on the following website:
www.virtualshareholdermeeting.com/ADP2021

To participate in the virtual meeting, you will need the 16-digit control number that is printed in the blue box on your Notice of Internet Availability of Proxy Materials or in the box marked by the arrow on your proxy card (if you received a printed copy of the proxy materials). If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting. We recommend that you log in 15 minutes before the start of the 2021 Annual Meeting to ensure sufficient time to complete the check-in procedures.

Proxy Materials	Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder.

On September 23, 2021, we commenced the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials. Our proxy materials were mailed to those stockholders who have previously asked to receive paper copies. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
How to Vote	The Notice of Internet Availability of Proxy Materials instructs you on how to vote through the Internet.

If you receive a paper copy of the proxy materials, you may also vote your shares by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

Voting Matters and Board Voting Recommendation
	Proposal	Board Recommendation	Page Reference For More Detail
Proposal 1:	Election of directors	For Each Nominee	7
Proposal 2:	Advisory resolution to approve compensation of named executive officers	For	37
Proposal 3:	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022	For	86
Proposal 4:	Stockholder proposal regarding workforce engagement in governance	Against	87

i	|	Automatic Data Processing, Inc. – Proxy Statement

2021 Proxy Statement Summary

The board of directors has nominated the following individuals for election as directors. Please refer to page 7 in this proxy statement for important information about the qualifications and experience of each of the following director nominees. Each director nominee has consented to being named in this proxy statement and has agreed to serve if elected. The board of directors recommends a vote FOR each of the nominees for director.

Election of Directors (Proposal 1)
		Director			Committee Memberships
Name	Age	Since	Principal Occupation	Independent	AC	CMDC	NCGC	CDTAC
Peter Bisson	64	2015	Retired Director and Global Leader of the High-Tech Practice at McKinsey & Company	✓			✓	Chair
Richard T. Clark	75	2011	Retired Chairman and Chief Executive Officer of Merck & Co., Inc.	✓		Chair
Linnie M. Haynesworth	64	2020	Retired Sector Vice President and General Manager, Northrop Grumman Corporation	✓	✓			✓
John P. Jones (Board Chairman)	70	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.	✓
Francine S. Katsoudas	51	2019	Executive Vice President and Chief People, Policy & Purpose Officer of Cisco Systems, Inc.	✓		✓		✓
Nazzic S. Keene	60	2020	Chief Executive Officer of Science Applications International Corporation	✓	✓			✓
Thomas J. Lynch	66	2018	Chairman and Former Chief Executive Officer of TE Connectivity Ltd.	✓		✓	✓
Scott F. Powers	62	2018	Former President and Chief Executive Officer of State Street Global Advisors	✓		✓	Chair
William J. Ready	41	2016	President of Commerce, Payments & Next Billion Users of Google Inc.	✓	✓			✓
Carlos A. Rodriguez	57	2011	President and Chief Executive Officer of Automatic Data Processing, Inc.
Sandra S. Wijnberg	65	2016	Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings	✓	, Chair		✓

AC – audit committee
CMDC – compensation and management development committee
NCGC – nominating/corporate governance committee
CDTAC – corporate development and technology advisory committee
Chair – committee chair
  – financial expert member of audit committee

Automatic Data Processing, Inc. – Proxy Statement	|	ii

2021 Proxy Statement Summary

Director Nominee Highlights
We believe our board composition strikes a balanced approach to director tenure and allows the board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business

91% are independent

10 of our 11 director nominees are independent

36% are women

4 of our 11 director nominees are women

27% are racially diverse

3 of our 11 director nominees are racially diverse

2 Hispanic/Latino director nominees

1 Black director nominee

Average age of 61.6 years

As of our 2021 Annual Meeting, the average age of our 11 director nominees will be 61.6 years

Our director nominees bring to the board a balance of skills and expertise aligned to our strategic direction

A more detailed matrix of relevant skills by individual director is set forth on page 9.

iii	|	Automatic Data Processing, Inc. – Proxy Statement

2021 Proxy Statement Summary

Advisory Resolution to Approve Executive Compensation (Proposal 2)

Consistent with the stockholders’ advisory vote at our 2017 Annual Meeting of Stockholders, we determined to hold the advisory say-on-pay vote to approve our named executive officer (“NEO”) compensation on an annual basis. Therefore, we are asking our stockholders to approve, on an advisory basis, our named executive officer compensation for fiscal year 2021. Our stockholders will have the opportunity to approve, on an advisory basis, our NEO compensation for fiscal year 2022 at the 2022 Annual Meeting of Stockholders.

The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the “Compensation Discussion and Analysis” section beginning on page 38 of this proxy statement are effective in achieving the company’s goals of linking pay to performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the company, and aligning the interests of our executive officers with the interests of our stockholders by linking executive performance to stockholder value.

At our 2020 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2020 NEOs by a vote of approximately 90% in favor.

Ratification of the Appointment of Auditors (Proposal 3)

We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022. A summary of fees paid to Deloitte & Touche LLP for services provided in fiscal years 2020 and 2021 is provided on page 85 of this proxy statement. The board of directors recommends a vote FOR this ratification.

Stockholder Proposal regarding Workforce Engagement in Governance (Proposal 4)

We have received notice from NorthStar Asset Management, Inc. Funded Pension Plan of its intention to present a resolution for action at the 2021 Annual Meeting, which calls for the board of directors to prepare a report to stockholders describing any benefits to the company related to workforce engagement in governance.

ADP’s long-term business success is closely linked to our commitment to creating an environment in which our employees thrive. In line with this philosophy, we value our employees’ input into our practices, including with respect to corporate governance, and provide numerous avenues through which their voices may be heard. We believe our approach to be an effective way for employee participation in our governance. Therefore, our board of directors believes that the steps outlined in this proposal are redundant to ADP’s existing efforts. These reasons and others are set forth in greater detail beginning on page 88. The board of directors recommends a vote AGAINST this stockholder proposal.

Automatic Data Processing, Inc. – Proxy Statement	|	iv

2021 Proxy Statement Summary

Fiscal Year 2021 Business Highlights

Our Strategic Pillars. Our business strategy is based on three strategic pillars, which are designed to position us as the global market leader in human capital management (“HCM”) technology and services:

Our Strategic Pillars

HCM Solutions	HRO Solutions	Global Solutions

●	Grow a complete suite of cloud-based HCM solutions (HCM Solutions)
●	Grow and scale our market-leading HR outsourcing solutions (HRO Solutions)
●	Leverage our global presence to offer clients HCM solutions wherever they do business (Global Solutions)

In a unique and challenging year, ADP delivered solid financial results while maintaining its unwavering approach to key priorities:

HIGHLIGHTS	STOCKHOLDER FRIENDLY ACTIONS

$15 billion in revenue, a company milestone

6% Earnings Per Share Growth

Record level client retention rates

920K+ clients globally, up 7% year over year

38 million workers paid across over 140 countries and 1 in 6 U.S. workers paid

$3.0 billion in cash returned to stockholders $1.6 billion Dividends $1.4 billion Share Repurchases 46 Consecutive Years of Dividend Increases

TRANSFORMATION	COVID-19 RESPONSE
Over $150 million in savings realized from digital transformation and procurement efforts

Led our industry as one of the first HCM companies to provide tools and reports that enabled our clients to apply for PPP loans of more than $115 billion – helping approximately 400,000 employers

Kept our clients informed by analyzing more than 2,000 global legislative updates associated with COVID-19

As COVID-19 restrictions ease, supporting client return-to-workplace efforts by providing tools that help them manage compliance, achieve business continuity, and support employee wellness and engagement

ADP ASSOCIATES
Two, one-time payments to associates totaling $1,250 to assist with pandemic hardships Win as One incentive payout at maximum (5% of base pay) to all associates who are not otherwise bonus eligible

Fiscal year 2021 brought unprecedented change for employers and workers around the world, and ADP remained focused on delivering exceptional value to our clients. The dedication and resilience demonstrated by our associates resulted in revenue and earnings growth that was consistently ahead of our own expectations. Our strong top-line revenue growth, balanced

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2021 Proxy Statement Summary

with solid margin performance, drove earnings per share (“EPS”) growth of 6%. Other key business drivers such as new business bookings and client retention reached impressive levels and our overall results, together with our focus on sound capital allocation, have served to further strengthen our business model with high levels of recurring revenue, strong operating cash flow, and a solid balance sheet.

As a leading global provider of cloud-based HCM technology solutions to employers around the world, we have continued to process payroll and tax obligations and provide other HCM services to our clients, despite the unexpected challenges that they and their employees around the world are facing. ADP's efforts have been instrumental in providing information and tools to help clients understand and navigate the governmental relief that has been adopted globally. As the global economy and HCM landscape continues to evolve for our clients, whether due to legislative changes or other factors, ADP is committed to supporting our clients to help them navigate these challenges.

Our strategy continues to be the same -- leverage the strength of our model to reinforce our competitive position by, first and foremost, reinvesting in the business. We believe that balancing investments in innovative solutions, client service tools, and distribution is critical in strengthening our market-leading offerings. We supplement these investments through a disciplined approach to M&A. This focus on delivering top-line revenue growth, while also improving the efficiency and effectiveness of our operations, is complemented by a commitment to return excess cash to stockholders through dividends and disciplined share buybacks.

Excellent execution across our business, together with our steady investments in sales, product, technology, and our digital transformation, have positioned us favorably to support the creation of long-term stockholder value by balancing top-line revenue growth with margin improvement to drive EPS growth. As we look ahead to fiscal year 2022 and beyond, we are focused on market-leading innovation, further simplification of our product portfolio, continued digital transformation and an unwavering commitment to best-in-class service.

Automatic Data Processing, Inc. – Proxy Statement	|	vi

2021 Proxy Statement Summary

Compensation Principles

We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that compensation should be:

1	based on (i) the overall performance of the company, (ii) the performance of each executive’s business unit when applicable and (iii) each executive’s individual performance

2	closely aligned with the short-term and long-term financial and strategic objectives that build sustainable long-term stockholder value

3	competitive, in order to attract and retain executives critical to our long-term success

4	consistent with high standards of corporate governance and best practices

5	designed to dampen the incentive for executives to take excessive risks or to behave in ways that are inconsistent with the company’s strategic planning processes and high ethical standards

2021 Compensation Highlights

Consistent with our pay for performance philosophy, the compensation of our NEOs is structured with a significant portion of their total compensation at risk and paid based on the performance of the company as a whole. Our financial performance in fiscal year 2021 impacted the compensation for all of our executive officers, not just our

NEOs, in several ways, most notably through our annual cash bonus plan and performance-based stock unit (“PSU”) program. Please refer to the “Compensation Discussion and Analysis” section on page 38 of this proxy statement, and the tables and narratives that follow on page 59 of this proxy statement, for more details concerning the compensation of our NEOs.

Key highlights of our fiscal year 2021 executive compensation program
Base salary:	None of our NEOs received a salary increase in fiscal year 2021. To share in the sacrifice of the company’s impacted employees as a result of the COVID-19 pandemic, all five NEOs took temporary base salary reductions. These reductions consisted of a 50% voluntary cut for Mr. Rodriguez that started in April 2020 and concluded in October 2020, and a 10% cut for the other NEOs that started in May 2020 and concluded in August 2020.
Annual cash bonus:	Fiscal year 2021 target bonuses were the same as a percentage of base salary as in fiscal year 2020 for all the NEOs except for Mr. Weinstein whose target bonus percentage was increased from 80% to 100% to align closer to market, effective in April 2020. Annual bonuses were based on the financial performance of the company as well as the strategic progress realized for fiscal year 2021 against the NEOs’ bonus objectives. For fiscal year 2021, our NEOs received cash bonuses at 176.8% of target.
Equity awards:	As part of our equity compensation program in fiscal year 2021, consistent with fiscal year 2020, we granted our executive officers PSUs and stock options.

2021 Incentive Compensation Performance Metrics

Performance for all metrics, including the strategic objectives under the annual cash bonus plan, are formulaically measured, based on predetermined and objectively quantifiable goals. Targets and results exclude the impact of certain items pursuant to predetermined categories of adjustments established by the committee at the time that targets were set.

The committee’s determination of incentive compensation under our annual cash bonus plan for our executive officers, including our NEOs, was based on fiscal year 2021

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2021 Proxy Statement Summary

revenue growth, new business bookings growth, adjusted EBIT growth and strategic objectives. These fiscal year 2021 goals were established consistent with the committee’s long-standing methodology in setting such goals and as such, align to the financial earnings guidance ADP set in July 2020 for fiscal year 2021 and reflect ADP’s expectations and assumptions at that time. No discretionary adjustments were made to reduce the negative impact of the COVID-19 pandemic.

Details with regard to the strategic objectives are provided on page 51 and the financial goals and performance results are summarized below.

Annual Cash Bonus Plan Measures	Plan Targets	Plan Results
Revenue Growth	-2.4%	2.3%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target
New Business Bookings Growth(1)	6.8%	17.4%
Adjusted EBIT Growth(2)	-14.1%	0.4%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target

1	For fiscal year 2021, our new business bookings definition includes annualized recurring revenues anticipated from sales orders to new and existing clients for Employer Services and Professional Employer Organization (“PEO”) Services. It excludes revenue that is one-time in nature and zero-margin PEO pass-through revenues.

2	Our adjusted EBIT measure excludes the impact of taxes, certain interest expense, certain interest income, and certain other items. We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2021 and 2020.

For fiscal year 2021, our NEOs received cash bonuses at 176.8% of target.

The incentive compensation under our PSU program was based on adjusted net income growth for fiscal year 2021. Targets and results exclude the impact of certain items pursuant to predetermined categories of adjustments established by the committee at the time the targets were set.
The adjusted net income goal was established consistent with the committee’s long-standing methodology in setting such a goal and as such, aligns to the financial earnings guidance ADP set in July 2020 for fiscal year 2021 and reflects ADP’s expectations and assumptions at that time. No discretionary adjustments were made to reduce the negative impact of the COVID-19 pandemic.

PSU Program Measure	Program Target	Program Result
Adjusted Net Income Growth(3)	-14.7%	0.3%, excluding the impacts of: ●Foreign currency fluctuations in excess of the fluctuations assumed in the target ●An asset write down of a business unit-specific associate productivity software tool

3	Our adjusted net income measure excludes the impact of certain one-time charges and benefits reflecting specific items that are not fundamental to our underlying business operations. Refer to the table in Appendix A for further detail on these items and a reconciliation from net earnings to adjusted net income for fiscal years 2021 and 2020.

A payout percentage of 150% was achieved under our PSU program as a result of our fiscal year 2021 adjusted net income growth. This payout percentage applies to year 1 of the fiscal year 2021 award, to year 2 of the fiscal year 2020 award and to year 3 of the fiscal year 2019 award. These awards will be earned and issued following the end of the corresponding three-year performance period ending in fiscal years 2023, 2022 and 2021, respectively.

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2021 Proxy Statement Summary

The end of fiscal year 2021 marked the end of the three-year performance period for PSU awards granted in fiscal year 2019. Based on the average of the three fiscal years, these awards earned a payout percentage of 117%. As further described in the table on page 42, the payout percentages achieved for each of the individual three fiscal years in the applicable performance period are averaged to obtain the award level earned and issued as a percentage of target.

2021 Total Direct Compensation

A summary of fiscal year 2021 total direct compensation for our NEOs is set forth in the following table:

Name	Base Salary(1)	Annual Bonus	PSUs(2)(3)	Stock Options(2)	Total
Carlos A. Rodriguez President and Chief Executive Officer	$941,875	$3,996,600	$6,517,800	$5,100,000	$16,556,275
Kathleen A. Winters Chief Financial Officer	$645,627	$1,733,900	$1,340,900	$990,000	$4,710,427
Maria Black President, Worldwide Sales and Marketing	$592,501	$1,060,800	$1,809,500	$990,000	$4,452,801
John C. Ayala President, Employer Services North America	$592,501	$1,060,800	$1,809,500	$990,000	$4,452,801
Donald Weinstein Corporate Vice President, Global Product & Technology	$592,501	$1,060,800	$1,604,200	$990,000	$4,247,501

Footnotes:

1	Amounts reflect temporary base salary reductions taken by all five NEOs and described in further detail under “Base Salary” on page 49.

2	Equity amounts are the grant date fair values for fiscal year 2021, which are the same amounts disclosed in the “Summary Compensation Table for Fiscal Year 2021” on page 59 of this proxy statement. Amounts are rounded for ease of presentation.

3

Only the grant date fair value, calculated in accordance with FASB ASC Topic 718, for the performance year in which performance targets are set is reported. Accordingly, the amounts for the PSU awards represent the grant date fair value of the first, second and third tranche of the target awards that were granted in fiscal years 2021, 2020 and 2019, respectively. For Ms. Winters, who started on April 15, 2019, represents the grant date fair value of the first and second tranche of the target awards that were granted to her in fiscal years 2020 and 2021, respectively. The target value of the PSU award granted to Ms. Winters in fiscal year 2021 of $2,310,000 is reported in the table on page 53 of the CD&A.

The mix of target total direct compensation (base salary, cash bonus and long-term incentive awards) for fiscal year 2021 was designed to deliver the following approximate proportions of total compensation to Mr.Rodriguez, our chief executive officer, and the other NEOs if company and individual target levels of performance are achieved:

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2021 Proxy Statement Summary

Compensation Good Governance and Best Practices

Our compensation programs reflect our strong commitment to good governance.

What we do
✓Pay for performance: We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term financial and strategic goals of the company and to link executive performance to stockholder value.
✓Annual say-on-pay vote: We hold an advisory say-on-pay vote to approve our NEO compensation on an annual basis.
✓Clawback policy: We adopted a Clawback Policy that provides the compensation and management development committee with discretion to recover both cash and equity incentive compensation from any current or former executives.
✓Stock ownership guidelines: We maintain stock ownership guidelines to encourage equity ownership by our executive officers.
✓Limited perquisites: We provide limited perquisites that are viewed as consistent with our overall compensation philosophy.
✓Double trigger change in control payments: Our Change in Control Severance Plan for Corporate Officers includes “double-trigger” provisions, such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.

✓Independence of our compensation and management development committee and advisor:The compensation and management development committee of our board of directors, which is comprised solely of independent directors, utilizes the services of FW Cook as an independent compensation consultant. FW Cook reports to the compensation and management development committee, does not perform any other services for the company other than in connection with an annual review of competitive director compensation for the nominating/corporate governance committee of our board of directors, and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.
✓Equity plan best practices: Our 2018 Omnibus Award Plan, approved by stockholders in November 2018, incorporates certain governance best practices, including a minimum vesting period of one-year (with certain limited exceptions), a minimum 100% fair market value exercise price (except for substitute awards from an acquired or merged company), no “liberal share recycling” of stock options or stock appreciation rights and no “liberal” change in control definition.
✓Stockholder engagement: As described below under “Fiscal Year 2021 Stockholder Engagement,” our investor engagement program promotes an active dialogue with our largest stockholders on a range of topics related to our strategy, corporate governance and executive compensation programs.

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2021 Proxy Statement Summary

What we don’t do
✕No-hedging policy: We prohibit all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities.
✕No-pledging policy: We prohibit all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan.
✕No repricing of underwater stock options without stockholder approval: We may not lower the exercise price of any outstanding stock options or otherwise provide economic value to the holders of underwater stock options in exchange for the forfeiture of such awards without stockholder approval.

✕No discount stock options: The exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.
✕No IRC Section 280G or 409A tax gross-ups: We do not provide tax gross-ups under our change in control provisions or deferred compensation programs.
✕No current dividends on unearned performance stock units: We do not pay dividends in respect of unearned PSUs; rather, dividend equivalents are accrued over the applicable performance period and are paid only if the units are earned and shares are issued at the end of the performance period.

Fiscal Year 2021 Corporate Governance Highlights

We have a history of strong corporate governance. We are committed to sound corporate governance practices that provide our stockholders with meaningful rights and foster strong independent leadership in our boardroom.

ADP Corporate Governance Framework
✓Annual election of directors
✓Majority voting standard
✓One share, one vote
✓Proxy access by-law
✓Stringent “no overboarding” policy which states that no non-executive director can serve on more than 4 public boards (including ADP) and, in the case of a director who is an executive officer of ADP or other company, no more than 2 public boards (including ADP)
✓No poison pill
✓Independent board chair and independent board committees
✓Stockholder ability to call special meetings
✓Stockholder right to act by written consent

✓Annual board assessment of corporate governance best practices
✓Significant board role in strategy and risk oversight
✓Non-employee director pay limits
✓Annual succession planning review
✓Active stockholder engagement to better understand investor perspectives
✓Comprehensive corporate social responsibility (“CSR”)/sustainability report detailing environmental, social and governance (“ESG”) matters, including information security, privacy and diversity
✓Executive sessions of independent directors held regularly

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2021 Proxy Statement Summary

We firmly believe that creating sustainable long-term value for stockholders is enabled through such strong governance practices and open dialogue with stockholders through continuous direct engagement.

Our fiscal year 2021 corporate governance actions and enhancements included:

✓The reduction of the percentage of the voting power of the company’s outstanding shares of common stock required to call a special meeting of stockholders from 33% to the more common standard of 25% (August 2020)

✓Adoption of the Sustainability Accounting Standards Board (SASB) reporting framework and issuance of our third Corporate Social Responsibility report detailing ESG matters, including information security, privacy and diversity (November 2020)

✓Ongoing board refreshment with the election of a new board member with an extensive background in technology integration, cybersecurity, risk management, strategic planning and large complex system development, delivery and deployment (November 2020)

✓To better reflect the talent work undertaken by our compensation committee, renamed the committee the “compensation and management development committee” and amended its charter to formalize its existing practice to review human capital management matters such as workplace culture, engagement and diversity and inclusion (April 2021)

Fiscal Year 2021 Stockholder Engagement

✓Invited stockholders representing nearly half of our shares outstanding to discuss our strategy, corporate governance and executive compensation programs, and held meetings with stockholders representing over 40% of our shares outstanding
✓Over 100 meetings held with top-50 stockholders to discuss business performance and seek overall feedback

Our Stockholder and Stakeholder Engagement Process

We value stockholder engagement and feedback as we strive to deliver strong financial performance and sustained value creation for our investors. Our ongoing investor engagement program includes outreach focused on the company’s strategy, corporate governance and executive compensation programs. In addition to management, many of these engagements include participation by certain members of our board of directors, including our chairman. Director participation will continue to be part of our engagement program in fiscal year 2022.

What we learn through our ongoing engagements is regularly shared with our board of directors and incorporated into our disclosures, plans and practices, as appropriate. For example, over the past year, investors have sought to better understand our environmental sustainability program and efforts to reduce greenhouse gas emissions. In response, as set forth in “Corporate Social Responsibility and Sustainability” below, ADP is pledging to achieve net zero greenhouse gas emissions by 2050 and is taking further action by developing a Paris Agreement-compliant climate transition plan.

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2021 Proxy Statement Summary

We engage with many other stakeholders throughout the year on a range of sustainability and CSR issues, including talent activation, culture and human capital. Active stakeholder engagement and dialogue is an integral part of our sustainability commitment and continues to drive our work on our CSR and sustainability reporting, intended to capture the issues most important to our business and our stakeholders. In line with these efforts, we are also committed to working collaboratively with a number of third-party providers of ESG reports and ratings to ensure we transparently provide the appropriate information to improve the accuracy of their data.

We look forward to maintaining this ongoing dialogue with our investors and other stakeholders.

We are committed to proactively engaging with stockholders Our Board is highly attuned to stockholder feedback, including governance & compensation best practices

Monitor & Assessment
Board and management review:
✓Annual meeting voting results
✓Investor feedback from investor relations & governance engagement
✓Trends and best practices across the governance, executive compensation, regulatory, and environmental & social landscape
This review allows ADP to identify and prioritize potential topics for discussion

Outreach & Engagement
✓ADP regularly meets with stockholders to actively gather feedback on a range of issues
✓Invited stockholders representing nearly half of our shares outstanding to discuss our strategy, corporate governance and executive compensation programs, and held meetings with stockholders representing over 40% of our shares outstanding

Evaluation & Response
✓Board of directors and key committees evaluate and discuss feedback from stockholders and key stakeholders
✓ADP enhances disclosure and practices, as appropriate
✓ADP updates governance documents to align with best practices and incorporates feedback, as appropriate

Corporate Social Responsibility and Sustainability
ADP is committed to delivering more human, simple and sustainable business solutions for all of those we serve. We believe that our vision for corporate social responsibility (“CSR”) will attract, engage and retain top talent, bolster continued business performance and conserve environmental resources for our company and our clients.
We have pledged to help build a better workforce — for our company, our associates, our clients and our world. This commitment is reflected in our 2020 CSR report. Our commitment to CSR is a core principle within ADP’s mission, vision and values, and encompasses everything from corporate governance, ethics and environmental stewardship to diversity, philanthropy and promoting

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2021 Proxy Statement Summary

employee growth and belonging around the world. We strive to embody an inclusive culture that extends beyond our diversity and inclusion function and believe that leadership drives performance and innovation through employee growth, belonging and greater purpose.
We believe sustainability is about creating value for all of our stakeholders: our people, our clients, our partners, our investors and our community at large. We continue to deepen our sustainability efforts in four key pillars:

Innovation	Associates	Community	Environment

At ADP, we design for people. By working at the forefront of our clients’ needs, we anticipate trends and create solutions together. Our innovation strategy is simple: We innovate by anticipating the future of work, the future of HCM and the future of pay in order to meet the evolving and unique needs of our clients and their workers.

Our long-term business success is closely linked to our commitment to creating an environment in which our associates thrive. We believe in a competitive, inclusive and diverse workforce that represents the communities we serve. This is vital in building a company where our employees feel valued, welcome, and can achieve their full potential.

Responsibility to the world around us is at the heart of our business. We believe that our company is only as strong as the communities in which we operate. By elevating our communities, we support critical causes and provide a foundation for our business to continue thriving.

Environmental sustainability is integral to both our CSR program and our business strategy. We understand which environmental issues are relevant to our business and offer opportunities for us to make a meaningful impact. We also believe that creating sustainable products and streamlining our operations drives efficiency, innovation and, ultimately, long-term value-creation.

Fiscal Year 2021 Sustainability Highlights and Looking Ahead

✓Issued third CSR report (November 2020)	✓Enhanced diversity metric disclosure in CSR report (November 2020)	✓Adopted the Sustainability Accounting Standards Board (SASB) reporting framework, in addition to the Global Reporting Initiative (GRI) (November 2020)

Increasing energy efficiency and reducing greenhouse gas emissions associated with our operations are central goals for our environmental sustainability program. Looking ahead, ADP is committed to achieving net zero greenhouse gas emissions by 2050 and is in the process of developing a

Paris Agreement-compliant climate transition plan that will include short, medium and long-term global greenhouse gas emission targets. Further updates on these efforts will be made available in our future CSR reporting.

CSR and Sustainability Governance

Our board of directors is squarely focused on the sustainability of our business for the long-term. In line with this focus, the nominating/corporate governance committee oversees the company’s policies and programs on issues of corporate citizenship, including our CSR and sustainability program, as well as ADP’s philanthropic activities. The committee receives periodic reports and updates from the company’s chief diversity and talent officer (“CDTO”)
and reports back on these matters to the full board. Our board members have complete and open access to senior members of management, including our CDTO. ADP’s CSR and sustainability activities are coordinated by our CDTO, who reports to ADP’s chief human resources officer.

We invite you to visit sustainability.adp.com to read more about our CSR and sustainability efforts.

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2021 Proxy Statement Summary

Important Dates for the 2022 Annual Meeting of Stockholders

Please refer to the “Stockholder Proposals” section on page 90 of this proxy statement for more information regarding the applicable requirements for submission of stockholder proposals. If a stockholder intends to submit any proposal (including pursuant to our proxy access by-law) for inclusion in the company’s proxy statement for the company’s 2022 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by the corporate secretary of the company no later than May 26, 2022.

Separate from the requirements of Rule 14a-8 relating to the inclusion of a stockholder proposal in the company’s proxy statement, the company’s amended and restated by-laws require that notice of a stockholder nomination for candidates for our board of directors (other than pursuant to our proxy access by-law) or any other business to be considered at the company’s 2022 Annual Meeting of Stockholders must be received by the company no earlier than July 13, 2022, and no later than August 12, 2022.

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Proxy Statement

The board of directors of Automatic Data Processing, Inc. is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders to be held on November 10, 2021 at 10:00 a.m. Eastern Standard Time, and at any postponement(s) or adjournment(s) thereof. The 2021 Annual Meeting will be a virtual meeting conducted on the following website: www.virtualshareholdermeeting.com/ADP2021

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On September 23, 2021, we commenced the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K (which is not a part of the proxy soliciting material). This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Our proxy materials were mailed to those stockholders who have previously asked to receive paper copies. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The only outstanding class of securities entitled to vote at the meeting is our common stock, par value $0.10 per share. At the close of business on September 13, 2021, the record date for determining stockholders entitled to notice of, to attend, and to vote at the meeting, we had 422,723,335 issued and outstanding shares of common stock (excluding 215,989,107 treasury shares not entitled to vote). Each outstanding share of common stock is entitled to one vote with respect to each matter to be voted on at the meeting.

This proxy statement and our annual report on Form 10-K are also available on our corporate website at www.adp.com under “Financial Information” in the “Investors” section.

Questions and Answers About the Annual Meeting and Voting

WHY AM I RECEIVING THESE PROXY MATERIALS?

We are providing these proxy materials to holders of shares of the company’s common stock, par value $0.10 per share, in connection with the solicitation of proxies by our board of directors for the forthcoming 2021 Annual Meeting of Stockholders to be held on November 10, 2021 at 10:00 a.m. Eastern Standard Time, and at any postponement(s) or adjournment(s) thereof. The company will bear all expenses in connection with this solicitation.

HOW CAN I PARTICIPATE IN THE MEETING?

In light of continuing public health concerns regarding COVID-19, the 2021 Annual Meeting will be held in a virtual meeting format. The 2021 Annual Meeting will be conducted via live webcast, beginning promptly at 10:00 a.m. Eastern Standard Time on Wednesday, November 10, 2021.

Admission to the meeting is restricted to stockholders of record as of September 13, 2021 and/or their designated representatives. The 2021 Annual Meeting can be accessed from the following website: www.virtualshareholdermeeting.com/ADP2021

We recommend that you log in 15 minutes before the start of the 2021 Annual Meeting to ensure sufficient time to complete the check-in procedures.

To participate in the virtual meeting, you will need the 16-digit control number that is printed in the blue box on your Notice of Internet Availability of Proxy Materials or in the box marked by the arrow on your proxy card (if you received a printed copy of the proxy materials). If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting.

You will have the same rights and opportunities to participate as you would have at a physical annual meeting. You will be able to participate in the virtual meeting, vote your shares electronically, and submit your questions during the meeting by visiting the website identified above.

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Questions and Answers About the Annual Meeting and Voting

WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING?

If you encounter any technical difficulties logging into the website (www.virtualshareholdermeeting.com/ADP2021) or during the virtual meeting, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start time of the virtual meeting.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

The representation in person or by proxy of a majority of the issued and outstanding shares of stock entitled to vote at the meeting constitutes a quorum. Under our amended and restated certificate of incorporation, our amended and restated by-laws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

HOW CAN I VOTE MY SHARES?

The Notice of Internet Availability of Proxy Materials instructs you on how to vote through the Internet.

If you receive a paper copy of the proxy materials, you may also vote your shares by telephone or by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendations of our board of directors as indicated below. If you are a registered stockholder who would ordinarily be delivering your completed proxy card in person at the meeting, please follow the voting instructions that will be available on the website (www.virtualshareholdermeeting.com/ADP2021) during the 2021 Annual Meeting.

IF I HOLD SHARES IN STREET NAME, DOES MY BROKER NEED INSTRUCTIONS IN ORDER TO VOTE MY SHARES?

If your shares are held in “street name” (i.e., your shares are held by a bank, brokerage firm or other nominee), you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker.

If you hold your shares in street name and you do not instruct your bank or broker as to how to vote your shares, your bank or broker may only vote your shares in its discretion on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022 (Proposal 3), but will not be allowed to vote your shares on any of the other proposals described in this proxy statement, including the election of directors.

Under applicable Delaware law, a broker non-vote will have no effect on the outcome of any of the other proposals described in this proxy statement because the non-votes are not considered in determining the number of votes necessary for approval.

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Questions and Answers About the Annual Meeting and Voting

WHAT MATTERS WILL BE VOTED ON AT THE MEETING, WHAT ARE MY VOTING CHOICES, AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?	Proposal	Voting Choices	Board Recommendation
	Proposal 1: Election of the 11 nominees named in this proxy statement to serve on the company’s board of directors	●For ●Against ●Abstain	FOR election of all 11 director nominees
	Proposal 2: Advisory resolution approving the compensation of the company’s named executive officers as disclosed in the “Compensation Discussion and Analysis” section on page 38 of this proxy statement and accompanying compensation tables	●For ●Against ●Abstain	FOR
	Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022	●For ●Against ●Abstain	FOR
	Proposal 4: Stockholder proposal regarding workforce engagement in governance	●For ●Against ●Abstain	AGAINST
So far as the board of directors is aware, only the above matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting the proxy.
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Questions and Answers About the Annual Meeting and Voting

HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS, AND WHAT IS THE EFFECT OF BROKER NON-VOTES OR ABSTENTIONS?

Proposal 1:

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to elect a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation that the company does not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy. Votes may be cast in favor of or against each nominee, or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote, provided that if the number of nominees exceeds the number of directors to be elected, abstentions will be excluded entirely and will have no effect on the vote. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. A broker non-vote will have no effect on the outcome of this proposal because the non-votes are not considered in determining the number of votes necessary for approval.

Proposal 2:

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on executive compensation. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. A broker non-vote will have no effect on the outcome of the advisory resolution because the non-votes are not considered in determining the number of votes necessary for approval. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation and management development committee or the board of directors.

Because we value our stockholders’ views, however, the compensation and management development committee and the board of directors will consider carefully the results of this advisory vote when formulating future executive compensation policy.

Proposal 3:

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2022. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of Deloitte & Touche LLP.

Proposal 4:

The stockholder proposal submitted by NorthStar Asset Management, Inc. Funded Pension Plan to call for the board of directors to prepare a report to stockholders describing the benefits to the company related to workforce engagement in governance, if properly introduced at the 2021 Annual Meeting, requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. Broker non-votes will have no effect on the outcome of this proposal because the non-votes are not considered in determining the number of votes necessary for approval.

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Questions and Answers About the Annual Meeting and Voting

MAY I REVOKE MY PROXY OR CHANGE MY VOTE?

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:

●submitting a valid, later-dated proxy card or a later-dated vote in accordance with the voting instructions on the Notice of Internet Availability of Proxy Materials in a timely manner; or
●giving written notice of such revocation to the company’s corporate secretary prior to the Annual Meeting or by voting at the Annual Meeting by following the instructions that will be available on the website (www.virtualshareholdermeeting.com/ADP2021) during the Annual Meeting

If your shares are held in “street name,” you should contact your bank or broker and follow its procedures for changing your voting instructions. You also may vote at the Annual Meeting by following the instructions provided by your bank or broker.

Only the latest validly executed proxy that you submit will be counted.

IS MY VOTE CONFIDENTIAL?

Proxies and ballots identifying the vote of individual stockholders will be kept confidential from our management and directors, except as necessary to meet legal requirements in cases where stockholders request disclosure or in a contested election.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

The preliminary voting results will be announced at the Annual Meeting. The final voting results, which are tallied by independent tabulators and certified by independent inspectors, will be published in the company’s current report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

HOW CAN I ASK A QUESTION DURING THE VIRTUAL ANNUAL MEETING?

You will be able to submit a written question during the Annual Meeting by following the instructions that will be available on the Annual Meeting website (www.virtualshareholdermeeting.com/ADP2021). As part of the virtual Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted in accordance with our Annual Meeting rules (which will be available on the website) and that are relevant to the company and the meeting matters, as time permits. Questions and answers will be grouped by topic, and substantially similar questions will be grouped and answered once. If time does not permit us to address each question received during the Annual Meeting, the company’s answers will be posted to our corporate website at www.adp.com in the “Investors” section as soon as possible after the Annual Meeting.

WHO IS PAYING FOR THE PREPARATION AND MAILING OF THE PROXY MATERIALS AND HOW WILL SOLICITATIONS BE MADE?

We are making this solicitation of proxies on behalf of our board of directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Innisfree M&A Incorporated at a fee estimated to be approximately $25,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-free: (877) 687-1865
Banks and brokers call collect: (212) 750-5833

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Questions and Answers About the Annual Meeting and Voting

WHAT IS “HOUSEHOLDING?”

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but share the same address, we have adopted a procedure known as “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and choose to have separate copies of our Notice of Internet Availability of Proxy Materials, proxy statement and annual report on Form 10-K mailed to you, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 or by calling 1-866-540-7095 and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your accounts from this service, your accounts will continue to be “householded” until we notify you otherwise. If you own our common stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

You can also contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

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Proposal 1 Election of Directors

The board of directors has nominated the following individuals for election as directors. Properly executed proxies will be voted as marked. Executed but unmarked proxies will be voted in favor of electing each of the below director nominees to serve on the board of directors until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Name	Age	Served as a Director Continuously Since	Principal Occupation
Peter Bisson	64	2015	Retired Director and Global Leader of the High-Tech Practice at McKinsey & Company
Richard T. Clark	75	2011	Retired Chairman and Chief Executive Officer of Merck & Co., Inc.
Linnie M. Haynesworth	64	2020	Retired Sector Vice President and General Manager, Northrop Grumman Corporation
John P. Jones (Board Chairman)	70	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.
Francine S. Katsoudas	51	2019	Executive Vice President and Chief People, Policy & Purpose Officer of Cisco Systems, Inc.
Nazzic S. Keene	60	2020	Chief Executive Officer of Science Applications International Corporation
Thomas J. Lynch	66	2018	Chairman and Former Chief Executive Officer of TE Connectivity Ltd.
Scott F. Powers	62	2018	Former President and Chief Executive Officer of State Street Global Advisors
William J. Ready	41	2016	President of Commerce, Payments & Next Billion Users of Google Inc.
Carlos A. Rodriguez	57	2011	President and Chief Executive Officer of Automatic Data Processing, Inc.
Sandra S. Wijnberg	65	2016	Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings

Director Nominee Highlights

10 of our 11 director nominees are independent	Average tenure of independent director nominees is 5.7 years

36% 4 of our 11 director nominees are women	27% 3 of our 11 director nominees are racially diverse

2 Hispanic/Latino director nominees 1 Black director nominee

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Proposal 1

ADP BOARD OF DIRECTORS’ SKILLS & EXPERIENCE

The board of directors possesses an appropriate mix of skills, experience and leadership designed to drive board performance and properly oversee the interests of the company, including our strategy of long-term sustainable stockholder value creation. Currently, the board of directors is interested in maintaining a mix of skills and experience that include the following:

Cybersecurity experience in the IT, enterprise risk management and legal contexts. Understanding and familiarity with application of management frameworks such as the NIST Cybersecurity Framework, to the operating requirements of the business.

Industry Knowledge in Human Capital Management (HCM) and Human Resources Outsourcing (HRO), including experience in managing or supervising human capital management and human resources outsourcing services.

Capital Markets experience, such as mergers and acquisitions and capital market activities involving the issuance of public company debt and/or equity.

International experience in managing or supervising a business with global operations, particularly in countries outside the U.S. where ADP does business or would like to do business. Familiarity with compliance issues facing companies with global operations.

Enterprise Risk Management (ERM) experience in managing/supervising systems or processes for identifying, assessing and mitigating the total risk of a global business enterprise.

Product Marketing/Management experience managing or supervising business to business product marketing, and/or product design and product management, in particular, relating to the software industry or the financial, IT or outsourcing services industry.

Financial Expertise, including senior financial leadership experience at a large global public company or financial institution.	Public Company CEO experience at a large global public company. Other Public Board experience, including current or recent membership on one or more large-cap public company boards.

General Operations experience, including managing/supervising operations and business process improvement activities. Familiarity with development, implementation and reporting of service excellence, quality standards, operational performance metrics and targets.

Strategic Planning/Business Development experience, including managing/supervising the strategic planning process for a global business and the associated development and implementation of specific growth opportunities.

Government and Regulatory experience in dealing directly with regulatory agencies and government officials and experience in overseeing compliance issues pertaining to the management of business activities in a regulated environment.

Technology experience relating to cloud computing, software development, technology architecture and digital transformation through the development and evolution of technology platforms to provide clients digital choices, solutions and functionality, end to end.

Human Resources (HR)/Compensation experience as head of HR or direct supervision of an HR leader at a global or public company. Experience in talent acquisition and management, training and development, research/analytics, and employee engagement.

Transformation experience in overseeing and executing enterprise-wide transformational, cost management, cost-reduction and/or restructuring initiatives, including managing large-scale/global business process innovation efforts.

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Proposal 1

As discussed in further detail below, our nominating/corporate governance committee evaluates these desired attributes on an ongoing basis and adds new skills and qualifications as the company’s strategy and needs evolve.

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Proposal 1

Below are summaries of the principal occupations, business experience, background, and key skills and qualifications of the nominees. The key skills and qualifications are not intended to be an exhaustive list of each nominee’s skills or contributions to the board, but rather the specific skills and qualifications that led to the conclusion that the person should serve as a director for the company.

Peter Bisson
Director since: 2015 Age: 64 Independent Committees: ►CDTAC, Chair ►Nominating/ Corporate Governance
Retired Director at McKinsey & Company
Mr. Bisson was a director and the global leader of the High-Tech Practice at McKinsey & Company prior to his retirement in June 2016. Mr. Bisson also held a number of other leadership positions at McKinsey & Company, including chair of its knowledge committee, which guides the firm’s knowledge investment and communication strategies, member of the firm’s shareholders committee, and leader of the firm’s strategy and telecommunications practices. In more than 30 years at McKinsey & Company, Mr. Bisson advised a variety of multinational public companies, including ADP, in the technology-based products and services industry. He is a special advisor to Brighton Park Capital and a director of Gartner Inc.
Key Skills & Qualifications
Mr. Bisson’s experience includes advising clients on corporate strategy and M&A, design and execution of performance improvement programs, marketing and technology development. Mr. Bisson’s broad experience in the technology industry is a valuable asset to our board of directors and contributes to the oversight of the company’s strategic direction and digital transformation.

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Proposal 1

Richard T. Clark
Director since: 2011 Age: 75 Independent Committees: ►Audit ►CMDC, Chair
Retired Chairman and Chief Executive Officer of Merck & Co., Inc.
Mr. Clark is the retired chairman of the board, chief executive officer, and president of Merck & Co., Inc. Mr. Clark served as chairman of Merck & Co., Inc. from April 2007 until December 2011, as chief executive officer from May 2005 until December 2010, and as president from May 2005 until April 2010. He held a variety of other senior management positions during his 39-year tenure at Merck, including president of the Merck manufacturing division from June 2003 to May 2005. Mr. Clark is the lead independent director of Corning Incorporated, a global manufacturing company, and previously served on the advisory board of American Securities, a private equity firm, from 2011 to 2014.
Key Skills & Qualifications
With a proven track record of leadership and achievement as a former public-company CEO and chairman, Mr. Clark has significant business experience in navigating through complex regulatory environments and offers our board of directors broad managerial, operational, compensation and strategic planning expertise, as well as extensive experience in the issues facing public companies and multinational businesses.

Linnie M. Haynesworth
Director since: 2020 Age: 64 Independent Committees: ►Audit ►CDTAC
Retired Sector Vice President and General Manager, Northrop Grumman Corporation
Ms. Haynesworth retired in 2019 as the Sector Vice President and General Manager of the Cyber and Intelligence Mission Solutions Division for Northrop Grumman Corporation’s (“NGC”) Mission Systems Sector after assuming this role in 2016. She previously served as Sector Vice President and General Manager of the Intelligence, Surveillance and Reconnaissance Division within the former Information Systems sector of NGC, and also led NGC’s Federal and Defense Technologies Division. Before joining Information Systems at NGC, she was Vice President for aerospace products with the NGC Aerospace Systems sector and served as program manager for its Defense Weather Satellite System. She began her career at NGC in 1979 and also held other leadership roles in business development, engineering, supply chain and program positions of increasing responsibility in multiple areas of the company. Ms. Haynesworth is currently a director of Micron Technology, Inc. and Truist Financial Corporation.
Key Skills & Qualifications
Ms. Haynesworth brings a proven track record of achievement and extensive expertise in technology integration, cybersecurity, enterprise strategy, risk management and large complex system development, delivery and deployment. With 40 years in the industry, her insight and breadth of experience are invaluable contributions to ADP, given the integral nature of technology and security to our products, business processes and infrastructure.

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Proposal 1

John P. Jones
Director since: 2005 Age: 70 Independent Chairman
Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.
Mr. Jones is the retired chairman of the board, chief executive officer, and president of Air Products and Chemicals, Inc., an industrial gas and related industrial process equipment business. Mr. Jones served as chairman of Air Products and Chemicals, Inc. from October 2007 until April 2008, as chairman and chief executive officer from September 2006 until October 2007, and as chairman, president, and chief executive officer from December 2000 through September 2006. He also served as a director of Sunoco, Inc. from 2006 to 2012.
Key Skills & Qualifications
With a track record of achievement and sound business judgment demonstrated during his thirty-six year tenure at Air Products and Chemicals, Inc., including as CEO, Mr. Jones understands how to operate effectively within highly regulated and complex frameworks and brings to the board of directors extensive experience in issues facing public companies and multinational businesses, including organizational management, strategic planning, and risk management matters, combined with proven business and financial acumen.

Francine S. Katsoudas
Director since: 2019 Age: 51 Independent Committees: ►CDTAC ►CMDC
Executive Vice President and Chief People, Policy & Purpose Officer of Cisco Systems, Inc.
Ms. Katsoudas has been the executive vice president and chief people, policy & purpose officer of Cisco Systems, Inc. since March 2021, and prior to that, the chief people officer since 2015. Prior to these roles, she served in various positions of increasing responsibility at Cisco, since joining the company in 1996. Prior to Cisco, Ms. Katsoudas worked in both the financial and professional services industries with a focus on customer service and operations.
Key Skills & Qualifications
As an innovative human resources leader with a ‘voice of the customer’ mindset in organizational talent and strategy, Ms. Katsoudas brings valuable perspective and insight to the board of directors and contributes to the oversight of the company’s strategy and ongoing transformation to drive solutions in a rapidly evolving, dynamic HCM market.

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Proposal 1

Nazzic S. Keene
Director since: 2020 Age: 60 Independent Committees: ►Audit ►CDTAC
Chief Executive Officer of Science Applications International Corporation (SAIC)
Ms. Keene has been the CEO and member of the SAIC board since August 2019, and prior to that, she served as COO since 2017, as President, Global Markets and Missions, from 2013 to 2017, and as SVP, Corporate Strategy and Planning from 2012 to 2013. Prior to joining SAIC, Ms. Keene was the senior vice president and general manager for U.S. enterprise markets at CGI and led that company’s U.S. expansion.
Key Skills & Qualifications
As a well-respected industry leader with three decades of experience in information systems and technology services, as well as more than 20 years in executive management, Ms. Keene’s leadership and strategic expertise in technology-driven solutions, digital transformation and cybersecurity is instrumental to the Board and the shaping of ADP’s vision for its HCM technology portfolio.

Thomas J. Lynch
Director since: 2018 Age: 66 Independent Committees: ►CMDC ►Nominating/ Corporate Governance
Chairman and Former Chief Executive Officer of TE Connectivity Ltd.
Mr. Lynch has been the chairman of TE Connectivity Ltd., a leading global technology and manufacturing company, since 2013 and previously served as chief executive officer from January 2006 to March 2017. Before becoming CEO of TE Connectivity Ltd., Mr. Lynch was president of Tyco Engineered Products and Services since joining Tyco International in September 2004. Prior to that, he held various positions at Motorola, including executive vice president of Motorola and president and chief executive officer of Motorola’s Personal Communications sector, from August 2002 to September 2004. In addition to TE Connectivity Ltd., Mr. Lynch is currently a director of Cummins Inc. and the lead director of Thermo Fisher Scientific Inc.
Key Skills & Qualifications
Mr. Lynch possesses extensive executive leadership experience as a former CEO and sitting chairman of a large-cap public company. In addition to his broad managerial experience, he is a seasoned leader with a deep operational background and technology expertise. This breadth of experience enriches his contributions to the board, particularly with respect to transformation, innovation, strategic planning and compensation matters.

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Proposal 1

Scott F. Powers
Director since: 2018 Age: 62 Independent Committees: ►CMDC ►Nominating/ Corporate Governance, Chair
Former President and Chief Executive Officer of State Street Global Advisors
Mr. Powers was the president and chief executive officer of State Street Global Advisors, from 2008 until his retirement in 2015. Before joining State Street, Mr. Powers was the president and chief executive officer of Old Mutual Asset Management, the U.S.-based global asset management business of Old Mutual plc, from 2001 to 2008. He also held executive roles at Mellon Institutional Asset Management and Boston Company Asset Management. Mr. Powers is currently a director of PulteGroup, Inc. and Sun Life Financial Inc. and previously a member of the board of directors of Whole Foods Market, Inc. in 2017.
Key Skills & Qualifications
With over three decades of experience leading and advising firms in the investment management industry, Mr. Powers has extensive global operational and business expertise. In addition, as the former CEO of State Street Global Advisors, his background in overseeing and guiding ESG-related engagement with invested companies is a tremendous asset to ADP. The valuable blend of these critical skills and his investor mindset support the board in its oversight of the company’s strategic direction, growth and transformation.

William J. Ready
Director since: 2016 Age: 41 Independent Committees: ►Audit ►CDTAC
President of Commerce, Payments & Next Billion Users of Google Inc.
Since January 2020, Mr. Ready is the president of commerce, payments & next billion users at Google. Previously, Mr. Ready was PayPal’s executive vice president and chief operating officer from October 2016 through July 2019. Prior to that, he was PayPal’s senior vice president, global head of product and engineering since January 2015. Since August 2011, he had been the chief executive officer of Braintree, a mobile and web payment systems company acquired by PayPal in 2013. He continued to lead Braintree in his capacity as chief operating officer of PayPal. Prior to Braintree, Mr. Ready was executive in residence at Accel Partners, a leading Silicon Valley venture capital and growth equity firm. A veteran of the payments industry, Mr. Ready also served as president of iPay Technologies from 2008 to 2011. He also worked as a strategy consultant for McKinsey & Company, where he advised leading financial technology companies. Mr. Ready is a special advisor to Brighton Park Capital, a senior advisor and limited partner of Silversmith Capital Partners, and a director of Williams-Sonoma and Venminder, a private company.
Key Skills & Qualifications
Mr. Ready possesses strong expertise in the technology-based products and services industry, which is a valuable asset to our board of directors and contributes to the oversight of the company’s strategic direction and growth. He also brings to our board of directors deep operational experience and knowledge of the technology industry’s consumer space, including related cybersecurity matters.

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Proposal 1

Carlos A. Rodriguez
Director since: 2011 Age: 57 Management
President and Chief Executive Officer of Automatic Data Processing, Inc.
Mr. Rodriguez is president and chief executive officer of the company. He served as president and chief operating officer of the company before he was appointed to his current position in November 2011. Having started his career at the company in 1999, Mr. Rodriguez previously served as president of several key businesses, including National Accounts Services, Employer Services International, Small Business Solutions, and Professional Employer Organization, giving him deep institutional knowledge across the company’s business. Mr. Rodriguez was also a director of Hubbell Inc., a manufacturer of electrical and electronic products, from 2009 to 2016.
Key Skills & Qualifications
In addition to broad managerial, operational and strategic planning expertise, Mr. Rodriguez brings a wealth of business acumen and leadership experience to our board of directors, including a deep knowledge of the HCM industry and unique understanding of our business, coupled with a proven track record of integrity, achievement and strategic vision.

Sandra S. Wijnberg
Director since: 2016 Age: 65 Independent Committees: ►Audit, Chair ►Nominating/ Corporate Governance
Former Executive Advisor, Partner and Chief Administrative Officer of Aquiline Holdings
Ms. Wijnberg was an executive advisor of Aquiline Holdings, a registered investment advisory firm, from 2015 to 2019, and prior to that, a partner and the chief administrative officer of Aquiline Holdings from 2007 to 2014. From 2014 to 2015, Ms. Wijnberg left Aquiline Holdings to work in Jerusalem at the behest of the U.S. State Department as the deputy head of mission, Office of the Quartet. Prior to joining Aquiline Holdings, she was the senior vice president and chief financial officer of Marsh & McLennan Companies, Inc., from January 2000 to April 2006, and before that, the treasurer and interim chief financial officer of YUM! Brands, Inc. She is a director of Cognizant Technology Solutions Corporation and T. Rowe Price Group, Inc. and the lead director of Hippo Holdings Inc. She previously served on the boards of Tyco International plc from 2003 to 2016 and TE Connectivity Ltd. from 2007 to 2009.
Key Skills & Qualifications
Ms. Wijnberg is a seasoned business leader with strong financial acumen and significant corporate finance, accounting, strategic planning, insurance and risk management expertise. Her international experience also provides a valuable global perspective to our board of directors.

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Proposal 1

It is expected that all nominees proposed by our board of directors will be able to serve on the board if elected. However, if before the election one or more nominees is unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors (unless the board reduces the number of directors to be elected).

If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

Stockholder Approval Required
At the 2021 Annual Meeting of Stockholders, directors will be elected by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors will be elected by the vote of a plurality of the shares represented in person or by proxy.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

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Corporate Governance

The board of directors’ categorical standards of director independence are consistent with Nasdaq listing standards and are available in the company’s corporate governance principles on our corporate website at www.adp.com. To access these documents, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” The board of directors has determined that Mses. Haynesworth, Katsoudas, Keene and Wijnberg and Messrs. Bisson, Clark, Jones, Lynch, Powers and Ready meet these standards and are independent for purposes of the Nasdaq listing standards. All current members of the audit, compensation and management development, nominating/corporate governance, and corporate development and technology advisory committees are independent.

In the ordinary course of business, the company has business relationships with certain companies in which ADP directors also serve as executive officers or on the board of directors, including for example, hardware, software, HCM and other technology services. Based on the standards described above, the board of directors has determined that none of these transactions or relationships, nor the associated amounts paid to the parties, was material or would impede the exercise of independent judgment.

It is our policy that our directors attend the Annual Meetings of Stockholders.

All of our directors then in office attended our 2020 Annual Meeting of Stockholders. During fiscal year 2021, our board of directors held five (5) meetings. All of our incumbent directors attended at least 75%, in the aggregate, of the meetings of the board of directors and the committees of which they were members during the periods that they served on our board of directors during fiscal year 2021.

Executive sessions of the non-management directors are held during each meeting of the committees and the board of directors. Mr. Jones, our independent non-executive chairman of the board, presided at each executive session of the board of directors.

Board Leadership Structure

Our corporate governance principles do not require the separation of the roles of chairman of the board and chief executive officer because the board believes that effective board leadership can depend on the skills and experience of, and personal interaction between, people in leadership roles. Our board of directors is currently led by Mr. Jones, our independent non-executive chairman of the board. Mr. Rodriguez, our chief executive officer, serves as a member of the board of directors. The board of directors believes this leadership structure is in the best interests of the company’s stockholders at this time. Separating these positions allows our chief executive officer to focus on developing and implementing the company’s business plans and supervising the company’s day-to-day business operations, and allows our chairman of the board to lead the board of directors in its oversight, advisory, and risk management roles.

Board Composition and Director Succession Planning

The board takes a thoughtful approach to its composition to ensure alignment with the company’s evolving corporate strategy. We believe our board composition strikes a balanced approach to director tenure and allows the board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business. We refresh our board and assess our board succession plans regularly with this balance of tenure and experience in mind. Five of our director nominees have a tenure of five

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years or less. As of our 2021 Annual Meeting, the average age of our eleven director nominees will be 61.6 years and the average tenure of our ten independent director nominees will be 5.7 years.

Our director succession planning is conducted in the context of a skillset review designed to focus on key areas of skills and experience deemed to be most helpful to driving board performance. Our nominating/corporate governance committee evaluates these desired attributes on an ongoing basis and adds new skills and qualifications as necessary in light of the company’s changing strategy and needs.

Individual director evaluations are also conducted by the nominating/corporate governance committee on an annual basis, in close coordination with our chairman.

The form of assessment used to facilitate this review is refreshed each year to ensure relevance and covers a broad array of topics relevant to individual performance such as knowledge, expertise, commitment, preparation, integrity and judgment. This process facilitates director succession planning as it helps identify opportunities to enhance individual performance and any relevant feedback is communicated to the individual director.

In addition to individual evaluations, the nominating/corporate governance committee, working with our chairman, conducts a thorough evaluation at the board and committee levels to ensure the effectiveness of the directors and their ability to work as a team in the long-term interest of the company. This assessment is conducted through a questionnaire process, which is also refreshed each year, and designed to elicit feedback with respect to areas such as board/committee structure, governance, communication, culture, risk and strategy. Responses are shared and discussed with the nominating/corporate governance committee. The committee then shares the output of this process with the full board along with a series of recommendations that are subsequently implemented to improve board and committee performance, practices and procedures.

The company also has a director retirement policy in place to promote thoughtful board refreshment, as set forth in further detail under “Retirement Policy” on page 19 of this proxy statement.

Director Nomination Process

Our nominating process ensures our board consists of a well-qualified and diverse group of leaders who bring an important mix of boardroom and operating experience. When the board of directors decides to recruit a new member, or when the board of directors considers any director candidates submitted for consideration by our stockholders, it seeks strong candidates who, ideally, meet all of its categorical standards of director independence, and who complement our identified board skillset needs. Additionally, candidates should possess the following personal characteristics: (i) business community respect for his or her integrity, ethics, principles, insights and analytical ability; and (ii) ability and initiative to frame insightful questions, speak out and challenge questionable assumptions and disagree without being disagreeable.

The nominating/corporate governance committee will not consider candidates who lack the foregoing personal characteristics.

To ensure that our board is composed of directors with sufficiently diverse and independent perspectives, our nominating/corporate governance committee considers a wide range of other factors in determining the composition of our board of directors, including diversity of thought, individual qualities such as professional experience, skills, education and training, and a range of types of diversity, including race, gender, ethnicity, age, culture and geography.

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Corporate Governance

The nominating/corporate governance committee retains a third-party search firm from time to time to identify and evaluate, as appropriate, potential nominees to the board. Nominations of candidates for our board of directors by our stockholders for consideration at our 2022 Annual Meeting of Stockholders are subject to the deadlines and other requirements described under “Stockholder Proposals” on page 90 of this proxy statement.

Retirement Policy

Our director retirement policy provides that, subject to such exceptions on a case by case basis as the board of directors shall determine, no person will be nominated by the board of directors to serve as a director following the date he or she turns 72. Management directors who are no longer officers of the company are required to offer to resign from the board of directors.

After considering his many contributions, including the number of board objectives for which he provided great insight and value, as well as his knowledge and expertise, and relatively short tenure on the board, the board of directors previously waived the mandatory retirement age of 72 for Mr. Clark. The waiver was effective upon his 72nd birthday in calendar year 2018 and allows Mr. Clark to stand for re-election through November 2021.

Committees of the Board of Directors

During fiscal year 2021, our board of directors held five (5) meetings. The table below provides the current membership and meeting information for each of the committees of the board of directors.

Name	Audit	Compensation & Management Development (CMDC)	Nominating/ Corporate Governance (NCGC)	Corporate Development & Technology Advisory (CDTAC)
Peter Bisson			✓	Chair
Richard T. Clark		Chair
Linnie M. Haynesworth	✓			✓
Francine S. Katsoudas		✓		✓
Nazzic S. Keene	✓			✓
Thomas J. Lynch		✓	✓
Scott F. Powers		✓	Chair
William J. Ready	✓			✓
Sandra S. Wijnberg	Chair,		✓
Number of meetings held in
fiscal year 2021	7	4	3	4
- Financial expert member of audit committee

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Audit Committee

Sandra S. Wijnberg
Committee Chair

Other
committee members:
Richard T. Clark
Linnie M. Haynesworth
Nazzic S. Keene
William J. Ready

►All members are independent and financially literate under Nasdaq listing standards

The audit committee’s principal functions are to assist the board of directors in fulfilling its oversight responsibilities with respect to:

●our systems of internal controls regarding finance, accounting, legal compliance, and ethical behavior;
●our auditing, accounting and financial reporting processes generally;
●our financial statements and other financial information that we provide to our stockholders, the public and others;
●our compliance with legal and regulatory requirements;
●the appointment, compensation, retention and performance of our independent auditors and the selection of the lead audit partner; and
●the performance of our corporate audit department.

The audit committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” A further description of the role of the audit committee is set forth on page 83 under “Audit Committee Report.”

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Corporate Governance

Nominating/Corporate Governance Committee
Scott F. Powers Committee Chair Other committee members: Peter Bisson Thomas J. Lynch Sandra S. Wijnberg ►All members are independent under Nasdaq listing standards

The principal functions of the nominating/corporate governance committee are to:

●identify individuals qualified to become members of the board of directors and recommend a slate of nominees to the board of directors annually;
●ensure that the audit, compensation and management development, and nominating/corporate governance committees of the board of directors have the benefit of qualified and experienced independent directors;
●review and reassess annually the adequacy of the board of directors’ corporate governance principles and recommend changes as appropriate;
●oversee the evaluation of the board of directors and committees; and
●review our policies and programs that relate to matters of corporate citizenship, including environmental sustainability.

The nominating/corporate governance committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.”

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Compensation and Management Development Committee
Richard T. Clark Committee Chair Other committee members: Francine S. Katsoudas Thomas J. Lynch Scott F. Powers ►All members are independent under Nasdaq listing standards

The compensation and management development committee sets and administers our executive compensation programs. See “Compensation Discussion and Analysis” on page 38 of this proxy statement.

The compensation and management development committee is authorized to engage the services of outside advisors, experts and others to assist the committee. For fiscal year 2021, the compensation and management development committee sought advice from FW Cook, an independent compensation consulting firm specializing in executive and director compensation. For further information about FW Cook’s services to the compensation and management development committee, see “Compensation Consultant” on page 47 of this proxy statement.

The compensation and management development committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” Each member of the compensation and management development committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The compensation and management development committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of Nasdaq.

Corporate Development and Technology Advisory Committee
Peter Bisson Committee Chair Other committee members: Linnie M. Haynesworth Francine S. Katsoudas Nazzic S. Keene William J. Ready

The corporate development and technology advisory committee’s principal functions are to act in an advisory capacity to the board and management concerning potential acquisitions, strategic investments, divestitures and matters of technology and innovation.

The corporate development and technology advisory committee acts under a written charter, which is available online on our corporate website at www.adp.com. To access this document, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.”

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Corporate Governance

The Board’s Role in Risk Oversight

Our board of directors provides oversight with respect to the company’s enterprise risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate the various risks confronting the company, including risks that are related to the achievement of the company’s operational and financial strategy. As set forth in more detail below, the board of directors performs this oversight function periodically as part of its meetings and also through its audit, compensation and management development, and nominating/corporate governance committees, each of which examines various components of risk as part of its assigned responsibilities. In addition, our corporate development and technology advisory committee advises the board with respect to certain risks assigned to oversight of the full board, principally around technology and innovation, strategic investments, acquisitions and divestitures.

Our committees report back on risk oversight matters directly to the board of directors on a regular basis. Management is responsible for implementing and supervising day-to-day risk management processes and reporting to the board of directors and its committees as necessary.

Compensation and Management Development Committee
●	3	Internal Operations (Talent Management Risk)
Audit Committee
●	3	Internal Operations
●	4	Info Tech / Cybersecurity
●	5	Financial Management & Reporting
●	6	Legal & Compliance
Board
●	1	Strategic
●	2	Client-Facing Operations
●	4	Info Tech / Cybersecurity (Components of Info and System Reliability Risk)
●	5	Financial Management & Reporting (Components of Financial Op Risk and External Economic Risk)
Nominating Committee
●	6	Legal & Compliance (Corporate Governance)

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Audit Committee

Our audit committee focuses on financial risks, including reviewing with management, our internal auditors, and our independent auditors, the company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls, and the steps management has taken to monitor and control financial risk exposures.

In addition, our audit committee reviews risks related to compliance with applicable laws, regulations, and ethical standards, and also operational risks related to information security and system disruption. Our audit committee regularly receives, reviews and discusses with management presentations and analyses on various risks confronting the company.

Oversight of Cybersecurity
Our board of directors recognizes that security is integral to our products, our business processes and infrastructure. The mission of our global security organization (“GSO”) is to protect client data and funds and prevent security incidents. Our GSO is tasked with monitoring physical and cybersecurity risks, including operational risks related to information security and system disruption. A cross-functional, enterprise-wide management program operates to ensure our global security program’s effectiveness and members of the company’s executive committee, through an executive security council, routinely review strategy, policy, program effectiveness, standards enforcement and cyber issue management. Our board of directors and our audit committee are actively engaged in the oversight of our global information security program. More information on our program is available on our corporate website, at www.adp.com. To access this information, click on “About ADP,” then “Data Security.”

✓	Our audit committee receives regular, quarterly reports on these matters from our chief security officer, including on the status of projects to strengthen the company’s security systems and improve cyber readiness, as well as on existing and emerging threat landscapes. Concurrent and in addition to these reports, our chief administrative officer (who oversees legal, security and compliance matters) provides a legal, regulatory and ethics update at each meeting of the audit committee, which includes matters of cybersecurity.	✓	Given the importance of information security to our stakeholders, our board also receives an annual report from our chief security officer to review our program for managing these security risks.

✓	Our global information security program is subject to an annual third-party assessment overseen by our board of directors.	✓	Members of our board also observe an annual cybersecurity table-top exercise conducted by senior management to validate, test and assess the effectiveness and adequacy of certain roles and decision-making processes in the event of an incident.

Oversight of Privacy
Intertwined with our global information security program is our global privacy program. Our audit committee oversees matters of privacy, and receives reports on these matters at each meeting from our chief administrative officer, as well as regular updates from our head of compliance, including on related risk assessment and risk management activities. On a management level, ADP’s privacy program is led by ADP’s global chief privacy officer and the members of the global data privacy and governance team, in cooperation with the privacy stewards of all of ADP’s business units and functional areas. Our global chief privacy officer provides regular reports to our company’s executive committee, and our audit committee is actively engaged in the oversight of our global privacy program.

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Corporate Governance

✓	ADP’s Privacy Commitment: We are committed to compliance with privacy requirements and the protection of all personal data processed by ADP. ADP has adopted a set of privacy principles that serve as the foundation for our global privacy program, which includes our global privacy policy and our binding corporate rules (BCRs), all of which may be found in greater detail on our corporate website, at www.adp.com. To access this information, click on “About ADP,” then “Data Privacy.”

✓	Our BCRs cover the transfer of data between ADP affiliates across the globe and ensure the highest standard of protection to personal data processed by ADP, regardless of where such data is being processed. Our BCRs establish the rules for processing personal data at ADP as both a data processor (covering the processing of clients’ data in the European Union) and a data controller (covering the data of our employees under a controller workplace code, and other business associates under a business controller code regardless of where such data is being collected). We continue to rank among an elite number of companies worldwide to have gained regulators’ approval to implement BCRs as both a data processor and data controller.

Compensation and Management Development Committee

Our compensation and management development committee oversees risks related to compensation policies and practices, including management succession planning and our talent strategy, including the recruitment, development and retention of executive talent.

Compensation and Risk Management
Our compensation and management development committee considered the risks presented by the company’s compensation policies and practices at its meetings in August 2020 and 2021 and believes that our policies and practices of compensating employees do not encourage excessive or unnecessary risk-taking for the following reasons:

✓	Diverse Performance Measures. Our incentive plans have diverse performance measures, including company and business unit financial measures, key strategic objectives, and individual goals.	✓	Balance. Our compensation programs balance annual and long-term incentive opportunities, cash and equity, and fixed and variable incentives.

✓	Payout Caps. We cap incentive plan payouts within a reasonable range.	✓	Mix. The mix of performance-based equity awards and stock options in our long-term incentive programs serves the best interests of stockholders and the company.	✓	Stock Ownership Guidelines. Our stock ownership guidelines link the interests of our executive officers to those of our stockholders.

✓	Clawback Policy. Our clawback policy allows for the recovery of both cash and equity incentive compensation from any current or former executive who engages in any activity that is in conflict with or adverse to the company’s interests, including fraud or conduct contributing to any financial restatements or irregularities.	✓	Other. We prohibit our directors and all of our employees from engaging in any hedging or similar transactions involving ADP securities, holding ADP securities in a margin account, or pledging ADP securities as collateral for a loan. Any transactions in ADP securities by our executive officers are executed through a 10b5-1 program.

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Nominating/Corporate Governance Committee

Our nominating/corporate governance committee oversees risks associated with board structure and other corporate governance policies and practices, including matters of corporate citizenship (such as ESG matters) and the review and approval of any related-person transactions under our Related Persons Transaction Policy.

The Board’s Role in Strategy Oversight

Our directors take an active role in the oversight of the company’s strategy at both a board and committee level, with management responsible for the execution of our business strategy. In addition to regular performance updates to the board and committees, the company convenes a dedicated strategy session each year with the board. This ongoing effort enables the board to focus on company performance over the short, medium and long-term horizons, as well as the quality of operations and industry trends.

✓	Annual Strategy Session	✓	Annual Operating Plan and Capital Structure Review	✓	Strategy and Transformation Roadmap. Our board and CDTAC receive updates at each meeting on the company’s strategic progress, ongoing transformation and innovation journey.

✓	Executive Sessions. Independent directors also hold regularly scheduled executive sessions without company management present, at which strategy is discussed.	✓	Stockholder Engagement. Members of our board, including our independent chairman, actively participate in stockholder engagement. Our board also regularly discusses and reviews feedback on strategy from our stockholders and stakeholders.	✓	Operational Site Visits. Board discussions are enriched through ongoing visits to, and meetings with local associates at, ADP locations that are strategically important to our business, such as our OneADP centers of excellence and our Innovation Labs.

The Board’s Role in Human Capital Management and Talent Development

As part of its focus on human capital management and tight integration with company strategy, a key responsibility of our board of directors is to ensure that ADP has a strong, performance-driven senior management team in place. In connection with this responsibility, our board of directors oversees the development and retention of senior talent to ensure that an appropriate succession plan is in place for our CEO as well as the members of the company’s executive committee that directly support our CEO.

Our compensation and management development committee regularly reviews the bench strength of our senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare senior leaders for greater responsibilities.

As part of building a diverse and inclusive workforce to support a culture of openness and innovation at ADP, our compensation and management development committee also regularly assesses the talent pool of candidates just below the executive committee level to ensure a robust and diverse talent pipeline. In parallel, the company shares with other committees of the board, as appropriate, a similar view of the talent pipeline of various functions and businesses within the company. For example, the company annually shares with CDTAC our talent acquisition strategy, evolving skill mix, composition and talent pipeline of the company’s global product and technology organization.

While our compensation and management development committee has the primary responsibility to develop succession plans for the CEO position, it regularly reports to the board of directors and decisions are made at the board level. In connection with this responsibility for developing managerial succession plans, our board of directors reviews, at least annually, the short, medium and long-term succession plans for the company’s senior management,

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including the CEO. This annual review also includes a review of the company’s broader HCM practices around culture, engagement, and diversity and inclusion. In addition, our board meets regularly with high-potential executives from

ADP’s various business units at each regular board meeting, which provides our board with greater, direct exposure to a broader group of pipeline candidates.

Corporate Social Responsibility and Sustainability

ADP is committed to delivering more human, simple and sustainable business solutions for all of those we serve. We believe that our vision for corporate social responsibility (“CSR”) will attract, engage and retain top talent, bolster continued business performance and conserve environmental resources for our company and our clients. We have pledged to help build a better workforce — for our company, our associates, our clients and our world. This commitment is reflected in our 2020 CSR report. Our commitment to CSR is a core principle within ADP’s mission, vision and values, and encompasses everything from corporate governance, ethics and environmental stewardship to diversity, philanthropy and promoting employee growth and belonging around the world. We strive to embody an inclusive culture that extends beyond our diversity and inclusion function and believe that leadership drives performance and innovation through employee growth, belonging and greater purpose. We believe sustainability is about creating value for all of our stakeholders: our people, our clients, our partners, our investors and our community at large. We continue to deepen our sustainability efforts in four key pillars:

Innovation	Associates	Community	Environment

At ADP, we design for people. By working at the forefront of our clients’ needs, we anticipate trends and create solutions together. Our innovation strategy is simple: We innovate by anticipating the future of work, the future of HCM and the future of pay in order to meet the evolving and unique needs of our clients and their workers.

Our long-term business success is closely linked to our commitment to creating an environment in which our associates thrive. We believe in a competitive, inclusive and diverse workforce that represents the communities we serve. This is vital in building a company where our employees feel valued, welcome, and can achieve their full potential.

Responsibility to the world around us is at the heart of our business. We believe that our company is only as strong as the communities in which we operate. By elevating our communities, we support critical causes and provide a foundation for our business to continue thriving.

Environmental sustainability is integral to both our CSR program and our business strategy. We understand which environmental issues are relevant to our business and offer opportunities for us to make a meaningful impact. We also believe that creating sustainable products and streamlining our operations drives efficiency, innovation and, ultimately, long-term value-creation.

Fiscal Year 2021 Sustainability Highlights and Looking Ahead

✓	Issued third CSR report (November 2020)	✓	Enhanced diversity metric disclosure in CSR report (November 2020)	✓	Adopted the Sustainability Accounting Standards Board (SASB) reporting framework, in addition to the Global Reporting Initiative (GRI) (November 2020)

Increasing energy efficiency and reducing greenhouse gas emissions associated with our operations are central goals for our environmental sustainability program. Looking ahead, ADP is committed to achieving net zero greenhouse gas emissions by 2050 and is in the process of developing a

Paris Agreement-compliant climate transition plan that will include short, medium and long-term global greenhouse gas emission targets. Further updates on these efforts will be made available in our future CSR reporting.

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Corporate Governance

CSR and Sustainability Governance

Our board of directors is squarely focused on the sustainability of our business for the long-term. In line with this focus, the nominating/corporate governance committee oversees the company’s policies and programs on issues of corporate citizenship, including our CSR and sustainability program, as well as ADP’s philanthropic activities. The committee receives periodic reports and updates from the company’s chief diversity and talent officer (“CDTO”)

and reports back on these matters to the full board. Our board members have complete and open access to senior members of management, including our CDTO. ADP’s CSR and sustainability activities are coordinated by our CDTO, who reports to ADP’s chief human resources officer.

We invite you to visit sustainability.adp.com to read more about our CSR and sustainability efforts.

Communications with All Interested Parties

All interested parties who wish to communicate with the board of directors, the audit committee, or the non-management directors, individually or as a group, may do so by sending a detailed letter to Mail Stop #405E, One ADP Boulevard, Roseland, New Jersey 07068, leaving a message for a return call at 973-974-5770 or sending an email to adp.audit.committee@adp.com. We will relay any such communication to the non-management director to which such communication is addressed, if applicable, or to the most appropriate committee chairperson, the chairman of the board, or the full board of directors, unless, in any case, it is outside the scope of matters considered by the board of directors or duplicative of other communications previously forwarded to the board of directors.

Communications to the board of directors, the non-management directors, or to any individual director that relate to the company’s accounting, internal accounting controls, or auditing matters are referred to the chairperson of the audit committee.

Transactions with Related Persons

We have a written “Related Persons Transaction Policy” pursuant to which any transaction between the company and a “related person” in which such related person has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be submitted to our nominating/corporate governance committee for review, approval, or ratification.

A “related person” means a director, executive officer or beneficial holder of more than 5% of the company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest in that entity. Our directors and executive officers must inform our general counsel at the earliest practicable time of any plan to engage in a potential related person transaction. This policy requires our nominating/corporate governance committee to be provided with full information concerning the proposed transaction, including the benefits to the company and the related person, any alternative means by which to obtain like benefits, and terms that would prevail in a similar transaction with an unaffiliated third party. In considering whether to approve any such transaction, the nominating/corporate governance committee will consider all relevant factors, including the nature of the interest of the related person in the transaction and whether the transaction may involve a conflict of interest.

Specific types of transactions are excluded from the policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.

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Corporate Governance

Availability of Corporate Governance Documents

Our Corporate Governance Principles and Related Persons Transaction Policy may be viewed online on the company’s website at www.adp.com. To access these documents, click on “Investors,” then “Corporate Governance,” and then “Governance Documents.” Our Code of Business Conduct & Ethics and Code of Ethics for Principal Executive

Officer and Senior Financial Officers may be found at www.adp.com under “Investors” in the “Corporate Governance” tab. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the company’s headquarters.

Compensation Committee Interlocks and Insider Participation

Ms. Katsoudas and Messrs. Clark, Lynch and Powers are the four independent directors who currently sit on the compensation and management development committee. No committee member has ever been an officer of the company. During fiscal year 2021 and as of the date of this proxy statement, no committee member has been an employee of the company or eligible to participate in our employee compensation programs or plans, other than the company’s amended and restated 2008 Omnibus Award

Plan under which non-employee directors previously have received stock option grants and deferred stock units (“DSUs”) or, in the case of our 2018 Omnibus Award Plan, DSUs. None of our executive officers have served on the compensation and management development committee or on the board of directors of any entity that employed any of the compensation and management development committee members or directors of the company.

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Compensation of Non-Employee Directors

Our nominating/corporate governance committee reviews and evaluates non-employee director compensation on an annual basis to ensure that our directors are compensated appropriately for their time commitment and responsibilities. The nominating/corporate governance committee makes recommendations to the board of directors, as appropriate, based on its review, benchmark information from peer companies, and other relevant data. The elements of our non-employee director compensation program are as follows:

Compensation Element	Fiscal Year 2021 Compensation
Director Annual Retainer	●$195,000 Deferred Stock Units (“DSUs”) ●$115,000 Cash or DSUs
Additional Non-Executive Chairman Retainer	●$100,000 DSUs ●$100,000 Cash or DSUs
Committee Chair Retainers (Cash, Deferred or DSUs)	●Audit: $20,000 ●Compensation and Management Development: $15,000 ●Nominating/Corporate Governance: $15,000 ●Corporate Development and Technology Advisory: $15,000
Meeting Fees (Cash, Deferred or DSUs)	Board Meetings: ●$2,000, per meeting, beginning with the eighth meeting Committee Meetings: ●$1,500 per meeting, beginning with the eighth meeting

Annual Retainers

The annual retainer for non-employee directors is $310,000, $195,000 of which is paid in the form of DSUs and $115,000 of which may, at the election of each director, be paid in cash or in DSUs.

In addition, the chairman of our board of directors receives an incremental retainer of $200,000, $100,000 of which is paid in the form of DSUs and $100,000 of which may, at the election of the chairman, be paid in cash or in DSUs. This incremental retainer resulted in a total annual retainer of $510,000 for the chairman of our board of directors in fiscal year 2021.

The chair of the audit committee was paid an additional annual retainer of $20,000, and each chair of the compensation and management development, nominating/corporate governance, and corporate development and technology advisory committees was paid an additional annual retainer of $15,000. The additional annual retainer may, at the election of each committee chair, be paid in cash, deferred or paid in DSUs.

Meeting Fees

Meeting fees are not paid in respect of the first seven meetings of the board of directors or of any individual committee. Non-employee directors receive $2,000 for each board of directors meeting attended and $1,500 for each committee meeting attended beginning with the eighth meeting of the board of directors or any individual committee, as applicable. Meeting fees may, at the election of each director, be paid in cash, deferred, or paid in DSUs. Under our current 2018 Omnibus Award Plan (“2018 Omnibus Award Plan”) and prior amended and restated 2008 Omnibus Award Plan (the “Prior Plan”), a director may specify whether, upon separation from the board, he or she would like to receive any deferred cash amounts in a lump-sum payment or in a series of substantially equal annual payments over a period ranging from two to ten years. There were no meeting fees paid to the non-employee directors for fiscal year 2021.

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Compensation of Non-Employee Directors

Deferral Policy

Pursuant to our 2018 Omnibus Award Plan (and previously, under our Prior Plan), each non-employee director is credited with an annual grant of DSUs on the date established by the board for the payment of the annual retainer equal in number to the quotient of the non-elective portion of the retainer ($195,000 for fiscal year 2021 and $295,000 in the case of the chairman), divided by the closing price of a share of our common stock on the date this amount is credited. The elective portion of the annual retainer is credited in the same manner for directors who elect DSUs. DSUs are fully vested when credited to a director’s account. When a dividend is paid on our common stock, each director’s account is credited with an amount equal to the cash dividend. When a director ceases to serve on our board, such director will receive a number of shares of common stock equal to the number of DSUs in such director’s account and a cash payment equal to the dividend payments accrued, plus interest on the dividend equivalents from the date such dividend equivalents were credited. The interest will be paid with respect to each twelve-month period beginning on November 1 of such period to the date of payment and will be equal to the rate for five-year U.S. Treasury Notes published in The Wall Street Journal® on the first business day of November of each such twelve-month period plus 0.50%. Non-employee directors do not have any voting rights with respect to their DSUs. All of our non-employee directors chose to receive the entire elective portion of their annual retainers in the form of DSUs during fiscal year 2021.

Role of the Nominating/Corporate Governance Committee

The nominating/corporate governance committee is responsible for reviewing, evaluating, and making recommendations to the board on an annual basis with respect to all aspects of non-employee director compensation. The full board then reviews these recommendations and makes a final determination on the compensation of our non-employee directors. During fiscal year 2021, the nominating/corporate governance committee engaged FW Cook, compensation consultant to the compensation and management development committee, to review the design and competitiveness of our non-employee director compensation program.

Changes to Director Compensation in Fiscal Year 2022

In connection with the annual review discussed above, the board of directors approved an increase to the non-elective portion of the annual retainer to $215,000 (from $195,000), to be effective at the time of the 2021 Annual Meeting of Stockholders, which will be paid in the form of DSUs. There were no other changes made to the non-employee director compensation program for fiscal year 2022.

Stock Ownership Guidelines

Our stock ownership guidelines are intended to promote ownership in the company’s stock by our non-employee directors and to align their financial interests more closely with those of other stockholders of the company. Each non-employee director has a minimum stockholding requirement of our common stock equal to five times his or her annual cash retainer.

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Compensation of Non-Employee Directors

Directors who are employees of the company or any of our subsidiaries receive no remuneration for services as a director. The following table shows compensation for our non-employee directors for fiscal year 2021.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2021

Name	Fees Earned or Paid in Cash(8) ($)	Stock Awards(9) ($)	All Other Compensation(10) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Peter Bisson(1)	$130,000	$195,000	$20,000	$345,000
Richard T. Clark(2)	$130,000	$195,000	$20,000	$345,000
Linnie M. Haynesworth(3)	$115,000	$195,000	$0	$310,000
R. Glenn Hubbard(4)	$0	$0	$160,000	$160,000
John P. Jones(5)	$215,000	$295,000	$0	$510,000
Francine S. Katsoudas	$115,000	$195,000	$0	$310,000
Nazzic S. Keene	$115,000	$195,000	$10,000	$320,000
Thomas J. Lynch	$115,000	$195,000	$20,000	$330,000
Scott F. Powers(6)	$130,000	$195,000	$0	$325,000
William J. Ready	$115,000	$195,000	$0	$310,000
Sandra S. Wijnberg(7)	$135,000	$195,000	$4,000	$334,000

(1)	As chair of the corporate development and technology advisory committee, Mr. Bisson received a $15,000 annual retainer, which is included in fees earned.

(2)	As chair of the compensation and management development committee, Mr. Clark received a $15,000 annual retainer, which is included in fees earned.

(3)	Ms. Haynesworth became a director as of the date of the 2020 Annual Meeting of Stockholders.

(4)	Mr. Hubbard retired from the board of directors as of the date of the 2020 Annual Meeting of Stockholders.

(5)	Mr. Jones is the non-executive chairman of the board of directors.

(6)	As chair of the nominating/corporate governance committee, Mr. Powers received a $15,000 annual retainer, which is included in fees earned.

(7)	As chair of the audit committee, Ms. Wijnberg received a $20,000 annual retainer, which is included in fees earned.

(8)	Represents the following, whether received as cash, deferred or received as DSUs: (i) the elective portion of directors’ annual retainer, (ii) annual retainers for committee chairs and (iii) board and committee meeting fees. See footnote 9 below for additional information about DSUs held by directors.

(9)	Represents the non-elective portion of the annual retainer required to be credited in DSUs to a director’s annual retainer account. Amounts set forth in the Stock Awards column represent the aggregate grant date fair value for fiscal year 2021 as computed in accordance with FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to our audited consolidated financial statements for the fiscal year ended June 30, 2021 included in our annual report on Form 10-K for the fiscal year ended June 30, 2021.

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Compensation of Non-Employee Directors

The grant date fair value for each DSU award granted to directors in fiscal year 2021 (including in respect of elective deferrals of amounts otherwise payable in cash), calculated in accordance with FASB ASC Topic 718, is as follows:

Director	Grant Date	Grant Date Fair Value
Peter Bisson	11/11/2020	$325,000
Richard T. Clark	11/11/2020	$325,000
Linnie M. Haynesworth	11/11/2020	$310,000
John P. Jones	11/11/2020	$510,000
Francine S. Katsoudas	11/11/2020	$310,000
Nazzic S. Keene	11/11/2020	$310,000
Thomas J. Lynch	11/11/2020	$310,000
Scott F. Powers	11/11/2020	$325,000
William J. Ready	11/11/2020	$310,000
Sandra S. Wijnberg	11/11/2020	$330,000

The aggregate number of outstanding DSUs held by each director at June 30, 2021 is as follows: Mr. Bisson, 15,387; Mr. Clark, 30,776; Ms. Haynesworth, 1,803; Mr. Jones, 57,774; Ms. Katsoudas, 4,556; Ms. Keene, 3,026; Mr. Lynch, 6,987; Mr. Powers, 7,164; Mr. Ready, 14,196; and Ms. Wijnberg, 12,956.

(10)	For Mr. Hubbard, this amount reflects a donation made by the ADP Foundation to a charitable organization of his choice in connection with his years of service and contributions as a director of the company. For the other directors, this amount reflects contributions by the ADP Foundation that match the charitable gifts made by our directors. The ADP Foundation makes matching charitable contributions in an amount not to exceed $20,000 in a calendar year in respect of any given director’s charitable contributions for that calendar year. Amounts may exceed $20,000 because, while matching charitable contributions are limited to $20,000 in a calendar year, this table reflects matching charitable contributions for the fiscal year ended June 30, 2021.

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Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of the company’s common stock by (i) each director and nominee for director of the company, (ii) each of our named executive officers (“NEOs”) included in the Summary Compensation Table, (iii) all company directors and executive officers as a group (including the NEOs) and (iv) all stockholders that are known to the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. Unless otherwise noted in the footnotes following the table, each person listed below has sole voting and investment power over the shares of common stock reflected in the table. Unless otherwise noted in the footnotes following the table, the information in the table is as of August 15, 2021 and the address of each person named is Mail Stop #450, One ADP Boulevard, Roseland, New Jersey, 07068.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent
John C. Ayala	81,729	*
Peter Bisson	15,387	*
Maria Black	99,106	*
Richard T. Clark	30,776	*
Linnie M. Haynesworth	1,803	*
John P. Jones	57,774	*
Francine S. Katsoudas	4,556	*
Nazzic S. Keene	3,041	*
Thomas J. Lynch	7,597	*
Scott F. Powers(2)	8,614	*
William J. Ready	14,196	*
Carlos A. Rodriguez	397,871	*
Donald Weinstein	88,636	*
Sandra S. Wijnberg	12,956	*
Kathleen A. Winters	34,288	*
BlackRock, Inc.(3)	30,500,465	7.1%
The Vanguard Group, Inc.(4)	37,786,861	8.81%
Directors, director nominees and executive officers as a group 28 persons, including those directors and executive officers named above(5)	1,422,736	*

Footnotes:

*	Indicates less than one percent.

(1)
Includes: (i) 457,294 shares that may be acquired upon the exercise of stock options that are exercisable on or prior to October 14, 2021 held by the following executive officers: Mr. Ayala (41,553), Ms. Black (54,522), Mr. Rodriguez (287,132), Mr. Weinstein (44,219) and Ms. Winters (29,868); and (ii) 796,462 shares subject to stock options held by the executive officers as a group. Includes: (i) 88,847 shares that were acquired by the following executive officers in connection with the vesting of performance-based stock units based on the achievement of certain financial objectives for the fiscal year 2019 through fiscal year 2021 three-year performance period: Mr. Ayala (13,649), Ms. Black (13,649), Mr. Rodriguez (50,867) and Mr. Weinstein (10,682) and (ii) 144,289 such shares acquired by the executive officers as a group. Ms. Winters started on April 15, 2019 and therefore did not participate in this acquisition of shares.

Includes shares issuable upon settlement of deferred stock units held by non-employee directors as follows: Mr. Bisson (15,387), Mr. Clark (30,776), Ms. Haynesworth (1,803), Mr. Jones (57,774), Ms. Katsoudas (4,556), Ms. Keene (3,026), Mr. Lynch (6,987), Mr. Powers (7,164), Mr. Ready (14,196) and Ms. Wijnberg (12,956). Our directors do not have any voting rights with respect to these deferred stock units.

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Security Ownership of Certain Beneficial Owners and Management

(2)	Includes 1,450 shares held in trust.

(3)

Information is furnished in reliance on the Schedule 13G/A of BlackRock, Inc. (“BlackRock”) filed on January 29, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock has sole dispositive power over 30,500,465 shares. BlackRock has sole voting power over 26,293,588 and no voting power over 4,206,877 shares. The 30,500,465 shares reported are owned, directly or indirectly, by BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

(4)

Information is furnished in reliance on the Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”) filed on February 10, 2021. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard shares dispositive power over 1,948,389 shares and has sole dispositive power over 35,838,472 shares. Vanguard has sole voting power over no shares, shared voting power over 748,125 shares and no voting power over 37,038,736 shares.

(5)	Includes 1,450 shares held in trust.

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Equity Compensation Plan Information

The following table sets forth information as of June 30, 2021, regarding compensation plans under which the company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	4,881,943 (1)	$134.84	24,134,875 (2)
Equity compensation plans not approved by stockholders	0	$—	0
Total	4,881,943	$134.84	24,134,875

Footnotes:

(1)	This amount includes outstanding awards under our amended and restated 2008 Omnibus Award Plan (“Prior Plan”) and 2018 Omnibus Award Plan. Includes (i) 926,239 shares issuable under our performance-based stock unit (“PSU”) program in settlement of PSUs outstanding as of June 30, 2021 (based on actual performance and accrued dividend equivalents for performance periods ending on or prior to June 30, 2021, and assuming maximum performance for performance periods not yet completed), (ii) 24,482 shares issuable pursuant to deferred restricted stock units issued prior to June 30, 2021, (iii) 154,625 shares issuable upon settlement of deferred stock units (“DSUs”) held by our non-employee directors as of June 30, 2021, and (iv) 44,190 shares issuable in settlement of performance restricted stock units issued prior to June 30, 2021. The remaining balance consists of 3,732,407 outstanding employee stock options. Weighted average exercise price shown in column (b) of this table does not take into account PSUs, deferred restricted stock units, DSUs or performance restricted stock units.

(2)	The 2018 Omnibus Award Plan, which was approved by stockholders on November 6, 2018, is the only equity compensation plan under which ADP currently grants equity awards. Includes 23,447,150 shares available for future issuance under the 2018 Omnibus Award Plan and 687,725 of common stock remaining available for future issuance under the Employees’ Savings-Stock Purchase Plan, each as of June 30, 2021. Approximately 146,687 shares of common stock were subject to purchase as of June 30, 2021, under the Employees’ Savings-Stock Purchase Plan. If any award granted under the 2018 Omnibus Award Plan or the Prior Plan expires, terminates, is canceled or is forfeited without being settled or exercised, shares of our common stock subject to such award will be made available for future grant under the 2018 Omnibus Award Plan. In addition, if shares issuable upon vesting or settlement of an award under the 2018 Omnibus Award Plan or the Prior Plan are withheld by the company, or if shares owned by a participant are surrendered or tendered to the company, in payment of taxes required to be withheld in respect of the award (other than an award of options or stock appreciation rights), such shares will be made available for future grant under the 2018 Omnibus Award Plan. Unless cash-settled, any equity grant made under our 2018 Omnibus Award Plan reduces the authorized share reserve on a one-for-one basis.

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Proposal 2 Advisory Vote on Executive Compensation

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the company’s proxy statement for the 2021 Annual Meeting of Stockholders.

The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the company’s goals of linking pay to executive performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the company, and aligning the interests of our executive officers with the interests of our stockholders by linking executive performance to stockholder value.

We urge stockholders to read the Compensation Discussion and Analysis section appearing on pages 38 through 57 of this proxy statement, as well as the “Summary Compensation Table For Fiscal Year 2021” and related compensation tables and narrative appearing on pages 59 through 82 of this proxy statement, which provide detailed information on the company’s compensation policies and practices and the compensation of our named executive officers.

Stockholder Approval Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on executive compensation. Properly executed proxies will be voted as marked. Executed but unmarked proxies will be voted in favor of the advisory resolution on executive compensation. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation and management development committee or the board of directors.

Because we value our stockholders’ views, however, the compensation and management development committee and the board of directors will consider carefully the results of this advisory vote when formulating future executive compensation policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

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Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or “CD&A,” section of this proxy statement discusses the material elements of our fiscal year 2021 executive compensation programs for the following persons, who are our named executive officers, or “NEOs:”

Name	Title
Carlos A. Rodriguez	Chief Executive Officer
Kathleen A. Winters	Chief Financial Officer
Maria Black	President, Worldwide Sales and Marketing
John C. Ayala	President, Employer Services North America
Donald Weinstein	Corporate Vice President, Global Product & Technology

The CD&A also provides an overview of our executive compensation philosophy and explains how the compensation and management development committee of our board of directors (the “committee”) arrives at specific compensation decisions involving the NEOs. In addition, the

CD&A explains how our executive compensation programs are designed and operate with respect to our NEOs by discussing the following fundamental aspects of our compensation programs:

✓	compensation principles	✓	cash compensation	✓	long-term incentive compensation	✓	other compensation components and considerations (including retirement benefits and deferred compensation)

Executive Summary

Strong Stockholder Support for our Compensation Programs

The committee continuously evaluates the degree to which our compensation programs link pay to performance and support the evolution of our strategic objectives and the related implication for human capital planning. In particular, the committee takes steps to ensure that the programs encourage our executive officers to remain focused on both the short-term and long-term financial and strategic goals of the company and that the metrics included in both our annual and long-term incentive compensation plans complement each other to create a balanced focus on year-over-year improvement and sustainable long-term value creation. Each year the committee sets rigorous and challenging performance measures aligned to these company goals. We continue to believe that growth in revenue, new business bookings, adjusted earnings before interest and taxes (“EBIT”) and adjusted net income (each as defined on page 41) are the most important measures of the successful execution of our objectives and the delivery of sustainable long-term stockholder value. We also believe that our strategic objectives are important leading indicators of the company’s transformation progress, long-term value, ability to cultivate a diverse and inclusive culture with purpose, and future success.

At our 2020 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2020 NEOs by a vote of approximately 90%. Given this strong support and the company’s continued solid performance, the committee retained the basic foundation of our overall compensation program during fiscal year 2021, but made certain changes as described in this CD&A to ensure that the program continued to support our key financial and strategic objectives.

COVID-19 Pandemic

As a result of the COVID-19 pandemic, in fiscal year 2020 there were specific areas in our business where we observed a decrease in volume and demand that resulted in a combination of furloughs and layoffs, impacting approximately 1,000 associates.

To share in the sacrifice, we instituted supplemental actions, consisting of a voluntary 50% pay cut in base salary by our CEO, along with a base salary pay cut of 10% for senior management, including our other NEOs, that began in fiscal year 2020 and concluded during fiscal year 2021. These actions are described in greater detail under “Cash Compensation” within this CD&A. In addition, as described in greater detail below under “Fiscal Year 2021

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Compensation Discussion and Analysis

Business Highlights,” we took a number of actions to support our associates during the COVID-19 pandemic, including providing two, one-time payments totaling

$1,250 (or equivalent based on the average wage parity in each country) to assist with the unexpected hardships of the pandemic.

Fiscal Year 2021 Business Highlights

Our Strategic Pillars. Our business strategy is based on three strategic pillars, which are designed to position us as the global market leader in human capital management (“HCM”) technology and services:

Our Strategic Pillars

HCM Solutions	HRO Solutions	Global Solutions

●	Grow a complete suite of cloud-based HCM solutions (HCM Solutions)
●	Grow and scale our market-leading HR outsourcing solutions (HRO Solutions)
●	Leverage our global presence to offer clients HCM solutions wherever they do business (Global Solutions)

In a unique and challenging year, ADP delivered solid financial results while maintaining its unwavering approach to key priorities:

HIGHLIGHTS	STOCKHOLDER FRIENDLY ACTIONS

$15 billion in revenue, a company milestone

6% Earnings Per Share Growth

Record level client retention rates

920K+ clients globally, up 7% year over year

38 million workers paid across over 140 countries and 1 in 6 U.S. workers paid

$3.0 billion in cash returned to stockholders $1.6 billion Dividends $1.4 billion Share Repurchases 46 Consecutive Years of Dividend Increases

TRANSFORMATION	COVID-19 RESPONSE
Over $150 million in savings realized from digital transformation and procurement efforts

Led our industry as one of the first HCM companies to provide tools and reports that enabled our clients to apply for PPP loans of more than $115 billion – helping approximately 400,000 employers

Kept our clients informed by analyzing more than 2,000 global legislative updates associated with COVID-19

As COVID-19 restrictions ease, supporting client return-to-workplace efforts by providing tools that help them manage compliance, achieve business continuity, and support employee wellness and engagement

ADP ASSOCIATES
Two, one-time payments to associates totaling $1,250 to assist with pandemic hardships Win as One incentive payout at maximum (5% of base pay) to all associates who are not otherwise bonus eligible

39	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

Fiscal year 2021 brought unprecedented change for employers and workers around the world, and ADP remained focused on delivering exceptional value to our clients. The dedication and resilience demonstrated by our associates resulted in revenue and earnings growth that was consistently ahead of our own expectations. Our strong top-line revenue growth, balanced with solid margin performance, drove earnings per share (“EPS”) growth of 6%. Other key business drivers such as new business bookings and client retention reached impressive levels and our overall results, together with our focus on sound capital allocation, have served to further strengthen our business model with high levels of recurring revenue, strong operating cash flow, and a solid balance sheet.

As a leading global provider of cloud-based HCM technology solutions to employers around the world, we have continued to process payroll and tax obligations and provide other HCM services to our clients, despite the unexpected challenges that they and their employees around the world are facing. ADP’s efforts have been instrumental in providing information and tools to help clients understand and navigate the governmental relief that has been adopted globally. As the global economy and HCM landscape continues to evolve for our clients, whether due to legislative changes or other factors, ADP is committed to supporting our clients to help them navigate these challenges.

Our strategy continues to be the same -- leverage the strength of our model to reinforce our competitive position by, first and foremost, reinvesting in the business. We believe that balancing investments in innovative solutions, client service tools, and distribution is critical in strengthening our market-leading offerings. We supplement these investments through a disciplined approach to M&A. This focus on delivering top-line revenue growth, while also improving the efficiency and effectiveness of our operations, is complemented by a commitment to return excess cash to stockholders through dividends and disciplined share buybacks.

Excellent execution across our business, together with our steady investments in sales, product, technology, and our digital transformation, have positioned us favorably to support the creation of long-term stockholder value by balancing top-line revenue growth with margin improvement to drive EPS growth. As we look ahead to fiscal year 2022 and beyond, we are focused on market-leading innovation, further simplification of our product portfolio, continued digital transformation and an unwavering commitment to best-in-class service.

2021 Incentive Compensation Performance Metrics

Our financial performance impacted the compensation of our executive officers in several ways, most notably through our annual cash bonus plan and performance-based stock unit (“PSU”) program.

Performance for all metrics, including the strategic objectives under the annual cash bonus plan, are formulaically measured, based on predetermined and objectively quantifiable goals. Targets and results exclude the impact of certain items pursuant to predetermined categories of adjustments established by the committee at the time that targets were set.

The committee’s determination of incentive compensation under our annual cash bonus plan for our executive officers, including our NEOs, was based on fiscal year 2021 revenue growth, new business bookings growth, adjusted EBIT growth and strategic objectives.

These fiscal year 2021 goals were established consistent with the committee’s long-standing methodology in setting such goals and as such, align to the financial earnings guidance ADP set in July 2020 for fiscal year 2021 and reflect ADP’s expectations and assumptions at that time. No discretionary adjustments were made to reduce the negative impact of the COVID-19 pandemic.

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Compensation Discussion and Analysis

Details with regard to the strategic objectives are provided on page 51 and the financial goals and performance results are summarized below.

Annual Cash Bonus Plan Measures	Plan Targets	Plan Results
Revenue Growth	-2.4%	2.3%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target
New Business Bookings Growth(1)	6.8%	17.4%
Adjusted EBIT Growth(2)	-14.1%	0.4%, excluding the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target

1	For fiscal year 2021, our new business bookings definition includes annualized recurring revenues anticipated from sales orders to new and existing clients for Employer Services and Professional Employer Organization (“PEO”) Services. It excludes revenue that is one-time in nature and zero-margin PEO pass-through revenues.

2	Our adjusted EBIT measure excludes the impact of taxes, certain interest expense, certain interest income, and certain other items. We continue to include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2021 and 2020.

For fiscal year 2021, our NEOs received cash bonuses at 176.8% of target.

The incentive compensation under our PSU program was based on adjusted net income growth for fiscal year 2021. Targets and results exclude the impact of certain items pursuant to predetermined categories of adjustments established by the committee at the time the targets were set.
The adjusted net income goal was established consistent with the committee’s long-standing methodology in setting such a goal and as such, aligns to the financial earnings guidance ADP set in July 2020 for fiscal year 2021 and reflects ADP’s expectations and assumptions at that time. No discretionary adjustments were made to reduce the negative impact of the COVID-19 pandemic.

PSU Program Measure	Program Target	Program Result
Adjusted Net Income Growth(3)	-14.7%	0.3%, excluding the impacts of: ●Foreign currency fluctuations in excess of the fluctuations assumed in the target ●An asset write down of a business unit-specific associate productivity software tool

3	Our adjusted net income measure excludes the impact of certain one-time charges and benefits reflecting specific items that are not fundamental to our underlying business operations. Refer to the table in Appendix A for further detail on these items and a reconciliation from net earnings to adjusted net income for fiscal years 2021 and 2020.

A payout percentage of 150% was achieved under our PSU program as a result of our fiscal year 2021 adjusted net income growth. This payout percentage applies to year 1 of the fiscal year 2021 award, to year 2 of the fiscal year 2020 award and to year 3 of the fiscal year 2019 award. These awards will be earned and issued following the end of the corresponding three-year performance period ending in fiscal years 2023, 2022 and 2021, respectively.

41	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

The end of fiscal year 2021 marked the end of the three-year performance period for PSU awards granted in fiscal year 2019. Based on the average of the three fiscal years, these awards earned a payout percentage of 117%.

As described in the table below, the payout percentages achieved for each of the individual three fiscal years in the applicable performance period are averaged to obtain the award level earned and issued as a percentage of target.

PSU Award	Annual Achievement Percentage			Award Payout	Payout Date
	Year 1	Year 2	Year 3
FY’19	150%	50%	150%	117%	September 2021
FY’20	50%	150%	TBD	TBD	September 2022
FY’21	150%	TBD	TBD	TBD	September 2023

Elements of Compensation

The committee of our board of directors determines the compensation of our chief executive officer and all other executive officers. When making decisions related to officers, including the NEOs (other than our chief executive officer), the committee considers recommendations from the chief executive officer. The following table summarizes the major elements of our fiscal year 2021 executive officer compensation programs.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	Determined based on overall performance, level of responsibility, competitive compensation data and comparison to other company executives
Annual Cash Bonus	To motivate executive officers to achieve company-wide, business unit and strategic performance goals	Payment based on achievement of company-wide, business unit and strategic performance goals
Performance-Based Stock Unit (“PSU”) Awards	To motivate executive officers to achieve certain longer-term goals and create long-term alignment with stockholders	Awards based on target growth in adjusted net income, with earned shares issued following applicable performance period
Stock Options	To align the interests of executive officers with long-term stockholders’ interests and ensure that realized compensation occurs only when there is a corresponding increase in stockholder value	Granted annually and vesting over four years. Realized value of award is based on stock price appreciation following the date of grant over a ten-year term
Time-Based Restricted Stock Awards	To attract and retain executive officers	Awarded on a limited, non-recurring basis to attract and recruit new talent and for long-term retention of critical executives, as well as part of management succession planning (No NEO received any such awards in fiscal year 2021)

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Compensation Discussion and Analysis

The tables below illustrate the alignment between company performance and the incentive compensation paid to Mr. Rodriguez for fiscal year 2021. In the case of PSUs, the table reflects a payout of 117% based on the average of the annual achievement percentages of 150%, 50% and 150% for the three-year performance period comprised of fiscal years 2019, 2020 and 2021, respectively.

The following is a summary of fiscal year 2021 total direct compensation for our NEOs:

Name	Base Salary(1)	Annual Bonus	PSUs(2)(3)	Stock Options(2)	Total
Mr. Rodriguez	$941,875	$3,996,600	$6,517,800	$5,100,000	$16,556,275
Ms. Winters	$645,627	$1,733,900	$1,340,900	$990,000	$4,710,427
Ms. Black	$592,501	$1,060,800	$1,809,500	$990,000	$4,452,801
Mr. Ayala	$592,501	$1,060,800	$1,809,500	$990,000	$4,452,801
Mr. Weinstein	$592,501	$1,060,800	$1,604,200	$990,000	$4,247,501

Footnotes:
1	Amounts reflect temporary base salary reductions taken by all five NEOs and described in further detail under “Base Salary” on page 49.

2	Equity amounts are the grant date fair values for fiscal year 2021, which are the same amounts disclosed in the “Summary Compensation Table for Fiscal Year 2021” on page 59 of this proxy statement. Amounts are rounded for ease of presentation.

3	Only the grant date fair value, calculated in accordance with FASB ASC Topic 718, for the performance year in which performance targets are set is reported. Accordingly, the amounts for the PSU awards represent the grant date fair value of the first, second and third tranche of the target awards that were granted in fiscal years 2021, 2020 and 2019, respectively. For Ms. Winters, who started on April 15, 2019, represents the grant date fair value of the first and second tranche of the target awards that were granted to her in fiscal years 2020 and 2021, respectively. The target value of the PSU award granted to Ms. Winters in fiscal year 2021 of $2,310,000 is reported in the table on page 53 of this CD&A.

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Compensation Discussion and Analysis

Good Governance and Best Practices

We are committed to ensuring that our compensation programs reflect principles of good governance.

What we do
✓

Pay for performance: We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term financial and strategic goals of the company and to link executive performance to stockholder value.

✓	Annual say-on-pay vote: We hold an advisory say-on-pay vote to approve our NEO compensation on an annual basis.
✓

Clawback policy: ADP’s Clawback Policy allows for the recovery of both cash and equity incentive compensation from any current or former executive who engages in any activity that is in conflict with or adverse to ADP’s interests, including fraud or conduct contributing to any financial restatements or irregularities.

✓

Stock ownership guidelines: We maintain stock ownership guidelines to encourage equity ownership by our executive officers. Mr. Rodriguez’s stock ownership guideline is six times his base salary. The other NEOs have a stock ownership guideline of three times base salary. Executive officers whose ownership levels are below target ownership levels are required to retain as shares of common stock at least 75% of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of restricted stock or received under our PSU program.

✓	Limited perquisites: We provide limited perquisites that are viewed as consistent with our overall compensation philosophy.
✓

Double trigger change in control payments: Our Change in Control Severance Plan for Corporate Officers includes “double-trigger” provisions, such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.

✓

Independence of our compensation and management development committee and advisor: The compensation and management development committee of our board of directors, which is comprised solely of independent directors, utilizes the services of FW Cook as an independent compensation consultant. FW Cook reports to the committee, does not perform any other services for the company other than in connection with an annual review of competitive director compensation for the nominating/corporate governance committee of our board of directors, and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.

✓

Equity plan best practices: Our 2018 Omnibus Award Plan, approved by stockholders in November 2018, incorporates certain governance best practices, including a minimum vesting period of one-year (with certain limited exceptions), a minimum 100% fair market value exercise price (except for substitute awards from an acquired or merged company), no “liberal share recycling” of stock options or stock appreciation rights and no “liberal” change in control definition.

✓

Stockholder engagement: As described under “Fiscal Year 2021 Stockholder Engagement” on page xii of this proxy statement, our investor engagement program promotes an active dialogue with our largest stockholders on a range of topics related to our strategy, corporate governance and executive compensation programs.

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Compensation Discussion and Analysis

What we don’t do
✕	No-hedging policy: We prohibit all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities.
✕

No-pledging policy: We prohibit all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan.

✕

No repricing of underwater stock options without stockholder approval: We may not lower the exercise price of any outstanding stock options or otherwise provide economic value to the holders of underwater stock options in exchange for the forfeiture of such awards without stockholder approval.

✕	No discount stock options: The exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.
✕	No IRC Section 280G or 409A tax gross-ups: We do not provide tax gross-ups under our change in control provisions or deferred compensation programs.
✕

No current dividends on unearned PSUs: We do not pay dividends in respect of unearned PSUs; rather, dividend equivalents are accrued over the applicable performance period and are paid only if the units are earned and shares are issued at the end of the performance period.

Looking Forward

As further described below under “Compensation Review and Determination,” changes have been made to the company’s compensation peer group for fiscal year 2022 to ensure that our peer group remains appropriate from the perspective of business model comparability, revenue and market capitalization.

In addition, as ADP strives towards net zero greenhouse gas emissions by 2050, we are introducing an environmental footprint objective into our annual incentive plan design along with other changes. We have initially targeted an enterprise-wide client paper reduction initiative for fiscal year 2022, and anticipate that future compensation goals will be tied to the short, medium and long-term targets that ADP is in the process of setting in connection with the development of a Paris Agreement-compliant climate transition plan for the company.

For fiscal year 2022, we will retain a 60% financial metric weighting and the remaining 40% of the annual incentive plan opportunity will consist of (i) ADP’s transformation objectives weighted at 20%, (ii) client satisfaction (net promoter score and client retention targets) weighted at 10%, (iii) and ADP’s ESG objectives (diversity & inclusion and environmental footprint targets), weighted at 10%.

Compensation Principles

We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that compensation should be:

1	based on (i) the overall performance of the company, (ii) the performance of each executive’s business unit when applicable and (iii) each executive’s individual performance

2	closely aligned with the short-term and long-term financial and strategic objectives that build sustainable long-term stockholder value

3	competitive, in order to attract and retain executives critical to our long-term success

4	consistent with high standards of corporate governance and best practices

5	designed to dampen the incentive for executives to take excessive risks or to behave in ways that are inconsistent with the company’s strategic planning processes and high ethical standards

45	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation Discussion and Analysis

Our compensation programs are designed so that target pay reflects relative levels of responsibility among our key executives, and such that the proportion of pay tied to operating performance and changes in stockholder value varies directly with the level of responsibility and accountability to stockholders. We assign all executives to pay grades by comparing their position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has ranges for base salaries, total annual cash compensation and annual equity grants based on market competitive levels. Executives are positioned within these ranges based on a variety of factors, most notably their experience and skill set and their performance over time.

We design our performance-based compensation so that actual, realized compensation will vary relative to the target award opportunity based on performance. As such, actual compensation amounts may be above or below targeted levels depending on the overall performance of the company, performance of a business unit and achievement of strategic performance goals. We have adopted this compensation design to provide meaningful incentives for our key executives to achieve desired results. We also believe that it is important for our executive officers to have an ongoing long-term investment in the company as outlined on page 56 of this proxy statement under “Stock Ownership Guidelines.”

We have a clear strategy to maximize sustainable long-term stockholder value that includes balancing growth, profitability and risk, with clear financial goals that allow us to continue to innovate technologically and expand globally. Each year the committee sets rigorous and challenging performance measures aligned to these objectives. We continue to believe that growth in revenue, new business bookings, adjusted EBIT and adjusted net income are the most important measures of the successful execution of our objectives and the delivery of sustainable long-term stockholder value.

In fiscal year 2021, we continued to engage with our investor community. We contacted stockholders representing nearly half our shares outstanding and we discussed our strategy, corporate governance and executive compensation programs with stockholders representing over 40% of our shares outstanding.

To date, the feedback from these engagements have been very positive. While we do receive certain institution-specific observations of pay practices from time to time (such as linking a portion of executive compensation to ESG goals – which we are implementing for fiscal year 2022 onward), we observed that these investors are generally supportive of the linkage of our performance measures to our executive compensation programs. As described under “Fiscal Year 2021 Stockholder Engagement” on page xii of this proxy statement, we continue to engage with our stockholders on our executive compensation programs and we look forward to maintaining this ongoing dialogue as well as incorporating feedback into our plans as appropriate.

Growth in revenue, adjusted EBIT and new business bookings are important performance measures in annual cash bonus determinations, and adjusted net income is used to determine the number of shares earned in a performance period under our PSU program. These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the company’s long-term goals of increasing the growth and profitability of our business, which are the key drivers of sustainable increases in stockholder value.

Consistent with our pay-for-performance philosophy, our NEOs’ compensation is structured with a significant portion of their total compensation at risk. This at-risk compensation includes long-term incentive awards, which are paid based on the performance of the company as a whole, and annual cash bonuses, which are paid on the basis of the bonus objectives established by the committee as described below under “Fiscal Year 2021 Target Bonus Objectives.”

The mix of target total direct compensation (base salary, cash bonus and long-term incentive awards) for fiscal year 2021 was designed to deliver the following approximate proportions of total compensation to Mr. Rodriguez, our chief executive officer, and the other NEOs if company and individual target levels of performance are achieved. The target pay mix reflects the PSU target award based on the three-year target opportunity and does not reflect the temporary base salary reductions described under “Base Salary.” Mr. Rodriguez’s higher portion of at-risk compensation reflects his greater responsibility for overall company performance.

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Compensation Discussion and Analysis

Compensation Consultant

The committee has engaged FW Cook to provide assistance with the design of our compensation programs, the development of comparative market-based compensation data for the chief executive officer position and the determination of the chief executive officer’s target compensation awards. The specific matters on which FW Cook provided advice in fiscal year 2021 were the market trends and regulatory developments in executive compensation and the design of executive compensation programs and practices, including the changes to chief executive officer pay levels and reviewing long-term incentive guidelines for all eligible levels. In June 2020, FW Cook delivered to our committee the results of a competitive assessment of compensation for use in determining fiscal year 2021 target compensation for Mr. Rodriguez. FW Cook also examined the mix of proposed PSU awards and stock option grants for our NEOs for fiscal year 2021 and confirmed that the proposals for the NEOs were reasonable and customary, given the company’s size and structure. In addition, in January 2021, FW Cook reviewed the company’s executive compensation peer group and recommended changes for fiscal year 2022. These changes are described in greater detail under “Fiscal Year 2022 Peer Group” within this CD&A.

As part of its ongoing support to the committee, FW Cook also reviews executive compensation disclosures (including this CD&A), reviews and provides comments on changes to the committee’s charter, advises on emerging trends and the implications of regulatory and governance developments, and reviews and provides commentary on materials and proposals prepared by management that are presented at the committee’s meetings. In addition, our nominating/corporate governance committee engaged FW Cook to review the design and competitiveness of our non-employee director compensation program.

The committee determined that the work of FW Cook did not raise any conflicts of interest in fiscal year 2021. In making this assessment, the committee considered the independence factors enumerated in Rule 10C-1(b) under the Securities Exchange Act of 1934, as amended, and applicable Nasdaq listing standards, including the level of fees received from the company as a percentage of FW Cook’s total revenue, the policies and procedures employed by FW Cook to prevent conflicts of interest, the fact that FW Cook does not provide any other services to the company (other than the director compensation program review), and whether the individual FW Cook advisers to the committee own any stock of the company or have any business or personal relationships with members of the committee or our executive officers.

Compensation Review and Determination

ADP uses a customized peer group to benchmark our executive officers’ pay levels and our financial performance in connection with pay-for-performance evaluations, as well as our practices concerning equity compensation and other executive compensation programs. The customized peer group was developed with assistance from FW Cook based upon the following criteria: comparable business model, company size, executive talent sources, competition for investor capital, companies considered by our investors to be our peers, and overall reasonableness. In connection with its annual review of the company’s executive compensation peer group, the committee determined that the current 18-company peer group reflected below remained appropriate for fiscal year 2021.

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Compensation Discussion and Analysis

Fiscal Year 2021 Compensation Peer Group
Accenture plc	eBay Inc.	Omnicom Group Inc.
Aon plc	Fidelity National Information Services, Inc.	PayPal Holdings, Inc.
CGI Inc.	Fiserv, Inc.	Salesforce.com, Inc.
Cognizant Technology Solutions Corp.	Leidos Holding, Inc.	TE Connectivity Ltd.
Discover Financial Services	Marsh & McLennan Companies, Inc.	Thomson Reuters Corporation
DXC Technology Company	MasterCard Incorporated	Visa Inc.

In benchmarking the total cash and long-term incentive compensation for the NEOs, the committee reviewed the market compensation data from the customized peer group at its June 2020 meeting. The committee considered that, compared with the peer group, the company compares at the 49th and 63rd percentiles, respectively, regarding revenue and market capitalization. Based on the four most recently reported quarters as of April 30, 2020, revenue among companies in the peer group ranged from approximately $5.9 billion to $44.7 billion, and market capitalization ranged from approximately $4.6 billion to $381.6 billion. The committee also considered third-party survey data (including the Radford Global Technology Survey, the Towers Watson® U.S. General Industry Executive Database, the Hewitt Associates® Executive Total Compensation by Industry Survey and the Equilar Inc.® Top 25 Database) as reference points to understand general industry compensation practices.

The committee examines compensation summaries detailing the amounts and mix of base salary, cash bonus, and long-term equity incentives for each of our NEOs, which compare the amounts and mix to competitive compensation practices. We generally target base salary, annual cash bonus and long-term equity incentives at the median of competitive compensation levels, but we will set individual executive targets above or below the median when warranted in the judgment of the committee. The degree to which target compensation for an executive ranges above or below the median competitive rate is primarily based on each executive’s skill set and experience relative to market peers. Executives who are new in their roles and therefore less experienced than market peers are typically positioned lower in the range, whereas executives with more experience in their roles may be positioned higher in the range. The competitive positioning of Mr. Rodriguez’s target compensation compares near the median of our customized peer group.

Fiscal Year 2022 Peer Group

In connection with its annual review of the company’s peer group, the committee has made changes for fiscal year 2022 to ensure that our peer group remains appropriate from the perspectives of business model comparability, revenue and market capitalization. DXC Technology and Thomson Reuters were removed due to expected changes in business fit and size, following certain divestitures. Intuit has been added as it competes with ADP in payroll services and has grown to become a comparably sized company. These changes result in a 17-company peer group for fiscal year 2022.

Differences in Compensation of Our NEOs

The committee approved the pay mix for our chief executive officer, which is designed to be competitive when measured against the pay packages of other chief executive officers as indicated by the compensation study.

We have found that due to the broad responsibilities and the experience required for the chief executive officer position, compensation for chief executive officers in public companies that are similar in size to ours is significantly higher than compensation for their other NEOs.

When determining the compensation level for each of our executive officers, the committee reviews each individual compensation element based on the previous year’s level, as well as how the proposed level of that individual compensation element for each executive officer would compare to the other executive officers. The aggregate level for each executive officer’s compensation is then compared against the executive’s previous year’s totals and against compensation of other executive officers of the company.

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Compensation Discussion and Analysis

Cash Compensation

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, competitive compensation practices data, and comparison to other company executives. Based on these criteria, our NEOs did not receive annual salary increases in fiscal year 2021, as summarized in the table below.

Fiscal Year-End 2020 and 2021 Salary columns are salary rates and do not reflect the temporary base salary reductions discussed below the table.

Named Executive Officer (NEO)	Fiscal Year-End 2020 Salary	Fiscal Year-End 2021 Salary	Increase
Mr. Rodriguez	$1,130,250	$1,130,250	0.0%
Ms. Winters	$653,800	$653,800	0.0%
Ms. Black	$600,000	$600,000	0.0%
Mr. Ayala	$600,000	$600,000	0.0%
Mr. Weinstein	$600,000	$600,000	0.0%

None of the five NEOs received a salary increase in fiscal year 2021. To share in the sacrifice of the company’s impacted employees as a result of the COVID-19 pandemic, all five NEOs took temporary base salary reductions. These reductions consisted of a 50% voluntary cut for Mr. Rodriguez that started in April 2020 and concluded in October 2020, and a 10% cut for the other NEOs that started in May 2020 and concluded in August 2020. These base salary reductions are not reflected in the salary rates in the table above but are reflected in the actual salaries reported in the Summary Compensation Table.

Annual Cash Bonus

Overview

We paid our NEOs cash bonuses for fiscal year 2021 based on the attainment of company-wide and strategic performance goals established at the beginning of the fiscal year. All of the company’s goals are objectively measurable and were established consistent with the committee’s long-standing methodology in setting such goals. These fiscal year 2021 goals align to the financial earnings guidance ADP set in July 2020 for fiscal year 2021 and reflect ADP’s expectations and assumptions at that time. No discretionary adjustments were made to reduce the negative impact of the COVID-19 pandemic.

For each executive officer, we establish a target bonus amount, which is initially expressed as a percentage of projected year-end annual base salary. For fiscal year 2021, these target bonus percentages ranged from 100% to 200% of base salary for the NEOs. We also assign a percentage value to each bonus component of each NEO’s annual cash bonus plan and then determine the target bonus amount linked to each component. We establish these performance ranges to provide our NEOs with a strong incentive to exceed the targets. The maximum bonus payment for our NEOs is 200% of the target bonus level. There is no minimum payment level, and no award is payable if threshold performance goals are not achieved.

The committee establishes and approves annual target bonus objectives and award opportunities for each of our NEOs. In making these determinations, the committee considers a variety of factors, including market data, each officer’s relative level of responsibility, and the chief executive officer’s recommendations for executives other than himself. Our NEOs participated in the discussions surrounding their bonus objectives so that they could provide input and understand the expectations of each bonus plan component, but they did not participate in the setting of the target award opportunities nor did they participate in the committee’s voting or deliberations regarding their individual compensation amounts. Each

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Compensation Discussion and Analysis

NEO receives a final version of his or her individualized bonus plan after it is approved by the committee. Except in extraordinary circumstances, bonus objectives are not modified during the fiscal year, and no bonus objectives were modified for fiscal year 2021.

The committee reviews the performance of each of our NEOs relative to his or her annual fiscal year bonus plan objectives at its regularly scheduled August meeting, which is the first meeting following the end of our fiscal year. Based on this review, the committee determines and approves the annual cash bonuses for our executive officers.

NEOs’ Fiscal Year 2021 Bonuses

Fiscal year 2021 target bonuses were the same as a percentage of base salary as in fiscal year 2020 for all the NEOs except for Mr. Weinstein whose target bonus percentage was increased from 80% to 100% to align closer to market, effective in April 2020 and prorated (at 85%) accordingly for fiscal year 2020.

Following the conclusion of fiscal year 2021, the committee assessed the performance of the company and the strategic progress realized for the 2021 fiscal year against the NEOs’ bonus objectives. The approved annual cash bonuses are as follows:

Named Executive Officer (NEO)	Target Bonus as % of Base Salary	Target Bonus Amount	Maximum Bonus as % of Target	Actual Bonus Amount	Bonus Amount as % of Target
Mr. Rodriguez	200%	$2,260,500	200%	$3,996,600	176.8%
Ms. Winters	150%	$980,700	200%	$1,733,900	176.8%
Ms. Black	100%	$600,000	200%	$1,060,800	176.8%
Mr. Ayala	100%	$600,000	200%	$1,060,800	176.8%
Mr. Weinstein	100%	$600,000	200%	$1,060,800	176.8%

Fiscal Year 2021 Target Bonus Objectives

The table below indicates the degree to which each target bonus objective for our NEOs was satisfied.

The percentage of target bonus paid to each NEO is calculated as a weighted average of the percentages achieved for each individual objective.

Bonus Objectives	Target Weight	Payout as % of Target
Revenue Growth	20%	200.0%
New Business Bookings Growth	20%	200.0%
Adjusted EBIT Growth	20%	200.0%
Strategic Objectives	40%	142.0%

The bonus objectives were designed to reward outcomes that are aligned with the key components of our financial and strategic success, the degree to which the NEOs have responsibility for overall company performance and to provide a set of common objectives that facilitate collaborative engagement throughout the company.

The committee established the following financial objectives for our NEOs in 2020:

Financial Performance Metric	Threshold	Target	Stretch	Actual	Achievement
Revenue Growth	-5.0%	-2.4%	0.0%	2.3%	200.0%
New Business Bookings Growth	0.0%	6.8%	10.0%	17.4%	200.0%
Adjusted EBIT Growth(1)	-19.0%	-14.1%	-9.0%	0.4%	200.0%
1	Refer to the table in Appendix A for a reconciliation from net earnings to adjusted EBIT for fiscal years 2021 and 2020.

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Compensation Discussion and Analysis

In setting target financial performance goals, we consider a variety of factors including our short- and long-range strategic plan, the annual budget reviewed by our board, and the guidance provided by management on key elements of financial performance. Achievement levels are, as a percentage of target, 50% for threshold performance, 100% for target performance, 200% for stretch performance, and 0% for below threshold performance. The targets for revenue growth and adjusted EBIT growth reflect an assumed impact of foreign currency fluctuations anticipated at the time the targets were established. For each metric described above, the award level achieved within each range, as a percentage of target, is determined by linear interpolation between the lower and upper bounds.

Strategic objectives for our NEOs are aligned with our key strategic goals to simplify, innovate and grow for fiscal year 2021. In addition, these strategic objectives are viewed as important leading indicators of our ongoing transformation, creation of long-term value and future success.

The strategic objectives established by the committee for our NEOs in 2020 and the formulaic achievement levels for fiscal year 2021 are as follows:

Strategic Objectives	Achievement
Simplify
●Increase adoption and utilization of client engagement hub	147.7%
●Reduce low value contacts per client	200.0%
●Increase digital sales	63.8%
Innovate
●Increase the number of clients on Next Generation Solutions	0.0%
●Increase percentage of revenues on strategic platforms	164.7%
●Increase sales from newest products	200.0%
Grow
●Improve client retention	175.0%
●Improve client experience by demonstrating improvement in net promoter scores	200.0%
●Continue focus on human capital by improving the percentage of female executives and diverse minority executives	127.3%

The percentage of target awarded for achievement of strategic objectives equals the average of the percentages achieved for each of the nine strategic objectives set forth above. The targets for each strategic objective are established to be challenging and rigorous and require strong performance for achievement. The targets are measurable, quantifiable goals. There is no subjectivity applied to the calculation of performance against these objectives. The calculation of performance is formulaic to reflect the proportionate level of achievement relative to the target.

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Compensation Discussion and Analysis

Long-Term Incentive Compensation Programs

We believe that long-term incentive compensation is a significant factor in attracting and retaining key executives and in aligning their interests directly with the interests of our stockholders. For fiscal year 2021, long-term incentives were awarded in the form of PSUs and stock option grants. In special situations, we selectively award time-based restricted stock. The committee selected these awards because they ensure that the overall long-term incentive program is closely tied to changes in stockholder value and the degree to which critical operating objectives are attained and support our talent retention objectives.

For all of our NEOs, except our chief executive officer, we target a long-term incentive compensation mix of 70% PSU awards and 30% stock options. For fiscal year 2021, the committee approved a long-term incentive mix for the chief executive officer of 60% PSU awards and 40% stock options. The committee believes that this incentive mix is appropriate for the chief executive officer because of his greater role in driving long-term stockholder value creation and the greater tie between gains, if any, in stock option awards and changes in shareholder value over time.

The committee may also from time to time grant discretionary awards of time-based restricted stock to our executive officers. These awards are for special situations to assist us in the recruitment, promotion or retention of executive officers and are not considered in the target allocation of total long-term incentive compensation between PSU awards and stock option grants. In fiscal year 2021, none of the five NEOs received a time-based restricted stock award.

As part of our annual market analysis of compensation data, we compare our long-term equity incentive grant values with competitive levels. We establish target long-term incentive award values and ranges for each executive level and set the midpoints of such ranges at the market median levels. The committee reviews the target award values and ranges annually to ensure that the resulting awards remain generally consistent with our median compensation philosophy.

Prior to the beginning of each fiscal year, we analyze the target performance stock award and stock option grant levels to confirm that our desired target long-term incentive compensation values are appropriate in the context of the compensation studies referred to under “Compensation Review and Determination” above. When comparing our desired values to these compensation studies, we look at both equity elements in total.

The target long-term incentive mix approved for fiscal year 2021 grants is shown in the following chart:

1	PSUs reflect the entire PSU target award based on the three-year target opportunity.

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Compensation Discussion and Analysis

At its June 2020 meeting, the committee approved target awards of PSUs and stock options for all NEOs for fiscal year 2021, which were granted in September 2020. The PSU awards (based on the three-year target opportunity) will be earned and issued following the end of the three-year performance period in fiscal year 2023. The PSUs and stock option grants for fiscal year 2021 are summarized in the table below:

Named Executive Officer (NEO)	Target PSU Award(1)	Stock Options(1)	Total
Mr. Rodriguez	$7,650,000	$5,100,000	$12,750,000
Ms. Winters	$2,310,000	$990,000	$3,300,000
Ms. Black	$2,310,000	$990,000	$3,300,000
Mr. Ayala	$2,310,000	$990,000	$3,300,000
Mr. Weinstein	$2,310,000	$990,000	$3,300,000
1	Amounts are rounded for ease of presentation.

PSU Awards

Our PSU program is based on financial objectives that are measured over a three-year performance period consisting of three one-year adjusted net income performance goals. We believe that the three-year PSU program will further the company’s long-term financial goals by tying a substantial portion of the total compensation opportunity to multi-year performance and better promote talent retention by imposing a meaningful total vesting period. The fiscal year 2021 target award opportunity under the PSU program, which was granted in September 2020, will be earned and issued in September 2023 based upon the achievement of performance goals for fiscal years 2021, 2022 and 2023.

For purposes of our PSU awards, the performance goals and corresponding target award ranges are typically established and communicated to our executive officers (including the NEOs) in the first quarter of each respective fiscal year. After the conclusion of each fiscal year, the committee confirms the performance results and determines the award achieved for such fiscal year, as a percentage of target, based on these results by using linear interpolation between the lower and upper bounds of the applicable percentage range. Under the PSU program, after the end of the three-year performance period, the award levels achieved as a percentage of target for each of the individual three fiscal years in the applicable performance period will be averaged to obtain the overall award level earned and issued as a percentage of target. However, notwithstanding the achievement of adjusted net income results, if the company’s total stockholder return is not positive for the three-year performance period, the total number of PSUs awarded may not exceed 100% of the target award.

The PSU award earned will be credited with dividend equivalents from the grant date of the target award until the issuance date, assuming all dividends were reinvested in ADP stock at the time dividends are paid. The issuance of the total number of PSUs earned will be made in the form of shares of ADP stock in September following the conclusion of the three-year performance period.

Commencing with the fiscal year 2017 PSU awards, adjusted net income replaced earnings per share as the key performance metric used to calculate such awards. The committee implemented this change because, like earnings per share, adjusted net income holds management accountable for the execution of our growth strategy and our focus on profitability but, unlike earnings per share, is unaffected by our share repurchase program. By eliminating the impact of share repurchases on our performance, and accordingly, on the determination of payouts under the PSU program, the committee believes that the program fosters greater management objectivity with regard to alternative uses of excess capital and a stronger line of sight between operational performance and payout.

Our adjusted net income growth for fiscal year 2021, as described in further detail above under “2021 Incentive Compensation Performance Metrics,” was 0.3%, which resulted in an earned award level for the fiscal 2021 performance year in the amount of 150% of target. This goal was established consistent with the committee’s long-standing methodology in setting such a goal and

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Compensation Discussion and Analysis

as such, aligns to the financial earnings guidance ADP set in July 2020 for fiscal year 2021 and reflects ADP’s expectations and assumptions at that time. No discretionary adjustments were made to reduce the negative impact of the COVID-19 pandemic. The following table shows the annual targets, results and award levels achieved for fiscal years 2019, 2020 and 2021, in each case as a percentage of target:

FY	Performance Metric(1)	Threshold	Target	Stretch	Actual	Achievement
2021	Adjusted Net Income Growth	-20.7%	-14.7%	-8.7%	0.3%	150%
2020	Adjusted Net Income Growth	8.5%	11.5%	14.5%	8.5%	50%
2019	Adjusted Net Income Growth	9.2%	12.2%	15.2%	17.6%	150%
1	Refer to the table in Appendix A for a reconciliation from net earnings to adjusted net income for fiscal years 2021, 2020 and 2019.

Award levels achieved for each fiscal year in the three-year performance period are, as a percentage of target, 50% for threshold performance, 100% for target performance, 150% for stretch performance, and 0% for below threshold performance. The award level achieved within each range, as a percentage of target, is determined by linear interpolation between the lower and upper bounds. Dividends are paid only with respect to shares of ADP stock that have been issued in connection with PSUs earned. The end of fiscal year 2021 marks the end of the three-year performance period for PSU awards granted in fiscal year 2019. Based on the average of the three fiscal years, these awards earned a payout percentage of 117%.

Stock Options

We grant stock options to our executive officers, which vest over four years. We determine target award ranges based on our annual review of our long-term incentive compensation programs. The committee determined and approved stock option grants for our chief executive officer as part of a review of his entire compensation package based on the guidance of its independent compensation consultant, FW Cook.

While the committee can consider a stock option grant at any time for our executive officers, stock option grants are generally made in September on the same date PSU awards are granted. Additional stock option grants may be made to assist us in recruiting, promoting or retaining executive officers.

Time-Based Restricted Stock

The committee may, from time to time, grant awards of time-based restricted stock to our executive officers. These grants assist us in the recruitment, promotion and retention of executive officers and, while used only occasionally, are important in building our leadership team and succession strategy. In fiscal year 2021, none of the five NEOs received a time-based restricted stock award.

Other Compensation Components and Considerations

In addition to the compensation components discussed above and the opportunity to participate in the same Employees’ Savings-Stock Purchase Plan and health and welfare benefits available to our U.S. associates generally, we offer our executive officers retirement benefits, deferred compensation, limited perquisites, and change in control and severance protection. We believe these additional benefits are fair, competitive, consistent with our overall compensation philosophy and designed to ensure that we can effectively retain our executive officers as well as effectively compete for executive talent.

Retirement Benefits

All U.S. executive officers can participate in our 401(k) Plan, including our NEOs. Our NEOs, with the exception of Ms. Winters, also participated in the Pension Retirement Plan, a tax-qualified, defined benefit, cash balance pension plan. The Pension Retirement Plan was closed to new participants as of January 2015 and was frozen as of July 1, 2020. Effective as of July 1, 2020, the matching contribution under our 401(k) Plan for participants impacted by the Pension Retirement Plan freeze was increased to $1.00 for every $1.00 a participant contributes up to 6% of eligible pay. Previously, Pension Retirement Plan participants received a 401(k) matching contribution

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Compensation Discussion and Analysis

of up to $.70 for every $1.00 up to 6% of eligible pay. The committee approved these changes in 2020 to align our retirement programs to the market.

In addition, Messrs. Rodriguez and Ayala participated in the Supplemental Officers Retirement Plan (“SORP”), a non-qualified, defined benefit plan which provides retirement benefits in excess of those generally available under the Pension Retirement Plan. The SORP was closed to new participants beginning in January 2014 and was frozen effective July 1, 2019, with no future accruals due to pay and/or service. As of July 1, 2019, Messrs. Rodriguez and Ayala were automatically enrolled in the Automatic Data Processing, Inc. Executive Retirement Plan, a non-qualified, defined contribution plan in which the other NEOs participate, and which provides supplemental retirement benefits in excess of amounts available under our tax-qualified pension and other retirement plans.

Deferred Compensation

Executive officers may defer all or a portion of their annual cash bonuses into a deferred compensation account. We make this program available to our executive officers to be competitive, to facilitate the recruitment of new executives and to provide our executive officers with a tax-efficient way to save for retirement. The company does not match deferrals for its NEOs or otherwise contribute any amounts to the NEOs’ deferred compensation amounts. Since the deferral accounts are made up of funds already earned by the executive officers, we do not consider the executive’s deferred account balances, or investment earnings or losses on such balances, when we make compensation decisions.

Perquisites

We provide each of our executive officers the use of automobiles leased by the company. Consistent with our policy towards all attendees, we pay for the spouses of our executive officers to accompany them to our annual sales President’s Club events. In addition, the ADP Foundation makes contributions that match the charitable gifts made by our executive officers up to a maximum of $20,000 per calendar year.

Finally, company policy permits Mr. Rodriguez to use the company’s aircraft for personal travel in order to maximize his business availability and productivity, provided that he reimburses the company for the aggregate incremental cost incurred by the company in connection with any such personal use.

In accordance with the company’s standard policies available to all associates in the company’s relocation program, Ms. Black received a tax reimbursement payment associated with relocation benefits and a previous expatriate assignment.

Change in Control Arrangements

The Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers is designed to: (i) retain our corporate officers (including the NEOs) and (ii) align their interests with our stockholders’ interests so that they can consider transactions that are in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them.

Our Change in Control Severance Plan for Corporate Officers is described in more detail below under “Potential Payments To Named Executive Officers Upon Termination or Change in Control.” Under this plan, our executive officers have separation entitlements that differ from one another. Our chief executive officer is entitled to severance equal to two times base salary and bonus upon termination of employment without cause or with good reason, while our other NEOs are entitled to severance equal to one and one-half times base salary and bonus. We believe that a higher severance multiple for our chief executive officer is needed in order to attract the individual we believe is best suited for the position. Our chief executive officer is the individual the public and our stockholders most closely identify as the face of the company. He has the greatest individual impact on our success, and he faces the greatest personal risks when the company takes risks. Our Change in Control Severance Plan for Corporate Officers also provides that the vesting of all unvested equity awards would be accelerated under qualifying termination scenarios based on a “double-trigger” in which payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the two-year period after a change in control.

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Compensation Discussion and Analysis

Corporate Officer Severance Plan

ADP’s Corporate Officer Severance Plan is for purposes of involuntary terminations other than for cause in the absence of a change in control. This plan is designed to: (i) attract and retain executive officers by a level of protection against involuntary job loss, (ii) provide an appropriate level of benefit to enable executive officers to transition to new employment, and (iii) secure restrictive covenants such as non-compete, non-solicitation, etc.

Our Corporate Officer Severance Plan is described in more detail below under “Potential Payments To Named Executive Officers Upon Termination or Change in Control.” Under a qualifying termination, executive officers receive 18 months of base salary continuation (24 months for the chief executive officer), prorated bonus for year of termination, and continuation of vesting of equity awards during the salary continuation period, subject to proration in respect of certain performance-based equity awards.

The severance formulas we use for executive officers are each designed to provide the level of temporary replacement income we feel is appropriate for that position.

Accounting and Tax Considerations

We consider accounting and tax implications when we design our equity-based and cash compensation programs and when we make awards or grants. Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed, unless compensation paid to any “covered employee” qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Historically, we strove to make only those cash and equity-based awards and grants that qualified as performance-based compensation or that we otherwise could deduct when determining our corporate taxes. We do not expect the disallowance of a deduction for compensation paid to our NEOs in excess of $1 million, as a result of these changes to Section 162(m), to significantly alter our compensation programs. The overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the pay component and the stockholder value that management and the committee believe the pay component reinforces.

Clawback Policy

We adopted a Clawback Policy in fiscal year 2015 that provides the committee with discretion to recover both cash and equity incentive compensation from all current and former executives. A recipient’s award may be forfeited and required to be recovered, as applicable, if the recipient engages in activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

No-Hedging and No-Pledging Policy

Our insider trading policy prohibits all of our directors and employees, including our executive officers, from engaging in any hedging or similar transactions involving ADP securities. The policy also prohibits all of our directors and employees, including our executive officers, from holding ADP securities in a margin account or pledging ADP securities as collateral for a loan. Our insider trading policy is available online on our corporate website at www.adp.com. To access this document, click on “About ADP,” then “Corporate Responsibility,” ”See Our Commitments” and then “Ethics.”

Stock Ownership Guidelines

The committee has established stock ownership guidelines to encourage equity ownership by our executive officers in order to reinforce the link between their financial interests and those of our stockholders. We set the stock ownership guidelines on the basis of each executive officer’s pay grade, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) consists of stock owned outright by the executive officer or beneficially through ownership by direct family members (spouses and/or dependent children).

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Compensation Discussion and Analysis

Under our stock ownership guidelines, Mr. Rodriguez is expected to own an amount of our stock equal in value to six times his base salary and our other NEOs are expected to own an amount of our stock equal in value to three times their respective base salaries. Executive officers whose ownership levels are below the minimum required levels are required to retain as shares of common stock at least 75%

of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of restricted stock or received under our PSU program. As of the end of fiscal year 2021, all NEOs met the stock ownership guidelines, or, in the case of Ms. Winters, are complying with the retention requirements in accordance with the stock ownership guidelines.

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Compensation and Management Development Committee Report

The compensation and management development committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the company’s 2021 proxy statement. Based on its review and discussions with management, the compensation and management development committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2021 proxy statement.

Compensation and Management Development Committee of the Board of Directors

Richard T. Clark, Chair
Francine S. Katsoudas
Thomas J. Lynch
Scott F. Powers

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Compensation of Executive Officers

Summary Compensation Table for Fiscal Year 2021

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Carlos A. Rodriguez President and Chief Executive Officer	2021	$941,875	$0	$6,517,790	$5,099,999	$3,996,600	$0	$428,995	$16,985,259
	2020	$988,969	$0	$7,554,200	$5,099,990	$1,164,200	$2,652,132	$186,157	$17,645,648
	2019	$1,100,000	$0	$6,752,701	$3,999,975	$3,385,800	$3,699,485	$62,226	$19,000,187
Kathleen A. Winters Chief Financial Officer	2021	$645,627	$0	$1,340,924	$989,992	$1,733,900	$0	$208,437	$4,918,880
	2020	$645,627	$1,250,000	$699,967	$899,994	$505,100	$0	$131,905	$4,132,593
	2019	$138,334	$0	$1,099,930	$0	$316,500	$0	$58,554	$1,613,318
Maria Black President, Worldwide Sales and Marketing	2021	$592,501	$0	$1,809,479	$989,992	$1,060,800	$1,618	$495,874	$4,950,264
	2020	$550,350	$0	$3,828,048	$839,994	$237,800	$65,511	$118,698	$5,640,401
	2019	$529,200	$0	$1,544,348	$689,977	$767,900	$44,950	$171,203	$3,747,578
John C. Ayala President, Employer Services North America	2021	$592,501	$0	$1,809,479	$989,992	$1,060,800	$0	$160,801	$4,613,573
	2020	$550,350	$0	$3,828,048	$839,994	$293,800	$433,421	$85,088	$6,030,701

Donald Weinstein Corporate Vice President, Global Product and Technology	2021	$592,501	$0	$1,604,178	$989,992	$1,060,800	$2,248	$170,671	$4,420,390
	2020	$566,325	$0	$3,317,905	$689,983	$262,700	$42,395	$83,487	$4,962,795

(1)

For fiscal years 2021 and 2020, salaries reflect temporary reductions as discussed on page 49 of the CD&A, including a 50% voluntary pay cut for Mr. Rodriguez that started in April 2020 and ended in October 2020, and a 10% cut for the other NEOs, that started in May 2020 and ended in August 2020.

(2)	For fiscal year 2020, reflects sign-on bonus Ms. Winters received in connection with being hired as Chief Financial Officer in April 2019, paid six months after her start date.

(3)

Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in fiscal years 2021, 2020 and 2019 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to our audited consolidated financial statements for the fiscal year ended June 30, 2021 included in our annual report on Form 10-K for the fiscal year ended June 30, 2021. The amounts shown in the Stock Awards column in respect of the performance-based stock unit awards (“PSU”) reflect the grant date fair value of such awards based upon the probable outcome of the performance condition as of the grant date. The awards for fiscal year 2021 are comprised of PSU awards for all NEOs. Consistent with the requirements of ASC Topic 718, the amounts relating to the PSU awards for fiscal year 2021 represent the sum of (i) the grant date fair value of the third of three tranches of the PSU award that was granted in September 2018, (ii) the grant date fair value of the second of three tranches of the PSU award that was granted in September 2019 and (iii) the grant date fair value of the first of three tranches of the PSU award that was granted in September 2020, in each case, reflecting that the adjusted net income goal for the tranches was established in fiscal year 2021. The awards for fiscal year 2020 are comprised of PSU awards for all NEOs, and also include time-based restricted stock awards for Ms. Black, and Messrs. Ayala and Weinstein. The amounts relating to the PSU awards for fiscal year 2020 represent the sum of (i) the grant date fair value of the third of three tranches of the PSU award that was granted in September 2017, (ii) the grant date fair value of the second of three tranches of the PSU award that was granted in September 2018 and (iii) the grant date fair value of the first of three tranches of the PSU award that was granted in September 2019, in each case, reflecting that the adjusted net income goal for the tranches was established in fiscal year 2020. The awards for fiscal year 2019 are comprised of PSU awards for all NEOs other than Ms. Winters, whose value reflects a time-based restricted stock award. The amounts relating to the PSU awards for fiscal year 2019 represent the sum of (i) the grant date fair value

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Compensation of Executive Officers

of the third of three tranches of the PSU award that was granted in September 2016, and also for Ms. Black, the grant date fair value of the third of three tranches of the PSU award that was granted in December 2016, (ii) the grant date fair value of the second of three tranches of the PSU award that was granted in September 2017 and (iii) the grant date fair value of the first of three tranches of the PSU award that was granted in September 2018, in each case, reflecting that the adjusted net income goal for the tranches was established in fiscal year 2019. Remaining portions of the fiscal year 2021 award will be linked to adjusted net income goals for fiscal years 2022 and 2023, respectively, and will be reported in the Summary Compensation Table in such fiscal years; the remaining portion of the fiscal year 2020 award will be linked to the adjusted net income goal for fiscal year 2022 and will be reported in such fiscal year. The grant date fair value of the PSU awards granted in fiscal years 2021, 2020, and 2019, respectively, assuming achievement of the maximum level of performance are: Mr. Rodriguez, $9,776,685, $11,331,300, and $10,129,052; Ms. Winters $2,011,386 and $1,049,951; Ms. Black $2,714,219, $2,742,237 and $2,316,522; Mr. Ayala, $2,714,219 and $2,742,237; and Mr. Weinstein, $2,406,267 and $1,977,023.

(4)

Performance-based bonuses paid under the annual cash bonus plan are shown in this column. A discussion of our annual cash bonus plan may be found in our Compensation Discussion and Analysis under “Cash Compensation -Annual Cash Bonus.”

(5)

Amounts shown reflect the aggregate increase during the last fiscal year in the present value of the executive’s benefit under our tax-qualified cash balance pension plan, the Automatic Data Processing, Inc. Pension Retirement Plan, and our non-qualified supplemental retirement plan, the Supplemental Officers Retirement Plan (“SORP”). Our SORP was frozen as of July 1, 2019. Therefore, actual accrued SORP benefits will not change going forward. However, the Change in Pension Value disclosed in column (h) will fluctuate from year-to-year, reflecting annual changes in the underlying discount rates and mortality rates. There were no above-market or preferential earnings on nonqualified deferred compensation. The Pension Retirement Plan and the SORP provide benefits in the form of a lump sum and/ or an annuity. We calculated the present value as of June 30, 2018 based on the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2017), a 3.25% interest crediting rate for the pension retirement plan, and a 4.10% discount rate; the present value as of June 30, 2019 is based on the RP-2014 white collar mortality table with post-2006 improvements removed (projected generationally using scale MP-2018), a 3.25% interest crediting rate for the pension retirement plan, and a 3.4% discount rate; the present value as of June 30, 2020 is based on the Pri-2012 white collar mortality table (projected generationally using scale MP-2019), a 3.25% interest crediting rate for the pension retirement plan, and a 2.45% discount rate; and the present value as of June 30, 2021 is based on the Pri-2012 white collar mortality table (projected generationally using scale MP-2020), a 3.25% interest crediting rate for the pension retirement plan, and a 2.55% discount rate. For fiscal year 2021, the change in value decreased for Messrs. Rodriguez ($18,868) and Ayala ($4,798), primarily driven by a change in the discount rate and the SORP benefit being frozen.

(6)	Please refer to the “All Other Compensation for Fiscal Year 2021 table below for further information.

All Other Compensation for Fiscal Year 2021

Name	Other Benefits(1)	Tax Payments(2)	Matching Charitable Contributions(3)	Total
Carlos A. Rodriguez	$408,845	$0	$20,150	$428,995
Kathleen A. Winters	$203,437	$0	$5,000	$208,437
Maria Black	$330,996	$150,003	$14,875	$495,874
John C. Ayala	$148,908	$0	$11,893	$160,801
Donald Weinstein	$150,671	$0	$20,000	$170,671

(1)	Other Benefits include:

(a)

Actual cost to the company of leasing automobiles (and covering related maintenance, registrations and insurance fees) used for personal travel: Mr. Rodriguez, $12,718; Ms. Winters, $12,059; Ms. Black, $13,386; Mr. Ayala, $15,712; and Mr. Weinstein, $17,175.

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Compensation of Executive Officers

(b)

For Ms. Black and Mr. Weinstein, includes $200 (associate only) and $300 (associate and spouse) respectively of taxable gift cards related to achieving health and wellness goals under the company’s Voluntary Wellness Program offered during calendar year 2020 (available to the company’s associates generally).

(c)

Matching contributions to the company’s Retirement and Savings Plan (available to the company’s associates generally): Mr. Rodriguez, $17,250; Ms. Winters, $17,250; Ms. Black, $17,250; Mr. Ayala, $17,250; and Mr. Weinstein, $17,250. Company contributions pursuant to the Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”) for ERP participants (which include amounts that were earned for fiscal year 2021 but not yet credited to the participants’ accounts): Mr. Rodriguez, $377,828; Ms. Winters, $173,112; Ms. Black, $115,014; Mr. Ayala, $115,014; and Mr. Weinstein, $115,014.

(d)

Life insurance and accidental death and dismemberment premiums paid by the company (available to the company’s associates generally): Mr. Rodriguez, $1,049; Ms. Winters, $1,016; Ms. Black, $932; Mr. Ayala, $932; and Mr. Weinstein, $932.

	(e)	For Ms. Black, includes expenses of $170,502 associated with the company’s relocation program, which to the extent necessary, is available to all associates in the company’s relocation program.

(f)

Personal travel on the company’s aircraft by Mr. Rodriguez and his immediate family. Mr. Rodriguez’s immediate family may also occasionally accompany him on the company’s aircraft when he is traveling on company business. Pursuant to company policy as CEO, Mr. Rodriguez reimbursed the company for the amount of aggregate incremental cost incurred by the company in connection with any such personal use. Incremental cost is calculated by multiplying the personal flight time including empty aircraft positioning time, by the aircraft’s hourly variable operating cost. Variable operating cost includes maintenance, fuel, cleaning, landing fees, flight fees, catering, and crew travel expenses, including hotels, meals and transportation.

(g)

For Ms. Black, cost to the company for the use of the company’s aircraft in connection with Ms. Black’s final relocation travel to company headquarters in August 2020, which occurred during the COVID-19 pandemic: $13,712.

(2)

For Ms. Black, reflects the incremental cost to the company of tax-related payments associated with relocation benefits, including a previous expatriate assignment, and is in accordance with the company’s standard policies and available to all associates in the company’s relocation program.

(3)

Reflects matching charitable contributions made by the ADP Foundation in an amount not to exceed $20,000 in a calendar year in respect of any given named executive officer’s charitable contributions for that calendar year. Amounts may exceed $20,000 because, while matching charitable contributions are limited to $20,000 in a calendar year, this table reflects matching charitable contributions for the fiscal year ended June 30, 2021.

61	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation of Executive Officers

Grants of Plan-Based Awards Table for Fiscal Year 2021

	Grant Date(1)	Date of Corporate Action(1)	Plan Under which Grant was Made(2)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name					Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
(a)	(b)	(bb)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Carlos A. Rodriguez			Cash Bonus		$0	$2,260,500	$4,521,000
	9/1/2020	8/5/2020	PSU	(5)				6,814	13,628	20,443				$1,887,933
	9/1/2020	8/5/2020	PSU	(6)				7,507	15,014	22,521				$2,079,889
	9/1/2020	8/5/2020	PSU	(7)				9,204	18,407	27,611				$2,549,968
	9/1/2020	6/4/2020	Stock Options									235,457	$138.53	$5,099,999
Kathleen A. Winters			Cash Bonus		$0	$980,700	$1,961,400
	9/1/2020	8/5/2020	PSU	(6)				2,061	4,121	6,182				$570,928
	9/1/2020	8/5/2020	PSU	(7)				2,779	5,558	8,338				$769,996
	9/1/2020	6/4/2020	Stock Options									45,706	$138.53	$989,992
Maria Black			Cash Bonus		$0	$600,000	$1,200,000
	9/1/2020	8/5/2020	PSU	(5)				1,829	3,657	5,486				$506,604
	9/1/2020	8/5/2020	PSU	(6)				1,923	3,847	5,770				$532,879
	9/1/2020	8/5/2020	PSU	(7)				2,779	5,558	8,338				$769,996
	9/1/2020	6/4/2020	Stock Options									45,706	$138.53	$989,992
John C. Ayala			Cash Bonus		$0	$600,000	$1,200,000
	9/1/2020	8/5/2020	PSU	(5)				1,829	3,657	5,486				$506,604
	9/1/2020	8/5/2020	PSU	(6)				1,923	3,847	5,770				$532,879
	9/1/2020	8/5/2020	PSU	(7)				2,779	5,558	8,338				$769,996
	9/1/2020	6/4/2020	Stock Options									45,706	$138.53	$989,992
Donald Weinstein			Cash Bonus		$0	$600,000	$1,200,000
	9/1/2020	8/5/2020	PSU	(5)				1,431	2,862	4,293				$396,473
	9/1/2020	8/5/2020	PSU	(6)				1,580	3,160	4,740				$437,709
	9/1/2020	8/5/2020	PSU	(7)				2,779	5,558	8,338				$769,996
	9/1/2020	6/4/2020	Stock Options									45,706	$138.53	$989,992
(1)

The grant dates shown in column (b) of the table were determined pursuant to FASB ASC Topic 718. The dates shown in column (bb) are the dates on which our compensation and management development committee set target award amounts under the PSU program and approved the Stock Option award amounts.

(2)

PSU refers to our performance-based stock unit awards granted under our amended and restated 2008 Omnibus Award Plan and our 2018 Omnibus Award Plan. Stock options were granted under our 2018 Omnibus Award Plan.

(3)	No payouts will be made if actual performance is below threshold level.

(4)

We computed the grant date fair value of each PSU award and option grant shown in column (l) in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to our audited consolidated financial statements for the fiscal year ending June 30, 2021 included in our annual report on Form 10-K for the fiscal year ended June 30, 2021.

(5)

Consistent with the requirements of ASC Topic 718, the amount represents the third of three tranches of the PSU award that was granted in September 2018 for which the grant date fair value was established in September 2020. The units earned from this award will be paid out in September 2021.

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Compensation of Executive Officers

(6)

Consistent with the requirements of ASC Topic 718, the amount represents the second of three tranches of the PSU award that was granted in September 2019 for which the grant date fair value was established in September 2020. The units earned from this award will be paid out in September 2022.

(7)

Consistent with the requirements of ASC Topic 718, the amount represents the first of three tranches of the PSU award that was granted in September 2020 for which the grant date fair value was established in September 2020. The units earned from this award will be paid out in September 2023.

Restricted Stock/Performance Stock Units

We grant restricted stock under our 2018 Omnibus Award Plan (“2018 Omnibus Award Plan”). Prior to the approval of the 2018 Omnibus Award Plan by our stockholders in November 2018, we granted restricted stock under our previous amended and restated 2008 Omnibus Award Plan (the “Prior Plan”).

Restricted stock awards vest over periods determined by our compensation and management development committee (the “committee”). We also grant performance-based stock unit (“PSU”) awards to our senior executives which vest based on financial objectives that are measured over a three-year performance cycle comprised of three one-year performance periods. If, after completion of the first measurement year of the three-year performance period, a participant’s employment with the company is terminated prior to the expiration of the performance period due to death, disability or retirement (defined as voluntary termination of employment at or after age 65, or age 55 with 10 years of service), a participant will be entitled to receive a prorated portion (based on the number of completed months in the performance period through the date of termination of employment, divided by 36) of the PSUs earned for such performance period (which, in the case of death or disability, including any death or disability occurring after retirement, will be determined by assuming 100% achievement for each measurement year in the performance period not completed prior to the participant’s death or disability).

Recipients of PSU awards will be entitled to receive dividends paid only with respect to shares of stock that have been earned. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Restricted stock and PSU awards under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) allow the committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to the company any gain realized on the award (the fair market value, on the applicable vesting date, of the shares delivered to the participant), if the recipient engages in an activity that is in conflict with or adverse to the company’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

63	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation of Executive Officers

Stock Options

We grant stock options under our 2018 Omnibus Award Plan with an exercise price equal to our closing stock price on the date of grant. Prior to the approval of the 2018 Omnibus Award Plan by our stockholders in November 2018, we granted stock options under our Prior Plan.

No option may be exercised after the expiration of its ten-year term, and awards generally vest over a 4-year period. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Stock options granted under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) become fully vested and exercisable upon the death or disability of an option holder who (i) is an active employee, (ii) satisfied the company’s retirement criteria and retired on or after age 55 with 10 years of service (“Normal Retirement”), or (iii) retired in the previous twelve months on or after age 55 with between five and 10 years of service. Stock options will continue to vest following a Normal Retirement that occurs after the first anniversary of an option’s grant date.

Vested options granted under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) may generally be exercised for up to 60 days following an option holder’s termination of employment with the company (or per past company practice, the severance end date, if later), provided that:

●	option holders who retire on or after Normal Retirement will have 37 months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);
●	option holders who retire on or after age 55 with between five and 10 years of service will have 12 months following retirement (or per past company practice, the severance end date, if later) to exercise their vested options (subject to extension in the case of subsequent death);
●	option holders who die or become disabled on or after eligibility for Normal Retirement will have 36 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability); and
●	option holders who were not eligible for Normal Retirement on the date of death or disability will have 12 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability).

Stock option awards under our 2018 Omnibus Award Plan (and Prior Plan, as applicable) allow our committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to the company any option gain, if the recipient engages in an activity that is in conflict with or adverse to the company’s interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

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Compensation of Executive Officers

Outstanding Equity Awards for Fiscal Year-End 2021

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Carlos A. Rodriguez	9/1/2017		48,572	$107.35	8/31/2027
	9/1/2018	37,594	75,188	$146.75	8/31/2028
	9/1/2019	52,254	156,762	$169.84	8/31/2029
	9/1/2020		235,457	$138.53	8/31/2030
	9/1/2019							30,028	$5,964,161
	9/1/2020							27,611	$5,484,097
Kathleen A. Winters	9/1/2019	9,221	27,664	$169.84	8/31/2029
	9/1/2020		45,706	$138.53	8/31/2030
	9/1/2019							8,243	$1,637,158
	9/1/2020							8,338	$1,655,994
Maria Black	9/1/2017		6,429	$107.35	8/31/2027
	9/1/2018	12,969	12,970	$146.75	8/31/2028
	9/1/2019	8,606	25,820	$169.84	8/31/2029
	9/1/2020		45,706	$138.53	8/31/2030
	6/30/2020					13,432	$2,667,864
	9/1/2019							7,693	$1,528,050
	9/1/2020							8,338	$1,655,994
John C. Ayala	9/1/2017		6,429	$107.35	8/31/2027
	9/1/2018		12,970	$146.75	8/31/2028
	9/1/2019	8,606	25,820	$169.84	8/31/2029
	9/1/2020		45,706	$138.53	8/31/2030
	6/30/2020					13,432	$2,667,864
	9/1/2019							7,693	$1,528,050
	9/1/2020							8,338	$1,655,994
Donald Weinstein	9/1/2017		3,429	$107.35	8/31/2027
	9/1/2018	10,150	10,150	$146.75	8/31/2028
	9/1/2019	7,069	21,209	$169.84	8/31/2029
	9/1/2020		45,706	$138.53	8/31/2030
	6/30/2020					13,432	$2,667,864
	9/1/2019							6,319	$1,255,146
	9/1/2020							8,338	$1,655,994
(1)	Market value based on the June 30, 2021 closing price of our common stock of $198.62 per share.

(2)

The amount shown for the PSU award granted on September 1, 2019 includes only units relating to two thirds of the full target award for which an adjusted net income goal has been established, and reflects the number of units earned based on performance against the adjusted net income goal for fiscal years 2020 and 2021. The amount shown for the PSU award granted on September 1, 2020 includes only units relating to one third of the full target award for which an adjusted net income goal has been established, and reflects the number of units earned based on performance against the related goal for fiscal year 2021. All amounts exclude accrued dividend equivalents. In each case, the amounts shown are subject to potential reduction based on our actual TSR performance over the entire three-fiscal-year period ending June 30, 2022 and June 30, 2023, respectively.

65	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation of Executive Officers

Outstanding Equity Vesting Schedule for Fiscal Year-End 2021

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
Carlos A. Rodriguez	9/1/2017	25% vested on 9/1/2018	9/1/2019	100% vests on 6/30/2022
		25% vested on 9/1/2019	9/1/2020	100% vests on 6/30/2023
25% vested on 9/1/2020
25% vests on 9/1/2021
	9/1/2018	25% vested on 9/1/2019
25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
	9/1/2019	25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
	9/1/2020	25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
Kathleen A. Winters	9/1/2019	25% vested on 9/1/2020	9/1/2019	100% vests on 6/30/2022
		25% vests on 9/1/2021	9/1/2020	100% vests on 6/30/2023
25% vests on 9/1/2022
25% vests on 9/1/2023
	9/1/2020	25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024

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Compensation of Executive Officers

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
Maria Black	9/1/2017	25% vested on 9/1/2018	9/1/2019	100% vests on 6/30/2022
		25% vested on 9/1/2019	6/30/2020	100% vests on 6/30/2023
		25% vested on 9/1/2020	9/1/2020	100% vests on 6/30/2023
25% vests on 9/1/2021
	9/1/2018	25% vested on 9/1/2019
25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
	9/1/2019	25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
	9/1/2020	25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024
John C. Ayala	9/1/2017	25% vested on 9/1/2018	9/1/2019	100% vests on 6/30/2022
		25% vested on 9/1/2019	6/30/2020	100% vests on 6/30/2023
		25% vested on 9/1/2020	9/1/2020	100% vests on 6/30/2023
25% vests on 9/1/2021
	9/1/2018	25% vested on 9/1/2019
25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
	9/1/2019	25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
	9/1/2020	25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024

67	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation of Executive Officers

	Option Awards		Stock Awards
	Grant Date	Vesting from Grant Date	Grant or Award Date	Vesting Schedule
Donald Weinstein	9/1/2017	25% vested on 9/1/2018	9/1/2019	100% vests on 6/30/2022
		25% vested on 9/1/2019	6/30/2020	100% vests on 6/30/2023
		25% vested on 9/1/2020	9/1/2020	100% vests on 6/30/2023
25% vests on 9/1/2021
	9/1/2018	25% vested on 9/1/2019
25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
	9/1/2019	25% vested on 9/1/2020
25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
	9/1/2020	25% vests on 9/1/2021
25% vests on 9/1/2022
25% vests on 9/1/2023
25% vests on 9/1/2024

Automatic Data Processing, Inc. – Proxy Statement	|	68

Compensation of Executive Officers

Option Exercises and Stock Vested Table for Fiscal Year 2021

	Option Awards		Stock Awards(6)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Carlos A. Rodriguez(1)	138,393	$5,667,906	57,679	$7,773,404
Kathleen A. Winters(2)	0	$0	3,360	$644,750
Maria Black(3)	23,072	$1,504,779	11,875	$1,600,332
John C. Ayala(4)	17,222	$600,597	11,875	$1,600,332
Donald Weinstein(5)	23,389	$2,153,472	9,057	$1,230,925

(1)	Mr. Rodriguez exercised options to purchase 52,229 shares on September 9, 2020 with an exercise price of $90.63 and a weighted average market price of $136.85; 11,634 shares on September 10, 2020 with an exercise price of $107.35 and a weighted average market price of $135.88; 36,937 shares on November 2, 2020 with an exercise price of $107.35 and a weighted average market price of $160.76; and 37,593 shares on November 11, 2020 with an exercise price of $146.75 and a market price of $172.00. He acquired 57,679 shares with a market price of $134.77 on August 5, 2020.

(2)	Ms. Winters acquired 3,360 shares with a market price of $191.89 on April 15, 2021.

(3)	Ms. Black exercised options to purchase 23,072 shares on January 4, 2021 with a weighted average exercise price of $104.61 and a weighted average market price of $169.83. She acquired 11,875 shares with a market price of $134.77 on August 5, 2020.

(4)	Mr. Ayala exercised options to purchase 4,309 shares on September 1, 2020 with an exercise price of $90.63 and a market price of $138.79; 6,428 shares on September 2, 2020 with an exercise price of $107.35 and a market price of $140.00 and 6,485 shares on November 16, 2020 with an exercise price of $146.75 and a market price of $175.00. He acquired 11,875 shares with a market price of $134.77 on August 5, 2020.

(5)	Mr. Weinstein exercised options to purchase 2,659 shares on January 4, 2021 with an exercise price of $75.10 and a market price of $175.55; 10,445 shares on March 8, 2021 with an exercise price of $90.63 and a market price of $180.00 and 10,285 shares on June 9, 2021 with an exercise price of $107.35 and a market price of $200.00. He acquired 6,331 shares with a market price of $134.77 on August 5, 2020, and 2,726 shares with a market price of $138.53 on September 1, 2020.

(6)	For the number of shares acquired on vesting, fractional shares issued have been rounded to the nearest whole number.

69	|	Automatic Data Processing, Inc. – Proxy Statement

Compensation of Executive Officers

Pension Benefits for Fiscal Year 2021

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)(3)(4)	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Carlos A. Rodriguez	Automatic Data Processing, Inc.
	Pension Retirement Plan	20.50	$332,826	$0
	Supplemental Officers
	Retirement Plan	18.08	$13,134,321	$0
Kathleen A. Winters		0	$0	$0
Maria Black	Automatic Data Processing, Inc.
	Pension Retirement Plan	22.05	$252,656	$0
John C. Ayala	Automatic Data Processing, Inc.
	Pension Retirement Plan	29.50	$251,766	$0
	Supplemental Officers
	Retirement Plan	10.00	$1,789,046	$0
Donald Weinstein	Automatic Data Processing, Inc.
	Pension Retirement Plan	14.50	$196,999	$0

(1)	Consists of the number of years of service credited as of June 30, 2021 for the purpose of determining benefit service under the applicable pension plan. Credited service is defined in the Supplemental Officers Retirement Plan as the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989 and subject, in the case of vesting, to a schedule set forth in the Supplemental Officers Retirement Plan. Executives must be selected for participation in the Supplemental Officers Retirement Plan. Credited service under the Pension Retirement Plan is defined as elapsed time of employment with the company starting on January 1 following the completion of six months of service.

(2)	The Pension Retirement Plan and Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated a present value of the executive’s benefit using an interest crediting rate, a discount rate and a mortality assumption. We calculated the actuarial present values of accumulated benefits as of June 30, 2021 under the Pension Retirement Plan and the Supplemental Officers Retirement Plan using the Pri-2012 white collar mortality table (projected generationally using scale MP-2020), a 3.25% interest crediting rate for the pension retirement plan, and a 2.55% discount rate.

(3)	Cash balances under the Pension Retirement Plan are included in the present values shown for the Pension Retirement Plan in column (d) and at June 30, 2021 are as follows: Mr. Rodriguez, $315,004; Ms. Black, $224,406; Mr. Ayala, $234,729; and Mr. Weinstein, $181,149.

(4)	The present values of accumulated benefits for the Pension Retirement Plan and the Supplemental Officers Retirement Plan were determined based on the retirement at age of 65 (normal retirement age under these Plans).

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Compensation of Executive Officers

Automatic Data Processing, Inc. Pension Retirement Plan

The Pension Retirement Plan (“Pension Retirement Plan”) is a tax-qualified defined benefit plan covering U.S. employees of the company. The Pension Retirement Plan was closed to new participants as of January 2015 and was frozen as of July 1, 2020. Participants retained their accrued benefit as of June 30, 2020 with no future accruals due to pay and/or service. Accounts continue to earn interest based upon the ten-year U.S. Treasury constant maturity rates. A participant must have three years of service to receive any benefit.

Prior to the freeze, the company credited participants’ notional accounts with annual contributions which were determined based upon base salary and years of service. The contributions ranged from 2.1% to 10% of base salary.

Compensation used to determine the benefits in any given year is limited to calendar year base salary up to the IRS compensation limit in effect for the plan year.

Effective as of July 1, 2020, the matching contribution under our 401(k) Plan for participants impacted by the Pension Retirement Plan freeze was increased to $1.00 for every $1.00 a participant contributes up to 6% of eligible pay. Previously, Pension Retirement Plan participants received a 401(k) matching contribution of up to $.70 for every $1.00 up to 6% of eligible pay. The compensation and management development committee approved these changes in 2020 to align our retirement programs to the market.

Supplemental Officers Retirement Plan

The company sponsors a Supplemental Officers Retirement Plan (“SORP”), which is a non-qualified defined benefit plan that pays a lump sum or an annuity upon retirement. Eligible participants include certain NEOs and other officers of the company with titles of corporate vice president and above. As of July 1, 2019, the SORP has been frozen. Participants retain their accrued benefit as of June 30, 2019 with no future accruals due to pay and/or service. The SORP was previously closed to new entrants in January 2014. On August 14, 2008, our board of directors approved amendments to the SORP, which implemented changes to the SORP benefits formula and the early retirement factors, in each case, used for any active employee not already earning a benefit by January 1, 2008 or any participant who had not attained age 50 by January 1, 2009, as well as changes relating to the forms of benefit available for all current and future participants.

On November 10, 2009, our board of directors approved additional amendments effective January 1, 2010, to provide that for both benefit accrual and vesting credit, service will be determined based on the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989, and subject, in the case of vesting, to a schedule set forth in the SORP, and also provide that effective after December 31, 2009, our chief executive officer would no longer be able to grant service credit in his discretion to SORP participants who are involuntarily terminated or who receive severance from the company.

All participants must have at least five years of service to receive any benefit under the SORP. After 10 years of service, a participant will qualify for the full annual benefit. We refer to the percentage of the benefit that has been earned by a participant as the “vested percentage.” The vested percentage is determined using a schedule set forth in the SORP.

SORP benefits begin on the earliest of (i) the later of attainment of age 60 and the first day of the seventh month following separation from service, (ii) disability, and (iii) death. Participants can receive their benefits in the form of a single life annuity, a 25%, 50%, 75%, or 100% joint and survivor annuity with a beneficiary, or a ten-year certain and life annuity. Subject to rules required under Section 409A of the Internal Revenue Code, participants may generally also elect to have either 25% or 50% of their benefits paid in a single lump sum. A participant who terminates employment by reason of disability is eligible to receive an unreduced benefit payable as of the participant’s termination. Upon the death of a participant, the participant’s surviving spouse or other designated beneficiary is eligible to receive a 50% survivor benefit, payable as a life annuity or, if elected, a guaranteed payment for 120 months only.

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Compensation of Executive Officers

The amount of the annual benefit is determined by multiplying the participant’s final average annual pay by a factor of 2%, the number of years of service (up to 20 years), and the participant’s vested percentage. For participants with more than 20 years of service only, added to that first amount will be an amount determined by multiplying the participant’s final average annual pay by a factor of 1%, up to five additional years of service, and the participant’s vested percentage.

Final average annual pay will be based on salary, bonuses, and incentive payment awards, excluding restricted stock and other stock-based awards. The maximum annual plan benefit that may be paid will be limited to 45% of a participant’s final average annual pay. A participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments reduced at a rate of 4/12 of 1% per month for each month (up to 36 months) by which the participant’s benefit commencement precedes the participant’s 65th birthday, and, if applicable, further reduced at a rate of 5/12 of 1% for each month by which the benefit commencement precedes the participant’s 62nd birthday.

If within 24 months after a participant’s employment terminates he or she violates the non-competition provisions of any agreement such participant has entered into with the company, such participant will forfeit all of his or her benefits under the SORP.

Deferred Compensation Program

Under the ADP Deferred Compensation Plan, all U.S. executives of the company (including the NEOs) can defer all or a portion of their annual cash bonuses, which may be allocated to notional investments selected by the participant. Participants can choose to invest their notional account in any of the investment funds that mirror the investment options available in the company’s 401(k) Plan. Deferrals made prior to 2015 could have been invested in a fixed income fund, which is adjusted each fiscal year, and was 1% for fiscal year 2021. The company does not match deferrals by the NEOs or otherwise contribute any amounts to their deferred compensation accounts.

Each participant has the option of making a onetime election changing the timing and/or the form of distributions from his or her account. Any such change must comply with the “redeferral rules” in effect under Section 409A of the Internal Revenue Code and may be used only to delay the timing and/or change the number of payments to be received. Participants may elect to receive payments of their deferred funds either in a lump sum payment or in installments. However, in the event of death, disability, or termination of employment prior to age 65, or age 55 with 10 years of service, payments are made in a lump sum regardless of a participant’s election. Deferred funds and the earnings on such deferrals made for fiscal year 2005 and later may be distributed to a participant following separation from service only after a six-month delay. Distributions are subject to federal, state, and local income taxes on both the principal amount and investment earnings at the ordinary income rate in the year in which such payments are made.

Executive Retirement Plan

The Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”) is a non-qualified defined contribution plan that provides supplemental retirement benefits in excess of amounts available under the company’s other tax-qualified and non-qualified retirement plans. NEOs and other U.S. executive officers of the company with titles of corporate vice president and above are eligible to participate in the ERP and are automatically enrolled. When our SORP was frozen effective July 1, 2019, Messrs. Rodriguez and Ayala, who participated in the SORP, were automatically enrolled in the ERP.

The ERP provides an annual contribution equal to 8% of total salary and bonus, less any contributions provided in the same plan year by the company’s other qualified and non-qualified retirement plans. Company contributions are credited to a participant’s account following the end of the applicable plan year. Participants can choose to invest

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Compensation of Executive Officers

their notional account in any of the investment funds that mirror the investment options available in the company’s 401(k) Plan. A participant’s account will be 100% vested after three years of continuous service with the company, or upon death or disability.

A participant will forfeit all of his or her benefits under the ERP if the participant’s employment is terminated for cause or if, while employed, or within 24 months after a participant’s employment terminates, he or she violates a non-competition, non-solicitation or non-disclosure provision of any agreement between the participant and the company.

Participants may elect to receive distributions from the ERP either in a lump sum payment or in annual installments. Each participant has the option of making a one-time election to change the form of distribution from his or her account. Any such change must comply with the rules in effect under Section 409A of the Internal Revenue Code. Contributions and earnings on such contributions are distributed to a participant following separation from service only after a six-month delay. However, in the event of death or if, upon separation from service a participant’s account balance is less than $50,000, payments are made in a lump sum regardless of a participant’s election.

Non-Qualified Deferred Compensation for Fiscal Year 2021

Name	Plan Name	Executive Contributions in 2021	Registrant Contributions in 2021(1)	Aggregate Earnings in 2021(2)	Aggregate Balance at June 30, 2021(3)
(a)		(b)	(c)	(d)	(f)
Carlos A. Rodriguez	ADP Deferred Compensation Plan	$0	$0	$391,775	$1,352,432
	ADP Executive Retirement Plan	$0	$129,878	$135,063	$552,327
Kathleen A. Winters	ADP Executive Retirement Plan	$0	$74,304	$22	$130,923
Maria Black	ADP Executive Retirement Plan	$0	$36,989	$72	$256,262
John C. Ayala	ADP Executive Retirement Plan	$0	$43,008	$24	$110,095
Donald Weinstein	ADP Deferred Compensation Plan	$52,540	$0	$270,918	$953,039
	ADP Executive Retirement Plan	$0	$42,264	$82,526	$312,898

(1)	For Mr. Weinstein, the amount listed in column (b) excludes a deferral for the Deferred Compensation Plan of 20% of the annual bonus earned in fiscal year 2021 ($1,060,800) that is disclosed in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column, that will be deposited in September 2021. The amounts listed in column (c) exclude company contributions earned during fiscal year 2021 for the Executive Retirement Plan that will be deposited in January 2022. These earned amounts are included in the fiscal year 2021 Summary Compensation Table, and can be referenced in footnote 1(c) of the All Other Compensation Table.

(2)	The earnings amounts are not reported as compensation in fiscal year 2021 in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

(3)	The amounts listed in column (f) reflect each NEO’s aggregate balance at June 30, 2021, which is equal to the balance at June 30, 2020, increased by the NEO’s actual contributions and earnings in fiscal year 2021. The following amounts were previously reported as compensation in the Summary Compensation Table for previous years for the Executive Retirement Plan: Mr. Rodriguez, $140,702; Ms. Winters, $113,762; Ms. Black, $103,597; Mr. Ayala, $38,160; and Mr. Weinstein, $39,499; and for the Deferred Compensation Plan: Mr. Weinstein, $52,540.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

Change in Control Severance Plan for Corporate Officers

We maintain the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers, which provides for the payment of specified benefits to officers selected by the board of directors if their employment terminates under certain circumstances after a change in control of the company. All NEOs participate in the change in control plan. As of June 30, 2021, there were 28 eligible participants in the change in control plan.

The change in control plan provides that a participant who is involuntarily terminated by the company without cause or who leaves for good reason during the two-year period following the occurrence of a change in control will receive:

●	A lump sum payment equal to 150% (or in the case of our chief executive officer, 200%) of such participant’s current total annual compensation;
●	Full vesting of his or her stock options;
●	Full vesting of any restricted shares; and
●

The number of shares the participant would have been entitled to receive under the then-ongoing performance-based equity programs had all applicable performance goals been achieved at 100% target rate.

A participant’s current total annual compensation equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination, plus his or her average annual cash bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates. Equity-based long-term incentives are excluded from the definition of total annual compensation.

The change in control plan defines “good reason” as the occurrence of any of the following events after a change in control without the participant’s written consent:

●	A material diminution in the participant’s position, duties, responsibilities, or authority as of the date immediately prior to the change in control; or
●

a reduction in a participant’s base compensation or a failure to provide incentive compensation opportunities at least as favorable in the aggregate as those provided immediately prior to the change in control; or

●	a failure to provide employee benefits at least as favorable in the aggregate as those provided immediately prior to the change in control; or
●	a failure of any successor of the company to assume in writing the obligations under the change in control plan.

The change in control plan defines “cause” as:

●	gross negligence or willful misconduct by a participant, which is materially injurious to the company, monetarily or otherwise;
●	misappropriation or fraud with regard to the company or its assets;
●	conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the company; or
●	willful and continued failure to substantially perform one’s duties after written notice by the board of directors.

The change in control payments potentially due to the NEOs are payable solely pursuant to the terms of the change in control plan and applicable terms of the award agreements.

A “change in control” will have occurred under the change in control plan if:

●

any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), excluding the company, any subsidiary of the company, or any employee benefit plan sponsored or maintained by the company (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the company representing 35% or more of the total combined voting power of the company’s then-outstanding securities;

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

●

there occurs a merger, consolidation, or other business combination of the company (a “transaction”), other than a transaction immediately following which the stockholders of the company, immediately prior to the transaction, continue to be the beneficial owners of securities of the resulting entity representing more than 60% of the voting power in the resulting entity, in substantially the same proportions as their ownership of the company voting securities immediately prior to the transaction; or

●

there occurs the sale of all or substantially all of the company’s assets, other than a sale immediately following which the stockholders of the company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 60% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of the company voting securities immediately prior to the sale of assets.

The company will reduce payments under the change in control plan to avoid the application of excise taxes pursuant to Section 4999 of the Internal Revenue Code, unless the after-tax amount to be received by a participant without such a reduction would be greater than the after-tax amount that would be received after such reduction. All payments under the plan are conditioned upon the participant’s execution of a release of claims in favor of the company.

Corporate Officer Severance Plan

Effective May 6, 2015, ADP adopted the Corporate Officer Severance Plan for purposes of involuntary terminations other than for cause in the absence of a change in control.

All NEOs participate in the severance plan. As of June 30, 2021, there were 28 eligible participants in the severance plan.

The severance plan provides that a participant who is involuntarily terminated by the company without cause (other than during the two-year period following the occurrence of a change in control) will receive:

●	18 (or in the case of the CEO, 24) months of continued base salary;
●

A prorated annual bonus for the year of termination, based on actual performance for the full fiscal year, but assuming that any non-financial and other subjective and qualitative performance criteria are achieved at a level equal to the weighted-average percentage achievement of all applicable financial and other objective and non-qualitative performance criteria;

●	Continued vesting of his or her stock options and time-vested restricted stock and restricted stock unit awards during the period of continued base salary payments (the “Severance Period”); and
●

The number of shares of stock (or cash, in the case of cash-settled awards) that the participant would have been entitled to receive based on the actual achievement of the applicable performance goals in each of the then-ongoing performance-based restricted stock and PSU programs, prorated to reflect the portion of the applicable performance period elapsed through the last day of the Severance Period.

The severance plan defines “cause” as:

●

Failure to perform duties (other than due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of duties, to the extent not cured within 15 days following written notice;

●	Engaging in conduct that is materially injurious to the company or an affiliate;

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

●	Conviction of, or the pleading of guilty or nolo contendere to, a felony involving as a material element fraud or dishonesty; or
●	The consistent failure to follow the lawful instructions of the board of directors or a direct superior, which failure amounts to an intentional and extended neglect of duties.
The severance payments potentially due to the NEOs are payable solely pursuant to the terms of the severance plan (other than if benefits are payable pursuant to the change in control plan).

Health Coverage

Certain executives, including the NEOs, who terminate employment with the company after they have attained age 55 and been credited with 10 years of service are eligible to participate in the company’s executive retiree medical plan.

Deferred Compensation

Under the ADP Deferred Compensation Plan, all U.S. executives of the company (including the NEOs) can defer into a deferred compensation account all or a portion of their annual cash bonuses to be payable following separation from the company. For a description of the ADP Deferred Compensation Plan and aggregate deferred compensation for our NEOs at June 30, 2021, see “Deferred Compensation Program” above.

Termination and Change in Control Tables

The following tables set forth the payments that each of our NEOs who were serving as executive officers as of June 30, 2021, would have received under various termination scenarios on June 30, 2021. Pension benefits, which are described under “Pension Benefits for Fiscal Year 2021” above, and deferred compensation balances, which are described under “Deferred Compensation Program” above, are not included in the tables below in accordance with applicable information statement disclosure requirements except to the extent of any incremental value payable in any of such termination scenarios. Pursuant to the company’s Corporate Officer Severance Plan, each of our NEOs would also receive a prorated annual bonus for the year of termination, based on actual performance for the full fiscal year, in the event of an involuntary termination without cause prior to June 30, 2021. Please refer to page 75 in this proxy statement for a description of the Corporate Officer Severance Plan. With regard to the payments on a change in control, the amounts detailed below presume that (x) the change in control includes a change in control of the company and (y) each NEO’s employment was terminated by the company without cause or by the executive for good reason within two years following the change in control occurring on June 30, 2021.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
CARLOS A. RODRIGUEZ

Payment Elements	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause		Retirement
Termination Payment	$9,337,500	(1)	$0	$0		$2,260,500	(2)	$0
Stock Options(3)	$26,993,389		$26,993,389	$26,993,389		$26,993,389		$12,844,778
PSUs(4)	$20,458,745		$10,540,648	$10,540,648		$22,317,853		$10,540,648
Supplemental Officers Retirement Plan	$0		$0	$6,537,396	(5)	$0		$0
Health Coverage(6)	$207,000		$0	$207,000		$207,000		$207,000
Total	$56,996,634		$37,534,037	$44,278,433		$51,778,742		$23,592,426

(1)	Represents payment of two times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($1,130,250) and (ii) the average annual bonus for the two most recently completed calendar years ($3,538,500).

(2)	Represents an amount equal to two times annual salary ($1,130,250). In addition, Mr. Rodriguez would receive a prorated bonus for fiscal year 2021, which upon a termination on June 30, 2021, would equal $3,996,600, which is shown in the Summary Compensation Table for fiscal year 2021.

(3)	For all columns except Retirement, assumes all unvested options immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share. Amount in the Retirement column assumes all unvested options that were granted at least one year prior to June 30, 2021 immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share.

(4)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2020 and 2021 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death, Disability, and Retirement columns represent the sum of (a) two thirds of the fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (b) one third of the fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (y) the full fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2020 and 2021 PSU awards. All amounts include accrued dividend equivalents through June 30, 2021.

(5)	Represents present value of the incremental benefit using the Pri-2012 white collar mortality table (projected generationally using scale MP-2020) and a 2.55% discount rate, assuming disability occurring on June 30, 2021.

(6)	Represents the present value of Mr. Rodriguez’s health coverage under our retiree medical plan using a discount rate of 2.47% and a medical inflation rate beginning at 6.90% for 2021-2022 and ultimately settling at 4.0% by 2046.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
KATHLEEN A. WINTERS

Payment Elements	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$1,986,975	(1)	$0	$0	$980,700	(2)	$0
Stock Options(3)	$3,542,643		$3,542,643	$3,542,643	$1,903,998		$0
PSUs(4)	$5,922,259		$3,012,536	$3,012,536	$5,828,696		$0
Total	$11,451,877		$6,555,179	$6,555,179	$8,713,394		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($653,800) and (ii) the average annual bonus for the two most recently completed calendar years ($670,850).

(2)	Represents an amount equal to 1.5 times annual salary ($653,800). In addition, Ms. Winters would receive a prorated bonus for fiscal year 2021, which upon a termination on June 30, 2021, would equal $1,733,900, which is shown in the Summary Compensation Table for fiscal year 2021.

(3)	Amounts in the Termination Following Change In Control, Death, and Disability columns assume all unvested options immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share. Amount in the Involuntary Termination Without Cause column assumes unvested options that would vest during the severance period (18 months) immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share.

(4)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2020 and 2021 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (b) one third of the fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (y) five sixths of the full fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2020 and 2021 PSU awards. All amounts include accrued dividend equivalents through June 30, 2021.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
MARIA BLACK

Payment Elements	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$2,161,688	(1)	$0	$0	$900,000	(2)	$0
Stock Options(3)	$4,749,102		$4,749,102	$4,749,102	$3,128,156		$0
Restricted Stock(4)	$2,667,864		$0	$0	$0		$0
PSUs(5)	$5,752,050		$2,899,063	$2,899,063	$5,658,486		$0
Total	$15,330,704		$7,648,165	$7,648,165	$9,686,642		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($600,000) and (ii) the average annual bonus for the two most recently completed calendar years ($841,125).

(2)	Represents an amount equal to 1.5 times annual salary ($600,000). In addition, Ms. Black would receive a prorated bonus for fiscal year 2021, which upon a termination on June 30, 2021, would equal $1,060,800, which is shown in the Summary Compensation Table for fiscal year 2021.

(3)	Amounts in the Termination Following Change In Control, Death, and Disability columns assume all unvested options immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share. Amount in the Involuntary Termination Without Cause column assumes unvested options that would vest during the severance period (18 months) immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share.

(4)	Amount in the Termination Following Change In Control column represents the vesting of time-based restricted stock awards in full. Amount in the Involuntary Termination Without Cause column represents the vesting of time-based restricted stock awards for an additional 18 months.

(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2020 and 2021 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (b) one third of the fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (y) five sixths of the full fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2020 and 2021 PSU awards. All amounts include accrued dividend equivalents through June 30, 2021.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
JOHN C. AYALA

Payment Elements	Termination Following Change In Control		Death	Disability		Involuntary Termination Without Cause		Retirement
Termination Payment	$2,133,113	(1)	$0	$0		$900,000	(2)	$0
Stock Options(3)	$4,749,102		$4,749,102	$4,749,102		$4,749,102		$0
Restricted Stock(4)	$2,667,864		$0	$0		$0		$0
PSUs(5)	$5,752,050		$2,899,063	$2,899,063		$5,658,486		$0
Supplemental Officers Retirement Plan	$0		$0	$1,183,510	(6)	$0		$0
Total	$15,302,129		$7,648,165	$8,831,675		$11,307,588		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($600,000) and (ii) the average annual bonus for the two most recently completed calendar years ($822,075).

(2)	Represents an amount equal to 1.5 times annual salary ($600,000). In addition, Mr. Ayala would receive a prorated bonus for fiscal year 2021, which upon a termination on June 30, 2021, would equal $1,060,800, which is shown in the Summary Compensation Table for fiscal year 2021.

(3)	Assumes all unvested options immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share.

(4)	Amount in the Termination Following Change In Control column represents the vesting of time-based restricted stock awards in full. Amount in the Involuntary Termination Without Cause column represents the vesting of time-based restricted stock awards for an additional 18 months.

(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2020 and 2021 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (b) one third of the fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (y) five sixths of the full fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2020 and 2021 PSU awards. All amounts include accrued dividend equivalents through June 30, 2021.

(6)	Represents present value of the incremental benefit using the Pri-2012 white collar mortality table (projected generationally using scale MP-2020) and a 2.55% discount rate, assuming disability occurring on June 30, 2021.

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Potential Payments to Named Executive Officers Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR
DONALD WEINSTEIN

Payment Elements	Termination Following Change In Control		Death	Disability	Involuntary Termination Without Cause		Retirement
Termination Payment	$2,059,650	(1)	$0	$0	$900,000	(2)	$0
Stock Options(3)	$4,196,314		$4,196,314	$4,196,314	$2,619,603		$0
Restricted Stock(4)	$2,667,864		$0	$0	$0		$0
PSUs(5)	$5,326,320		$2,615,243	$2,615,243	$5,232,756		$0
Total	$14,250,148		$6,811,557	$6,811,557	$8,752,359		$0

(1)	Represents payment of 1.5 times each of (i) the highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($600,000) and (ii) the average annual bonus for the two most recently completed calendar years ($773,100).

(2)	Represents an amount equal to 1.5 times annual salary ($600,000). In addition, Mr. Weinstein would receive a prorated bonus for fiscal year 2021, which upon a termination on June 30, 2021, would equal $1,060,800, which is shown in the Summary Compensation Table for fiscal year 2021.

(3)	Amounts in the Termination Following Change In Control, Death, and Disability columns assume all unvested options immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share. Amount in the Involuntary Termination Without Cause column assumes unvested options that would vest during the severance period (18 months) immediately vested and were exercised on June 30, 2021, the last trading day of fiscal year 2021, when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $198.62 per share.

(4)	Amount in the Termination Following Change In Control column represents the vesting of time-based restricted stock awards in full. Amount in the Involuntary Termination Without Cause column represents the vesting of time-based restricted stock awards for an additional 18 months.

(5)	Amount in the Termination Following Change In Control column represents amount attributable to the fiscal years 2020 and 2021 PSU programs assuming performance goals of these programs will be achieved at 100% target rate. Amounts in the Death and Disability columns represent the sum of (a) two thirds of the fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (b) one third of the fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. Amount in the Involuntary Termination Without Cause column represents the sum of (x) the full fiscal year 2020 PSU award based on performance goals achieved at 50% target rate for fiscal year 2020, at 150% target rate for fiscal year 2021, and an assumed achievement at target rate for fiscal year 2022 plus (y) five sixths of the full fiscal year 2021 PSU award based on performance goals achieved at 150% target rate for fiscal year 2021 and an assumed achievement at target rate for fiscal years 2022 and 2023. The amount actually payable upon an involuntary termination without cause would be determined based on actual achievement of the performance goals under the fiscal years 2020 and 2021 PSU awards. All amounts include accrued dividend equivalents through June 30, 2021.

81	|	Automatic Data Processing, Inc. – Proxy Statement

CEO Pay Ratio

In accordance with the requirements set forth by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Pay Ratio Rule”), we are providing the following information to disclose the annual compensation of our CEO, Mr. Rodriguez, compared to the annual compensation of the median associate of our workforce (not including Mr. Rodriguez). For fiscal year 2021, an estimate of this ratio is 261:1, and is based on Mr. Rodriguez’s 2021 Summary Compensation Table total of $16,985,259, and the 2021 total of our median associate of $64,965.

To arrive at the ratio and calculate the median associate’s compensation, we first identified our active global workforce as of April 1, 2021, inclusive of full-time, part-time, and temporary workers, which consisted of 56,369 associates (excluding our CEO). Consistent with permitted adjustments allowed under the Pay Ratio Rule, we then applied the de minimis exemption to exclude all associates in the Philippines (2,111) and Poland (408), totaling 4.47% of the associate population. After applying the exemption, we ranked the remaining associate population based on annualized gross earnings, as reflected in our global payroll records, for the period covering April 1, 2020 through March 31, 2021. For associates located outside the home jurisdiction of our CEO, the United States, annualized gross earnings were converted to U.S. dollars using an average daily foreign exchange rate over the same time period. The median associate was then identified, and the associate’s compensation was calculated using the same methodology used to calculate the compensation of our named executive officers, as reflected in the Summary Compensation Table on page 59.

Our Supplemental Officers Retirement Plan (“SORP”) was frozen as of June 30, 2019. Therefore, Mr. Rodriguez’s actual accrued SORP benefit will not change going forward. However, his Change in Pension Value disclosed in the Summary Compensation Table will fluctuate from year-to-year, reflecting annual changes in the underlying discount rates and mortality rates.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. We believe that our calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The executive compensation philosophy and principles set forth on page 45 also underlie the company’s overall compensation program for employees. Pay ratios reported by other companies, including those within our Peer Group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the compensation and management development committee nor management of the company used the pay ratio measure in making compensation decisions.

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Audit Committee Report

The audit committee oversees the financial management and financial reporting procedures of the company, and the appointment, compensation, retention and performance of the company’s independent auditors, on behalf of the board of directors. A further description of the role and members of the audit committee is set forth on page 20 under “Audit Committee.”

In fulfilling its oversight responsibilities, the committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. In performing its review, the committee discussed the propriety of the application of accounting principles by the company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles. The committee also reviewed and discussed the company’s audited financial statements with Deloitte & Touche LLP, an independent registered public accounting firm, the company’s independent auditors for fiscal year 2021, which is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles in the United States of America. Deloitte & Touche LLP conducted its audit in accordance with standards of the Public Company Accounting Oversight Board.

During the course of fiscal year 2021, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Deloitte & Touche LLP at each audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed, a report on the effectiveness of the company’s internal control over financial reporting. The audit committee also reviewed the report of management contained in the annual report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K for the fiscal year ended June 30, 2021 related to its integrated audit of the consolidated financial statements and financial statement schedule, including the matters identified by Deloitte & Touche LLP as critical audit matters, and the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2022.

The audit committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 (Communications with Audit Committees) and the SEC Rule 2-07. Deloitte & Touche LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and the committee discussed with Deloitte & Touche LLP, the firm’s independence, including the matters in those written disclosures. The committee also discussed with Deloitte & Touche LLP the overall scope and plan for its audit and engagement. The committee considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates and the fees and costs billed and expected to be billed by Deloitte & Touche LLP for those services impaired or compromised Deloitte & Touche LLP’s independence and concluded that those services did not. The audit committee has discussed with the company’s internal auditors and with Deloitte & Touche LLP, with and without management present, their respective evaluations of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

The committee also discussed with management, and took into consideration when issuing this report, the Auditor Independence Policy, which prohibits the company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors. The Auditor Independence Policy is discussed in further detail below under “Independent Registered Public Accounting Firm’s Fees.”

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Audit Committee Report

In addition, in accordance with SEC and PCAOB rules, independent audit partners are subject to rotation requirements limiting their number of consecutive years of service to no more than five. In connection with the completion of the company’s fiscal year 2020 audit, the lead audit partner from Deloitte & Touche LLP rotated, effective beginning for fiscal year 2021. The process for selecting the company’s new lead audit partner included company management and the committee chair interviewing and vetting the candidates put forth by our independent auditor, with consultation by the full committee in connection with the final selection of the new lead audit partner. The audit committee believes there are benefits to having an independent auditor with an extensive history with ADP including higher-quality audit work and accounting advice due to Deloitte & Touche LLP’s institutional knowledge of the company’s business and operations, accounting policies and financial systems, and internal control framework, as well as operational efficiencies and a competitive fee structure because of the firm’s familiarity with ADP’s business.

In addition to independence, in determining whether to reappoint Deloitte & Touche LLP as the company’s independent registered public accounting firm, the audit committee took into consideration a number of factors, including:

●	the breadth of experience and length of time Deloitte & Touche LLP has been engaged;
●	historical and recent performance on the company’s audit;
●	familiarity with our global operations and business;
●	the advisability and potential impact of selecting an entirely different and unaffiliated independent registered public accounting firm;
●	external data relating to audit quality and performance, including PCAOB inspection results on Deloitte & Touche LLP;
●	Deloitte & Touche LLP’s internal quality controls;
●	the appropriateness of Deloitte & Touche LLP’s fees; and
●	an assessment of the professional qualifications and past performance of the lead audit partner and auditing team of Deloitte & Touche LLP.

Based on the considerations referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2021. In addition, the committee concluded that the appointment of Deloitte & Touche LLP is in the best interest of the company and its stockholders, and appointed Deloitte & Touche LLP as the independent auditors for the company for the fiscal year 2022, subject to the ratification by the stockholders at the 2021 Annual Meeting of Stockholders.

Audit Committee of the Board of Directors

Sandra S. Wijnberg, Chair
Richard T. Clark
Linnie M. Haynesworth
Nazzic S. Keene
Bill Ready

August 3, 2021

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Independent Registered Public Accounting Firm’s Fees

In addition to retaining Deloitte & Touche LLP to audit the consolidated financial statements for fiscal year 2021 and fiscal year 2020, the audit committee retained Deloitte & Touche LLP to provide various services in fiscal year 2021 and fiscal year 2020. The aggregate fees billed by Deloitte & Touche LLP for fiscal year 2021 and fiscal year 2020 for these various services were:

Type of Fees	FY 2021	FY 2020
	($ in thousands)
Audit Fees	$9,042	$10,114
Audit-Related Fees	1,389	224
Tax Fees	1,584	683
All Other Fees	2	0
Total	$12,017	$11,021

In the above table, in accordance with the SEC definitions, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of the company’s consolidated financial statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements or any other services performed by Deloitte & Touche LLP to comply with generally accepted auditing standards.

“Audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are typically performed by the independent public accountant (e.g., due diligence services, employee benefit plan audits and internal control reviews). For fiscal years 2021 and 2020, “audit-related fees” include audit services rendered in connection with certain transactional activity and due diligence procedures, as well as certain benefit plan and trust audits.

“Tax fees” are fees for tax compliance, tax advice and tax planning. “All other fees” are fees billed by Deloitte & Touche LLP to the company for any services not included in the first three categories. For fiscal year 2021, Deloitte’s accounting research tool subscription is included in the “All Other Fees” category.

The board of directors has adopted an auditor independence policy that prohibits our independent auditors from providing:

●	bookkeeping or other services related to the accounting records or financial statements of the company;
●	financial information systems design and implementation services;
●	appraisal or valuation services, fairness opinions or contribution-in-kind reports;
●	actuarial services;
●	internal audit outsourcing services;
●	management functions or human resources services;
●	broker or dealer, investment adviser or investment banking services;
●	legal services and expert services unrelated to the audit; and
●	any other service that the Public Company Accounting Oversight Board or the Securities and Exchange Commission determines, by regulation, is impermissible.

The audit committee has adopted a policy requiring that all audit, audit-related and non-audit services be pre-approved by the audit committee. All services provided to us by the independent auditors in fiscal year 2021 and fiscal year 2020 were pre-approved by the audit committee. The independent auditors may only perform non-prohibited non-audit services that have been specifically approved in advance by the audit committee, regardless of the dollar value of the services to be provided. In addition, before the audit committee will consider granting its approval, the company’s management must have determined that such specific non-prohibited non-audit services can be best performed by the independent auditors based on its in-depth knowledge of our business, processes and policies. The audit committee, as part of its approval process, considers the potential impact of any proposed work on the independent auditors’ independence.

85	|	Automatic Data Processing, Inc. – Proxy Statement

Proposal 3 Appointment of Independent Registered Public Accounting Firm

At the 2021 Annual Meeting, stockholders will vote on the ratification of the appointment by the audit committee of Deloitte & Touche LLP, as the independent registered public accounting firm to audit the accounts of the company and its subsidiaries for the fiscal year that began on July 1, 2021. Deloitte & Touche LLP has served as our independent auditor since 1968. Deloitte & Touche LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

Stockholder Approval Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the meeting of stockholders is required to ratify Deloitte & Touche LLP’s appointment as the company’s independent auditors for fiscal year 2022. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2022.

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Proposal 4 Stockholder Proposal Regarding Workforce Engagement in Governance

ADP has been notified that NorthStar Asset Management, Inc. Funded Pension Plan, PO Box 301840, Boston Massachusetts 02130, the beneficial owner of 675 shares of ADP common stock, intends to present the following proposal for consideration at the 2021 Annual Meeting:

Proposal on Workforce Engagement in Governance

WHEREAS: In 2019, the Business Roundtable, an association of chief executive officers of America’s leading companies, issued a new Statement on the Purpose of a Corporation which emphasized “a fundamental commitment to all of our stakeholders” including employees. Our company’s CEO signed this statement;

Coupled with a worldwide increased interest in environmental and social considerations, this new focus on “stakeholder capitalism” can be understood to imply that a company’s fiduciaries must address or reflect the interests of all stakeholders;

However, observers have struggled to find evidence that signatories have used the Statement to revise corporate policies or actions. In 2020, a JUST Capital/Harris Poll survey of Americans found that “72% believe companies have a positive impact on shareholders, while only 47% believe companies have a positive impact on the financial well-being of workers”;

In 2018, the Accountable Capitalism Act was introduced into the U.S. Congress to combat “America’s fundamental economic problems” such as companies’ failure to reinvest proceeds in their operations, including employees. The Act would require that “boards … include substantial employee participation … ensur[ing] that no fewer than 40% of [a board’s] directors are selected by the corporation’s employees”;

Furthermore, the World Economic Forum has stated that “[i]ssues that were previously considered secondary for CEOs and boards – matters once handled by companies’ stakeholder-relations, philanthropy, and information-technology departments – have become important determinants of firms’ capacity to create and sustain economic value … The talent and motivation of a firm’s workforce, an innovative corporate culture, individual know-how, and data all are becoming increasingly important sources of value”;

Proponents believe that our company can advance long-term value creation through a board that includes non-management employee involvement in company governance.

RESOLVED: Shareholders of Automatic Data Processing, Inc. urge the Board of Directors to prepare a report to shareholders describing any benefits to the company related to increased employee participation in company governance.

SUPPORTING STATEMENT: The report should be prepared within one year, at reasonable cost and excluding proprietary and privileged information. The Board is encouraged to assess:

1.	Potential benefits and efficiencies associated with board membership of non-management employees;
2.	Comparison of pros and cons of board participation against other options for employee participation in governance such as the roles of employee councils, joint labor-management committees, or labor unions;
3.	Procedures through which non-management employees could gain nomination to the board, such as allocation of board slots, special nomination processes, and/or changes to corporate articles of incorporation or bylaws that might help accomplish such changes;
4.	Any legal, technical, practical, or organizational impediments to non-management employees gaining board seats.

For purposes of this proposal, the term “non-management employees” should be understood to be employees that are neither management nor company executives.

87	|	Automatic Data Processing, Inc. – Proxy Statement

Proposal 4

ADP’s Statement in Opposition to Proposal 4

Our board of directors has carefully considered this proposal and concluded that its adoption is unnecessary and not in the best interest of our stockholders or our employees.

Our board of directors’ strong commitment to valuing, growing and engaging our organization is expressed through a focus on nurturing a respectful, rewarding, diverse, equitable and inclusive work environment at ADP that enables the company and its employees to thrive. In this regard, we have already assessed and determined the importance of employee input into corporate governance and provided our employees with multiple opportunities to do so. Therefore, our board of directors believes that the steps outlined in this proposal are redundant to our existing efforts and are not the best way to fulfill its ongoing commitment to ADP’s employees. In addition, the focus of the proposal is on employee participation in corporate governance, in particular at the board level, and, in that respect, is similar to a proposal submitted by the same stockholder proponent last year. That proposal was considered at our 2020 Annual Meeting and received only 6.8% of the votes cast.

Our long-term value creation and business success is closely linked to our commitment to creating an environment in which our employees thrive. We value our employees’ input into our practices, including with respect to corporate governance, and provide numerous avenues through which their voices may be heard. We believe our approach to be an effective way for employee participation in our governance.

At ADP, we never forget that success is driven by an organization’s most valuable asset: our people. This is vital in building a company where our 56,000 employees, each of who we consider to be an ADP “associate,” feel valued, welcome, and can achieve their full potential.

In line with this philosophy, our associates have numerous ways to be heard and exert influence outside of board representation. For example, our business resource groups (“BRGs”) are voluntary groups of associates that help shape our culture and support key business initiatives. They are instrumental in driving engagement and belonging among associates. BRGs also help foster a strong community and advance our business objectives.

We also encourage strong associate engagement through one of our talent activation solutions. ADP associates leverage StandOut® through weekly “check-ins.” The “check-ins” provide insight into how team leaders are engaging with their teams, as well as how associates are engaging with each other. ADP also conducts an annual culture survey, myVoice, which provides another opportunity for our associates to share their opinions on important topics, including ethics, social responsibility, innovation and leadership. Several business units also utilize an ideation platform called The Voice, where we invite our associates to submit ideas to help drive improvement enterprise wide. All ideas are reviewed and associates whose ideas are implemented are recognized through public announcement in their respective business units, functions and/or work locations. In addition, our CEO and senior leaders regularly host company-wide Town Halls to provide business updates and answer questions posed by associates. Our robust HR business partner structure operates as another channel of communication for associates.

Through our Code of Business Conduct and Ethics, we promote a culture in which associates are encouraged to raise their concerns to management, without the fear of retaliation. ADP associates have access to a number of channels in order to report ethics concerns or to ask questions, including our Ethics Helpline that is available via telephone, a secure website, sending an email to the Ethics Helpline mailbox or sending a letter by regular mail. The web and telephone channels of the ADP Ethics Helpline are operated by a third-party provider, with 24/7/365 functionality, international toll-free dial-in numbers and the capability to report in most languages spoken where ADP has direct operations through its subsidiaries. All reported ethics concerns are investigated by a dedicated team, including our Associate Relations organization that is tasked with investigating both ethics concerns and broader HR concerns raised by our associates. There is an open line of communication between ADP and its board of directors on these matters. At every meeting of our audit committee of the

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Proposal 4

board of directors, our chief administrative officer (who oversees legal and compliance matters) provides a legal, regulatory and ethics update of such matters. In addition to these regularly-scheduled updates, there is a direct and open line of communication with the audit committee as necessary.

Likewise, we link this focus on human capital and creating a culture of inclusion with our executive compensation program. Our strategic objectives described on page 51 of our CD&A, include quantifiable goals on improving the percentage of female executives and diverse minority executives.

ADP thoughtfully and earnestly digests the information, observations and views communicated through all these channels, including feedback about culture, diversity, business practices, and compliance, and regularly provides responses and updates on issues that our associates raise. In turn, our board of directors and the various committees of the board engage with the company across a broad range of these topics.

There are multiple means for any stockholder to recommend a prospective director candidate, including a company employee, for the board’s consideration. A report assessing the benefits of employees participating in corporate governance is unnecessary as we have already implemented methods for such participation.

We describe how to do this under “Stockholder Proposals” on pages 90 through 91 of this proxy statement. Our nominating/corporate governance committee will consider and evaluate nominees proposed by stockholders in the same manner as a nominee recommended by another board member, management, search firm, or any other source. Giving non-management employees a dedicated position on the board, a different process for board representation, or a different set of qualifications would undercut the role of the nominating/corporate governance committee and the board in one of the most important and strategic elements of corporate governance.

ADP has a history of strong corporate governance and we are committed to sound corporate governance practices that foster strong, independent leadership in our boardroom, while balancing various skill sets. The board, in reliance on the recommendations of our independent nominating/corporate governance committee, already assesses the various benefits, efficiencies and pros and cons of our nomination process, so adding another report that includes such an assessment is not needed.

Other than our CEO, all of our directors are independent. This stockholder proposal suggests we should add additional directors employed by ADP, which would effectively decrease the number of directors who qualify as independent of ADP and potentially undermine a cornerstone of our governance philosophy.

Our board draws its strength and effectiveness from the broad perspective built into our nomination process as set forth on pages 18 through 19. In addition, as described in our detailed director skillset on pages 8 through 9, an effective board of directors consists of individuals with a diverse and complementary blend of experiences, skills, and perspectives, as well as a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make. We also consider a range of types of diversity, including race, gender, ethnicity, age, culture and geography.

As noted above, the board already discloses its approach with respect to board composition, director succession planning, and the director nomination process on pages 17 through 19 of this proxy statement. Therefore, an additional report as suggested by the proponent would be unnecessary and an added expense for the company.

For all these reasons, the Board believes this proposal will not enhance shareholder value, and is not necessary nor in the best interest of our stockholders and other stakeholders, including our associates. We therefore recommend that you vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THE PROPOSAL FROM NORTHSTAR ASSET MANAGEMENT, INC. FUNDED PENSION PLAN

89	|	Automatic Data Processing, Inc. – Proxy Statement

Stockholder Proposals

If a stockholder intends to submit any proposal for inclusion in the company’s proxy statement for the company’s 2022 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act, the proposal must be received by the corporate secretary of the company no later than May 26, 2022.

To be eligible to submit such a proposal for inclusion in the company’s proxy materials for an annual meeting, the proposal must meet the requirements of the rules of the SEC relating to stockholders’ proposals, including Rule 14a-8, which sets forth certain threshold and holding requirements, the permissible number and length of proposals, and other matters, including the circumstances in which the company is permitted to exclude proposals.

Advance Notice

Separate from the requirements of Rule 14a-8, relating to the inclusion of a stockholder proposal in the company’s proxy statement, the company’s amended and restated by-laws require advance notice for a stockholder to bring nominations of directors (other than a proxy access nomination, which is described below) or any other business to be considered at any annual meeting of stockholders. Specifically, our amended and restated by-laws require that stockholders wishing to nominate candidates for election as directors or propose any other business to be considered at our 2022 Annual Meeting of Stockholders must notify the company of their intent in a written notice delivered to the company in care of the company’s corporate secretary at our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2021 Annual Meeting of Stockholders, or November 10, 2022.

As a result, in order for the notice given by a stockholder to comply with our amended and restated by-laws, it must be received no earlier than July 13, 2022, and no later than August 12, 2022, unless the date of our 2022 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after the first anniversary of the 2021 Annual Meeting of Stockholders. In that case, our amended and restated by-laws provide that we must receive the notice no earlier than the 120th day prior to the date of the 2022 Annual Meeting of Stockholders and no later than the 90th day prior to the date of the 2022 Annual Meeting of Stockholders or the tenth day following the day on which we first make a public announcement of the date of the 2022 Annual Meeting of Stockholders, whichever is later.

Proxy Access

Our by-laws have proxy access provisions that permit a stockholder, or a group of up to twenty stockholders that owns 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such stockholder or group may nominate up to the greater of two individuals or 20% of our board of directors, provided that the stockholder or group and the nominee(s) satisfy the requirements specified in our by-laws. In order to be properly brought before the 2022 Annual Meeting of Stockholders, a stockholder’s notice of nomination of one or more director candidates pursuant to the proxy access provisions of our amended and restated by-laws must be received by no earlier than April 26, 2022 and no later than May 26, 2022 (i.e., no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the date our definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders), unless the date of our 2022 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after the first anniversary of the 2021 Annual Meeting of Stockholders. In that case, our amended and restated by-laws provide that we must receive the notice no earlier than the 180th day prior to the date of the 2022 Annual Meeting of Stockholders and no later than the 90th day prior to the date of the 2022 Annual Meeting of Stockholders or the tenth day following the day on which we first make a public announcement of the date of the 2022 Annual Meeting of Stockholders, whichever is later.

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Stockholder Proposals

Stockholder’s Notice

To be in proper form, a stockholder’s notice must also include the specified information described in our amended and restated by-laws. You may contact our corporate secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to advance notice or proxy access.

If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in our amended and restated by-laws, the company may disregard such nomination or proposal.

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Electronic Delivery of Future Stockholder Communications

If you receive this proxy statement and our annual report on Form 10-K for the fiscal year ended June 30, 2021 by mail, we strongly encourage you to elect to view future proxy statements and annual reports over the Internet and save the company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also view these documents by visiting the “Investors” section of our website at www.adp.com, or choose electronic access by following the instructions that you will receive in connection with next year’s annual meeting of stockholders. Stockholders who choose electronic access this year will receive a communication next year containing the Internet address to use to access the proxy statement and annual report on Form 10-K. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

For the Board of Directors

Dorothy Wisniowski
Secretary

September 23, 2021
Roseland, New Jersey

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Appendix A

Reconciliation of GAAP and Non-GAAP Information

Refer to the table below for a reconciliation from net earnings to adjusted EBIT for fiscal years 2021 and 2020. Our adjusted EBIT measure excludes the impact of taxes, certain interest expense and interest income, gains/losses on sale of assets, transformation initiatives, excess capacity severance charges, and legal settlements. We include the interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy as we believe these amounts to be fundamental to the underlying operations of our business model. The adjustments in the table below represent the interest income and interest expense that is not related to our client funds extended investment strategy and are labeled as “All other interest expense” and “All other interest income.” In addition to the table below, our Annual Cash Bonus Plan Results (as reflected on page 41 of our CD&A) exclude the impact of foreign currency fluctuations in excess of the fluctuations assumed in the target.

	Twelve Months Ended June 30,
(amounts in millions USD)	2021	2020
Net earnings	$2,598.5	$2,466.5
Adjustments:
Provision for income taxes	762.7	716.1
All other interest expense	57.3	59.2
All other interest income	(6.5)	(20.5)
Gain on sale of assets	—	(0.2)
Transformation initiatives(a)	—	77.4
Excess capacity severance charges(b)	2.9	25.4
Legal settlements(c)	(30.7)	25.0
Adjusted EBIT	$3,384.2	$3,348.9

Refer to the table below for a reconciliation from net earnings to adjusted net earnings (income) for fiscal years 2021, 2020 and 2019. Our adjusted net earnings (income) measure excludes pre-tax and tax impacts of gains/losses on sale of assets, transformation initiatives, excess capacity severance charges, legal settlements, and the Tax Cuts and Jobs Act. In addition to the table below, our PSU Program Results (as reflected on page 41 of our CD&A) exclude the impacts of foreign currency fluctuations in excess of the fluctuations assumed in the target and an asset write down of a business unit-specific associate productivity software tool.

	Twelve Months Ended June 30,
(amounts in millions USD)	2021	2020	2019
Net earnings	$2,598.5	$2,466.5	$2,292.8
Adjustments:
Gain on sale of assets	—	(0.2)	(15.7)
Provision for income taxes on gain on sale of assets(d)	—	0.1	3.9
Transformation initiatives(a)	—	77.4	138.3
Income tax benefit for transformation initiatives(d)	—	(19.2)	(34.5)
Excess capacity severance charges(b)	2.9	25.4	—
Income tax benefit for excess capacity severance charges(d)	(0.5)	(6.3)	—
Legal settlements(c)	(30.7)	25.0	—
Income tax provision/(benefit) for legal settlements(d)	7.5	(6.2)	—
Tax Cuts and Jobs Act	—	—	(0.5)
Adjusted net earnings (income)	$2,577.7	$2,562.5	$2,384.3

A-1	|	Automatic Data Processing, Inc. – Proxy Statement

Reconciliation of GAAP and Non-GAAP Information

(a)	In fiscal year 2021, transformation initiatives include impairment charges as a result of recognizing certain owned facilities at fair value given intent to sell and accordingly classified as held for sale and lease asset impairment charges, offset by gain on sale of assets and net reversals of charges related to other transformation initiatives, including severance. Unlike other severance charges which are not included as an adjustment to get to adjusted results, these specific charges relate to actions taken as part of our broad-based, company-wide transformation initiative.

(b)	Represents net severance cost related to excess capacity. Unlike certain other severance charges in prior periods that are not included as an adjustment to get to adjusted results, these specific charges relate to actions that are part of our broad-based, company-wide initiatives to address excess capacity across our business and functions, including charges in fiscal year 2020 due to the COVID-19 pandemic.

(c)	Represents legal settlements including an insurance recovery in fiscal year 2021.

(d)	The tax provision/(benefit) was calculated based on the marginal tax rate in effect for the year ended June 30, 2021. For prior periods, the tax provision/(benefit) was calculated based on the annualized marginal tax rate in effect during the quarter of adjustment.

We believe that the exclusion of the identified items helps us reflect the fundamentals of our underlying business model and analyze results against our expectations and against prior period, and to plan for future periods by focusing on our underlying operations. We believe that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by management and improves their ability to understand and assess our operating performance. The nature of these exclusions is for specific items that are not fundamental to our underlying business operations. Since these adjusted financial measures and other non-GAAP metrics are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation from, as a substitute for, or superior to their corresponding U.S. GAAP measures, and they may not be comparable to similarly titled measures at other companies.

Automatic Data Processing, Inc. – Proxy Statement	|	A-2

AUTOMATIC DATA PROCESSING, INC.
1 ADP BOULEVARD
ROSELAND, NJ 07068

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ADP2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D59662-P60903	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AUTOMATIC DATA PROCESSING, INC.

The Board of Directors recommends a vote FOR the following nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Peter Bisson	☐	☐	☐

	1b.	Richard T. Clark	☐	☐	☐

	1c.	Linnie M. Haynesworth	☐	☐	☐

	1d.	John P. Jones	☐	☐	☐

	1e.	Francine S. Katsoudas	☐	☐	☐

	1f.	Nazzic S. Keene	☐	☐	☐

	1g.	Thomas J. Lynch	☐	☐	☐

	1h.	Scott F. Powers	☐	☐	☐

	1i.	William J. Ready	☐	☐	☐

	1j.	Carlos A. Rodriguez	☐	☐	☐

	1k.	Sandra S. Wijnberg	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Advisory Vote on Executive Compensation.	☐	☐	☐

3.	Ratification of the Appointment of Auditors.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal:

4.	Stockholder proposal, if properly presented at the meeting, to prepare a Report on Workforce Engagement in Governance.	☐	☐	☐

NOTE: Proxies, when properly executed, will be voted as directed, or if no direction is given, will be voted as the Board of Directors recommends. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

September 23, 2021

Dear Stockholder:

You are cordially invited to join us at the 2021 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year’s meeting will be held on Wednesday, November 10, 2021, starting at 10:00 a.m. at www.virtualshareholdermeeting.com/ADP2021. I hope you will be able to participate. At the meeting, we will (i) elect directors, (ii) hold an advisory vote on executive compensation, (iii) vote on the ratification of the appointment of auditors and (iv) vote on a stockholder proposal.

It is important that these shares be voted, whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, these shares will be voted in accordance with the recommendation of the Company's directors.

To participate in the virtual meeting, you will need the 16-digit control number that is printed in the blue box on your Notice of Internet Availability of Proxy Materials or in the box marked by the arrow on your proxy card (if you received a printed copy of the proxy materials). If the shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting. We recommend that you log in 15 minutes before the start of the 2021 Annual Meeting to ensure sufficient time to complete the check-in procedures.

As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders.

Sincerely,

Carlos A. Rodriguez President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document containing Notice of 2021 Annual Meeting of Stockholders, Proxy Statement and
Annual Report on Form 10-K is available at www.proxyvote.com.

D59663-P60903

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in proposal (1), FOR the advisory vote on executive compensation in proposal (2), FOR the ratification of the appointment of auditors in proposal (3), and AGAINST the proposal to prepare a report on workforce engagement in governance in proposal (4).

The undersigned hereby appoints John P. Jones and Carlos A. Rodriguez, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2021 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held on Wednesday, November 10, 2021 at 10:00 a.m., at www.virtualshareholdermeeting.com/ADP2021, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present. If shares of Automatic Data Processing, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Automatic Data Processing, Inc. Common Stock in the undersigned's name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth above. Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.

Continued and to be signed on reverse side